Filed Pursuant to Rule 424(b)(3)
File No. 333-201839

New Laser Corporation
(to be renamed Monster Beverage Corporation)

        On August 14, 2014, Monster Beverage Corporation ("Old Monster") entered into definitive agreements providing for a long-term strategic relationship in the global energy drink category with The Coca-Cola Company ("TCCC"). Under the agreements, Old Monster agreed to engage in a holding company reorganization in which a newly formed company, presently named New Laser Corporation but to be renamed "Monster Beverage Corporation" ("New Monster"), would become Old Monster's parent company. In the transaction, Old Monster common shares, par value $0.005 per share, will be converted on a 1:1 basis into New Monster common shares, par value $0.005 per share, the New Monster directors and officers will be the same as the Old Monster directors and officers and New Monster's governance documents will be the same as those of Old Monster. Accordingly, New Monster will be the same as Old Monster, except that, as part of the reorganization:

  •
  Old Monster will transfer its non-energy drink business to TCCC, and TCCC will transfer its worldwide energy drink business to New Monster;

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  Old Monster and TCCC will amend their current distribution coordination agreements;

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  TCCC will acquire newly issued New Monster common shares representing approximately 16.7% of the total number of outstanding New Monster common shares (giving effect to such issuance);

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  TCCC and/or one or more of its subsidiaries will make an aggregate net cash payment to New Monster and/or Old Monster of $2.15 billion; and

  •
  New Monster will expand its board of directors to include two designees of TCCC.

        New Monster is sending this document to all Old Monster shareholders in connection with the holding company reorganization. No shareholder action is required. New Monster common shares will be listed on The Nasdaq Global Select Market and trade under the symbol "MNST," the same trading symbol as Old Monster common shares. At April 8, 2015, there were 170,162,454 Old Monster common shares outstanding. If the transactions are completed, certificates representing Old Monster common shares will, without any action by shareholders, represent New Monster common shares.

        The completion of the transactions is subject to the satisfaction of various conditions, which are described under "Terms of the Transactions—Terms of the Transaction Agreement—Conditions to Consummation of the Transaction Agreement" and "Terms of the Transactions—Terms of the Asset Transfer Agreement—Conditions to Consummation of the Asset Transfer Agreement" on pages 25 and 30, respectively, of this document. Subject to the satisfaction or, if applicable, waiver of the conditions, New Monster expects the transactions to be completed in the second quarter of 2015.

        Please see "Risk Factors" beginning on page 9 of this document and in the reports incorporated herein by reference for a discussion of certain factors you should consider in connection with your investment in New Monster common shares.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this document is May 11, 2015.

        Until August 9, 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        This prospectus incorporates by reference important business and financial information about New Monster that is not included in or delivered with this prospectus. You may obtain documents incorporated by reference into this prospectus at no cost by writing or telephoning us at the following address:

New Laser Corporation
1 Monster Way
Corona, California 92879
Attention: Senior Vice President & Senior Legal Counsel
Telephone: (951) 739-6200

        To obtain timely delivery, you must request information no later than June 2, 2015. For a more detailed discussion about the information about us that is incorporated by reference into this prospectus, see "Where You Can Find More Information" and "Incorporation by Reference."

 SUMMARY

        This summary highlights selected information contained elsewhere in or incorporated by reference into this document and does not contain all of the information that may be important to you. You should carefully read the entire document, including the "Risk Factors" section and the financial statements, in each case, included or incorporated by reference herein.

        The term "New Monster" refers solely to New Laser Corporation, the registrant and the issuer of the shares to which this document relates. New Laser Corporation will be renamed "Monster Beverage Corporation" in connection with the Transactions (defined below).

        The term "Old Monster" refers to our current public company parent, Monster Beverage Corporation, individually or collectively with its subsidiaries, as the context may require. Old Monster will be renamed in connection with the Transactions.

        When we use the terms "the Company," "Monster," "we," "us" and "our," we are referring to New Monster, together with Old Monster. If we use the terms "we," "us" or "our" with respect to KO Energy (as defined below), or express "beliefs" with respect thereto, we have based those statements or beliefs on our general knowledge of the industry involved, the results of our due diligence investigation of KO Energy and other information provided to us by TCCC.

        The term "TCCC" refers to The Coca-Cola Company and/or its subsidiaries.

The Companies

Old Monster

        For the year ended December 31, 2013, Old Monster had net sales of $2.2 billion and net income of $338.7 million. For the year ended December 31, 2014, Old Monster had net sales of $2.5 billion and net income of $483.2 million.

        Old Monster's principal offices are located at 1 Monster Way, Corona, California 92879, and its telephone number is (951) 739-6200.

New Monster

        New Monster, a Delaware corporation, is a direct, wholly owned subsidiary of Old Monster formed solely to effect the Transactions and has not conducted any business. Pursuant to the Transaction Agreement and the Holding Company Reorganization (each as defined below), New Monster will become the parent company of Old Monster, and New Monster will be renamed "Monster Beverage Corporation."

        New Monster's principal offices are located at 1 Monster Way, Corona, California 92879, and its telephone number is (951) 739-6200.

Merger Sub

        New Laser Merger Corporation, a Delaware corporation ("Merger Sub"), is a wholly owned subsidiary of New Monster formed solely to effect the Transactions and has not conducted and will not conduct any business during any period of its existence, other than for purposes of effecting the Transactions. Pursuant to the Transaction Agreement, Merger Sub will merge into Old Monster, with Old Monster continuing as the surviving corporation and a wholly owned subsidiary of New Monster (the "Holding Company Reorganization").

        Merger Sub's principal offices are located at 1 Monster Way, Corona, California 92879, and its telephone number is (951) 739-6200.

KO Energy

        For the year ended December 31, 2013, TCCC's worldwide energy drink business ("KO Energy") had net revenues of $330.1 million and net revenues in excess of direct operating expenses of $183.8 million. For the year ended December 31, 2014, KO Energy had net revenues of $342.4 million and net revenues in excess of direct operating expenses of $218.5 million.

The Transactions

        On August 14, 2014, Old Monster announced that it had entered into definitive agreements providing for a long-term strategic relationship in the global energy drink category with TCCC.

        In connection with the transactions contemplated thereby (collectively, the "Transactions"), Old Monster, New Monster, Merger Sub, TCCC and European Refreshments, a TCCC subsidiary ("European Refreshments"), entered into a Transaction Agreement (the "Transaction Agreement"), and Old Monster, New Monster and TCCC entered into an Asset Transfer Agreement (the "Asset Transfer Agreement"). Pursuant to these agreements, Old Monster will effect the Holding Company Reorganization by merging Merger Sub into Old Monster, with Old Monster surviving as a wholly owned subsidiary of New Monster.

        In the merger, each outstanding Old Monster common share will be converted into one New Monster common share, par value $0.005 per share.

        In addition, immediately after the effective time of the merger:

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  New Monster will issue to TCCC newly issued New Monster common shares representing approximately 16.7% of the total number of outstanding New Monster common shares (giving effect to such issuance) (the "New Monster Issuance");

  •
  TCCC will transfer all of its rights in and to KO Energy to New Monster;

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  Old Monster will transfer all of its rights in and to its non-energy drink business ("Monster Non-Energy") to TCCC (such transfer, together with the transfer of KO Energy, the "Asset Transfers");

  •
  Old Monster and TCCC will amend the distribution coordination agreements currently existing between them to govern the transition of third parties' rights to distribute the Company's energy products in most territories in the U.S. to members of TCCC's distribution network, which consists of owned or controlled bottlers/distributors and independent bottling/distribution partners; and

  •
  TCCC and/or one or more of its subsidiaries will make an aggregate net cash payment to New Monster and/or Old Monster of $2.15 billion.

        Following consummation of the Transactions, TCCC will have various rights and be subject to various obligations with respect to its equity ownership in New Monster, including:

  •
  the right to increase its ownership to up to 25% of New Monster's outstanding common shares in open market or privately negotiated transactions with holders of outstanding shares, with restrictions on new purchases above 25% for a four-year period (subject to earlier termination in certain circumstances);

  •
  the obligation to hold the New Monster common shares it purchases from New Monster for four years (subject to earlier termination in certain circumstances), with certain continuing limitations on transfers thereafter;

  •
  the right to appoint two (reduced to one upon the earlier of (1) 36 months after the closing of the Transactions and (2) TCCC's equity interest in New Monster exceeding 20% of the outstanding New Monster common shares) individuals to the New Monster board of directors, one of whom will be an executive officer of TCCC; and

  •
  the obligation for a period of time to (1) vote in favor of all director nominees recommended by the New Monster board of directors or, if requested by New Monster, in the same proportion as all New Monster common shares not beneficially owned by TCCC, other than with respect to the nominees designated by TCCC in accordance with the Transaction Agreement and (2) vote all of its New Monster common shares in excess of 20% of the outstanding New Monster common shares in the same proportion as all New Monster common shares not owned by TCCC with respect to a proposal for a New Monster change of control.

Based on the number of Old Monster common shares outstanding as of April 8, 2015, 34,030,856 New Monster common shares are expected to be issued to TCCC upon consummation of the Transactions and, as a result, a total of 204,193,310 New Monster common shares would be outstanding immediately after consummation of the Transactions.

Shareholder Approval Not Required

        The Transactions do not require the approval of Old Monster shareholders.

Conditions to Completion of the Transactions

        The completion of the Transactions depends upon the satisfaction or waiver of a number of conditions which are described in more detail later in this document, including, among other things:

  •
  the receipt of any applicable approvals under the antitrust laws of certain applicable non-U.S. jurisdictions (the waiting period under the relevant U.S. antitrust law expired on October 15, 2014, and all necessary approvals or consents from foreign antitrust authorities have been obtained);

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  the absence of any legal prohibition on completion of the Transactions;

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  the effectiveness of the registration statement of which this document is a part;

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  the material accuracy, as of the closing, of the representations and warranties made by the parties in the Transaction Agreement and Asset Transfer Agreement and the material compliance by the parties with their respective obligations under the Transaction Agreement and Asset Transfer Agreement;

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  the execution and effectiveness of certain commercial agreements specified in the Transaction Agreement relating to supply, manufacturing and distribution arrangements;

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  the absence of any change since the date of the applicable agreement that would reasonably be expected to have a material adverse effect (as defined in the applicable agreement), subject to certain exceptions, with respect to either KO Energy or Old Monster, as applicable;

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  the approval by The Nasdaq Global Select Market of the listing of the New Monster common shares to be issued in the New Monster Issuance; and

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  the receipt of opinions of counsel for each of Monster and TCCC regarding certain tax matters.

Appraisal Rights

        Under Delaware law, the Old Monster shareholders do not have appraisal rights in connection with the Transactions.

Material U.S. Federal Income Tax Consequences

        Subject to the limitations and qualifications described in "Material U.S. Federal Income Tax Consequences" below, the exchange by U.S. holders of Old Monster common shares for New Monster common shares pursuant to the Holding Company Reorganization will constitute an exchange to which Section 351 the Internal Revenue Code of 1986 (the "Code") applies, or a reorganization within the meaning of Section 368(a) of the Code, or both. As a result, no gain or loss will be recognized by Old Monster shareholders as a result of such exchange. In addition, no gain or loss will be recognized by Old Monster or New Monster as a result of the issuance of New Monster common shares in connection with transfer of KO Energy or as a result of the Holding Company Reorganization. Old Monster's transfer of Monster Non-Energy to TCCC will generally be a taxable transfer. In addition, the amendment of the distribution coordination agreements between Old Monster and TCCC will likely constitute a taxable transaction to Old Monster. You should consult your tax advisor to fully understand the tax consequences of the Transactions to you.

 SELECTED HISTORICAL FINANCIAL DATA OF OLD MONSTER

        Set forth below is the selected historical consolidated financial and other operating data of Old Monster. Old Monster's selected historical consolidated financial data and other data set forth below have been derived from its audited consolidated financial statements for each year in the five-year period ended December 31, 2014 and the unaudited financial statements for the nine-month periods ended September 30, 2013 and 2014 and should be read in conjunction with Old Monster's Management's Discussion and Analysis of Financial Condition and Results of Operations and Old Monster's consolidated financial statements and notes thereto set forth in the reports incorporated by reference herein.

	Year Ended December 31,
	2010	2011	2012	2013	2014
	(in thousands except per share information)
Net sales(1)	$1,303,942	$1,703,230	$2,060,702	$2,246,428	$2,464,867
Gross profit(1)	$680,240	$894,309	$1,065,656	$1,172,931	$1,339,810
Gross profit as a percentage to net sales	52.2%	52.5%	51.7%	52.2%	54.4%
Operating income(2)	$347,814	$456,423	$550,623	$572,916	$747,505
Net income	$212,029	$286,219	$340,020	$338,661	$483,185
Net income per common share:
Basic	$1.20	$1.62	$1.96	$2.03	$2.89
Diluted	$1.14	$1.53	$1.86	$1.95	$2.77
Cash, cash equivalents and investments	$643,680	$793,807	$340,949	$623,388	$1,194,397
Total assets	$1,146,950	$1,362,399	$1,043,325	$1,420,509	$1,938,875
Shareholders' equity	$828,398	$979,158	$644,397	$992,279	$1,515,150

(1)
Includes $15.0 million, $14.8 million, $13.2 million, $13.0 million and $10.0 million for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively, related to the recognition of deferred revenue.

(2)
Includes $(0.2) million, $10.8 million, $1.5 million, $1.1 million and $0.3 million for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively, related to expenditures attributable to the costs associated with terminating existing distributors.

 SELECTED HISTORICAL FINANCIAL DATA OF KO ENERGY

        Set forth below is selected historical combined abbreviated financial and other operating data for KO Energy, which have been derived from the audited combined statements of assets acquired and liabilities assumed with respect to KO Energy for the years ended December 31, 2014, 2013 and 2012 and the audited combined statements of net revenues and direct operating expenses for the years ended December 31, 2014, 2013, 2012 and 2011. Such data should be read in conjunction with KO Energy's Management's Discussion and Analysis of Financial Condition and Results of Operations and KO Energy's historical combined abbreviated financial statements and notes thereto, each of which are set forth elsewhere in this document.

        The historical combined abbreviated financial statements of KO Energy, included elsewhere in this document, present only statements of assets acquired and liabilities assumed, and combined statements of net revenues and direct operating expenses, rather than full "carve-out" financial statements. The selected historical combined abbreviated financial and other operating data presented below is derived from such financial statements and is similarly limited in presentation and as to the periods presented because the presentation of more complete "carve-out" financial information and for earlier periods would have required unreasonable effort and expense. We believe that the presentation of selected historical combined abbreviated financial and other operating data reflecting such omissions does not have a material impact on an investor's ability to understand the KO Energy financial results and related trends. For further discussion, see Monster Beverage Corporation and Subsidiaries Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

	Year Ended December 31,
	2011	2012	2013	2014
	(Dollars in thousands)
Statement of Operations Data:
Net revenues	$320,378	$359,096	$330,076	$342,432
Net revenues in excess of direct operating expenses	$142,587	$190,927	$183,763	$218,456

	Year Ended December 31,
	2012	2013	2014
	(Dollars in thousands)
Balance sheet data (at period end):
Total assets acquired	$51,704	$49,431	$50,583
Total liabilities assumed	$1,740	$1,539	$3,052

 SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following selected unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Old Monster and the historical combined abbreviated financial statements of KO Energy after giving effect to the Transactions and applying the assumptions described under the caption "Monster Beverage Corporation and Subsidiaries Unaudited Pro Forma Condensed Combined Financial Information." The selected unaudited pro forma condensed combined balance sheet information is presented as if the Transactions had occurred on December 31, 2014, plus pro forma adjustments. The selected unaudited pro forma condensed combined statement of income information for the year ended December 31, 2014 is presented as if the Transactions had occurred on January 1, 2014.

        The audited historical combined abbreviated financial statements of KO Energy include only statements of assets acquired and liabilities assumed, and combined statements of net revenues and direct operating expenses, rather than audited full "carve-out" financial statements, as described elsewhere in this document.

        The selected unaudited pro forma condensed combined financial information is presented for information purposes only and is not intended to represent or be indicative of the combined results of operation or financial position that Old Monster would have reported had the Transactions been completed as of the date and for the periods presented, and should not be taken as representative of Old Monster's consolidated results of operations or financial condition following completion of the Transactions. In addition, the selected unaudited pro forma condensed combined financial information is not intended to project the future financial position or results of operation of the combined company. There were no material transactions between KO Energy and Old Monster during the periods presented that are required to be eliminated. The selected unaudited pro forma combined financial information does not reflect any cost savings, operational synergies or revenue enhancements that the combined company may achieve as a result of the Transactions or the costs to combine the operations or the costs necessary to achieve cost savings, operating synergies and revenue enhancements.

        The unaudited pro forma condensed combined financial statements from which the following selected unaudited pro forma condensed combined financial information is derived have been prepared in accordance with GAAP. The fair value allocation of the consideration given and received in connection with the Transactions will be determined in accordance with Financial Accounting Standards Board (the "FASB") Accounting Standards Codification ("ASC") 805 "Business Combinations." The fair value analysis has yet to progress to a stage where there is sufficient information for a definitive measurement of the Transactions' respective fair values which include, the fair value of Monster Non-Energy, KO Energy and the expanded U.S. distribution rights transferred to TCCC's distribution network, including the various related intangible assets. Accordingly, the Transactions' respective fair value allocation is preliminary and is based on valuations derived from estimated fair value assumptions used by management. Following the effective date of the Transactions, Old Monster expects to complete its fair value analysis at the level of detail necessary to finalize the underlying fair value allocations. Any differences between the Transactions' respective fair value allocations and the preliminary management estimates may differ materially and potentially have a material impact on the selected unaudited pro forma condensed combined financial information presented below and the combined company's future results of operations and financial position.

        The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, included elsewhere in this prospectus.

Year Ended December 31,
2014
(in thousands except per share information)
Net sales	$2,671,928
Gross profit	$1,625,481
Gross profit as a percentage to net sales	60.84%
Operating income	$947,356
Net income	$604,236
Net income per common share:
Basic	$3.00
Diluted	$2.90
Cash and cash equivalents	1,895,323
Total assets	5,868,838
Total stockholders' equity	4,709,622

RISK FACTORS

        You should carefully consider the following risks associated with an investment in New Monster, as well as the risks associated with the business of Old Monster that are included in the Old Monster Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this document. See "Where You Can Find More Information," on page 77 of this document.

Risks Relating to the Transactions

Following the Transactions, New Monster and TCCC will have extensive commercial arrangements and, as a result, New Monster's future performance is expected to substantially depend on the success of its relationship with TCCC.

        In connection with the Transactions, the amended distribution coordination agreements to be entered into with TCCC will govern the transition of third parties' rights to distribute the Company's products in most territories in the U.S. to members of TCCC's distribution network, which consists of owned or controlled bottlers/distributors and independent bottling/distribution partners. On February 9, 2015, in accordance with its existing agreements with the applicable third-party distributors, the Company sent notices of termination to certain affected third-party distributors in the U.S., including the majority of the Anheuser-Busch distributors in the U.S., providing for the termination of their respective distribution agreements, to be effective at various dates beginning in March 2015. As of April 6, 2015, the associated distribution rights in the U.S. representing approximately 84% of the territories, measured by case sales, have already been transitioned to TCCC's distribution network, and an additional 5% will be transitioned effective as of May 11, 2015. In addition, it is expected that TCCC will become our preferred distribution partner globally. As a result, we will be reducing our distributor diversification and will be substantially dependent on TCCC's international distribution platform.

        Also, in connection with the Transactions, TCCC will make a substantial equity investment in us and has agreed, subject to certain exceptions, not to compete in the energy drink category. While we believe that this will incentivize TCCC to take steps to assure that our products receive the appropriate attention in the TCCC distribution system, there can be no assurance of this as TCCC is a much larger company with many strategic priorities. In addition, TCCC does not control all members of its distribution system, many of which are independent companies that make their own business decisions that may not always align with TCCC's interests. Moreover, it is also possible that we may fail to recognize the expected benefits of the new distribution arrangements regardless of TCCC's priorities or the decisions of the members of TCCC's distribution system. In any such case, our operating results could suffer and the value of New Monster common shares could be adversely affected.

        Under the terms of the Transactions, New Monster has agreed, subject to certain exceptions, not to compete with TCCC in the non-energy drink category following the closing. As a result, New Monster's sole focus will be in the energy drink category and our business will become more vulnerable to adverse changes impacting the energy drink category and business, which could adversely impact our business and the trading price of the New Monster common shares.

The failure to transition the distribution of our products to TCCC's distribution network in a timely manner could reduce and/or delay the expected benefits of the Transactions.

        If the expected transition of the U.S. distribution rights to TCCC's distribution network described above is not completed in a full, timely and/or efficient manner, the expected benefits of the new distribution arrangements could be reduced and/or delayed. In this regard, approximately 65 independent distributors have challenged our right to terminate and/or the amount of compensation owed to them. We have filed separate arbitration demands against each of these parties seeking declarations of our rights, including our right to terminate the applicable distribution agreements in accordance with their terms. We believe the independent distributors' allegations are without merit, and we have also filed an action in the United States District Court, Central District of California, against these parties to enforce each of their respective obligations to arbitrate any disputes arising under such distribution agreements where the obligation to arbitrate may be at issue.

        We expect to incur costs associated with transition of distribution in an amount currently estimated to be $280.0 million. The final amount of those costs could be different and such differences could be material. In addition, under the terms of the Transaction Agreement, up to $625.0 million of the net $2.15 billion cash payment to be paid to us by TCCC will be held in escrow, subject to release upon achievement of milestones relating to the transition of distribution rights to TCCC's distribution network as described in the section entitled "Terms of the Transactions—Other Agreements—Escrow Agreement." A failure to meet those milestones would result in a decrease in, and/or delay of, the cash payment. Based on the milestones achieved to date, we expect that $125 million will be held in escrow at closing, with the remaining $500 million to be paid to us at the closing of the Transactions.

Following the Transactions, TCCC will be a significant shareholder of New Monster and may have interests that are different from our other shareholders.

        Immediately following the consummation of the Transactions, TCCC will own New Monster common shares representing approximately 16.7% of the total number of our outstanding common shares. TCCC will also have the right to nominate two directors to the New Monster board of directors, subject to reduction in certain circumstances.

        Following the completion of the Transactions, TCCC's ownership could also have an effect on our ability to engage in a change in control transaction. TCCC will be obligated for a period of time to vote all of its New Monster common shares in excess of 20% of the outstanding New Monster common shares in the same proportion as all New Monster common shares not owned by TCCC with respect to a proposal for a New Monster change of control, as described under the heading "Terms of the Transaction—Terms of the Transaction Agreement—Voting Agreement" in this document. However, if TCCC were to oppose such a change in control transaction, a bidder would be required to secure the support of holders of 62.5% of our common shares not owned by TCCC (assuming that TCCC increased its ownership from approximately 16.7% to 20% of our common shares) to achieve a vote of a majority of our outstanding shares for a change-in-control transaction. In addition, TCCC would have a bidding advantage if the New Monster board of directors were to seek to sell New Monster in the future because TCCC would not need to pay a control premium on the shares it owns at such time, including the shares it acquires in the Transactions. TCCC and New Monster would also be permitted to terminate TCCC's distribution coordination agreements with New Monster after a change in control of New Monster. In such event, TCCC would receive a termination fee if TCCC terminated the distribution coordination agreements following a change in control of New Monster involving certain TCCC competitors, or if New Monster terminated following a change in control of New Monster, involving any third party.

        The interests of TCCC may be different from or conflict with the interests of our other shareholders and, as a result, TCCC's influence may result in the delay or prevention of potential actions or transactions, including a potential change of management or control of New Monster, even if such action or transaction may be beneficial to our other shareholders. Moreover, TCCC's ownership of a significant amount of our outstanding common shares could result in downward pressure on the trading price of our common shares if TCCC were to sell a large portion of its shares or as a result of the perception that such a sale might occur.

Following the Holding Company Reorganization, the bylaws of New Monster will provide that, absent the consent of New Monster, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between New Monster and its stockholders, which could limit New Monster's stockholders' ability to obtain a favorable judicial forum for disputes with New Monster or its directors, officers or employees.

        Following the consummation of the Holding Company Reorganization, the bylaws of New Monster will provide that, unless New Monster consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of New Monster, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Monster to New Monster or New Monster's stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (4) any action asserting a claim governed by the internal affairs doctrine. New Monster's bylaws will also provide that any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of New Monster will be deemed to have notice of and consented to this exclusive forum provision. The exclusive forum provision may limit the ability of a stockholder of New Monster to bring a claim in a judicial forum that the stockholder finds favorable for disputes with New Monster or its directors, officers or other employees, which may discourage such lawsuits against New Monster and its directors, officers and other employees. Furthermore, if a court were to find the exclusive choice of forum provision that will be contained in New Monster's bylaws to be inapplicable or unenforceable in an action, New Monster may incur additional costs associated with resolving such action in other jurisdictions.

FORWARD LOOKING STATEMENTS

        Certain statements made in this document or incorporated by reference herein may constitute forward-looking statements regarding our expectations with respect to revenues and profitability, among other things. All statements relating to non-historical revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items, management's plans and objectives for future operations or future economic performance, including statements related to New Monster, its relationship with TCCC, KO Energy and statements encompassing general optimism about future operating results and non-historical information, are forward-looking statements within the meaning of the Securities Act. Without limiting the foregoing, the words "believes," "thinks," "anticipates," "plans," "expects," "estimates" and similar expressions are intended to identify forward-looking statements.

        Management cautions that all forward-looking statements are qualified by their terms and/or important factors, many of which are outside our control and involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made, including but not limited to the factors and other risks detailed from time to time in our reports filed with the SEC and in the section entitled "Risk Factors" in this document and the reports incorporated by reference herein. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, our actual results could be materially different from the results described or anticipated by our forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than anticipated. Given these uncertainties, you should not rely on forward-looking statements. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We expressly disclaim any duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this document, in order to reflect changes in circumstances or expectations or the occurrence of unanticipated events, except to the extent required by applicable securities laws. The foregoing cautionary statements apply to all of our forward-looking statements.

TERMS OF THE TRANSACTIONS

General

        The following summary describes the material provisions of the Transaction Agreement and the Asset Transfer Agreement and is qualified in its entirety by reference to the complete texts of each of the respective agreements, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. The provisions of the Transaction Agreement and the Asset Transfer Agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about the Transaction Agreement or the Asset Transfer Agreement that is important to you. We encourage you to read each of the agreements carefully in its entirety for a more complete understanding of the Transaction Agreement and the Asset Transfer Agreement.

        The Transaction Agreement and the Asset Transfer Agreement and this summary of their terms have been included with this document to provide you with information regarding the terms of such agreements and are not intended to modify or supplement any factual disclosures about Old Monster or New Monster in our public reports filed with the SEC. In particular, the Transaction Agreement and the Asset Transfer Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Old Monster, New Monster or KO Energy. The representations and warranties contained in the Transaction Agreement and the Asset Transfer Agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the Transactions if the representations and warranties of the other party prove to be untrue due to a change of circumstances or otherwise, and to allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to public disclosures.

        References to "Energy Assets" are to the assets of KO Energy to be transferred to New Monster pursuant to the Asset Transfer Agreement. References to "Non-Energy Assets" are to the assets of Monster Non-Energy to be transferred to TCCC pursuant to the Asset Transfer Agreement.

Terms of the Transaction Agreement

The Merger

        In connection with the Holding Company Reorganization and the other Transactions, Old Monster has formed New Monster, and New Monster has formed Merger Sub. Upon the satisfaction or waiver of the conditions to the Transactions specified in the Transaction Agreement and the Asset Transfer Agreement, at the effective time of the merger, Merger Sub will merge with and into Old Monster, with Old Monster as the surviving entity. As a result of the Holding Company Reorganization, Old Monster will, by operation of law, become a wholly owned subsidiary of New Monster. The merger will have the effects set forth in the Transaction Agreement and in the applicable provisions of Delaware law. At the effective time of the merger, all the assets and property, and the rights, privileges, immunities, powers, franchises and authority, of Merger Sub and Old Monster will vest in Old Monster, and all obligations and liabilities of Merger Sub and Old Monster will become the obligations and liabilities of Old Monster.

Closing and Effective Time of the Merger

        Unless Old Monster and European Refreshments mutually agree in writing on another time, the closing will take place as soon as practicable, but in any event not longer than three business days, following the date on which all of the conditions to closing have been satisfied or waived, other than those conditions that by their nature can only be satisfied at the closing (but subject to the satisfaction or waiver of such conditions).

        On the closing date, Old Monster and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law. The merger will become effective at the time specified in the certificate of merger.

Directors and Officers of New Monster

        The directors and officers of New Monster immediately after consummation of the Holding Company Reorganization will be the same as the directors and officers of Old Monster immediately prior to consummation of the Holding Company Reorganization. See the section entitled "—Board Representation Following the Closing" in this document for more information regarding TCCC's right to designate nominees for election to New Monster's board of directors in connection with the Transactions.

Directors and Officers of the Surviving Entity

        The directors and officers of Old Monster immediately after consummation of the Holding Company Reorganization are expected to be the same as the directors and officers of Merger Sub immediately prior to consummation of the Holding Company Reorganization.

Certificate of Incorporation and Bylaws of New Monster

        Upon consummation of the Holding Company Reorganization, the certificate of incorporation and bylaws of New Monster will be the same as the certificate of incorporation and bylaws of Old Monster immediately prior to consummation of the Holding Company Reorganization.

        Following the consummation of the Holding Company Reorganization, the bylaws of New Monster will provide that, unless New Monster consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of New Monster, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Monster to New Monster or New Monster's stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (4) any action asserting a claim governed by the internal affairs doctrine. This provision will further provide that any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of New Monster is deemed to have notice of and consented to the foregoing provision.

Certificate of Incorporation and Bylaws of the Surviving Entity

        Upon consummation of the Holding Company Reorganization, the certificate of incorporation and bylaws of Old Monster, the surviving entity of the merger, will be the same as the certificate of incorporation and bylaws of Old Monster immediately prior to consummation of the Holding Company Reorganization, except that Old Monster will be renamed, the aggregate number of authorized shares of stock will be reduced to 10,000 common shares and certain provisions will be added as required by Delaware law.

Merger Consideration

        At the effective time of the merger, each Old Monster common share outstanding immediately prior to consummation of the Holding Company Reorganization (other than any Old Monster common shares that are owned by Old Monster immediately prior to the effective time, which will be canceled) will be converted automatically into the right to receive one New Monster common share. New Monster common shares will be listed on The Nasdaq Global Select Market and will trade under Old Monster's current ticker symbol "MNST."

        Until surrendered for transfer or exchange in the ordinary course, each outstanding share certificate that, immediately prior to the effective time, evidenced Old Monster common shares will, from the effective time, be deemed and treated for all purposes to evidence the ownership of the same number of New Monster common shares. In addition, each outstanding book-entry share that, immediately prior the effective time, evidenced Old Monster common shares will, from and after the effective time, be deemed and treated for all purposes to evidence the ownership of the same number of New Monster common shares.

        The Transaction Agreement provides that, upon consummation of the Holding Company Reorganization:

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  each unexercised and unexpired stock option then outstanding under any equity compensation plan of Old Monster, whether or not then exercisable, will cease to represent a right to acquire Old Monster common shares and will be converted automatically into a right to acquire the same number of New Monster common shares, on the same terms and conditions as were applicable under such Old Monster stock option; and

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  each share of Old Monster restricted stock and each restricted stock unit of Old Monster granted under any equity compensation plan that is then outstanding will cease to represent or relate to an Old Monster common share and will be converted automatically to represent or relate to a New Monster common share, on the same terms and conditions as were applicable to such Old Monster restricted stock and restricted stock unit (including the vesting or other lapse restrictions (without acceleration thereof by virtue of the Merger and the transactions contemplated by the Merger Agreement and the Asset Transfer Agreement)).

        Promptly following the effective time of the merger, Old Monster will assign to New Monster all obligations of Old Monster under Old Monster's equity compensation plans and each stock option agreement, restricted stock award agreement, restricted stock unit award agreement and any similar agreement entered into pursuant to such equity compensation plans. In addition, all obligations of Old Monster under any employment agreements will be assigned to New Monster.

Asset Transfers and the New Monster Issuance

        Immediately after the effective time of the merger:

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  Old Monster, New Monster and TCCC and their respective subsidiaries will consummate the transactions contemplated by the Asset Transfer Agreement, as described below under "—Terms of the Asset Transfer Agreement;" and

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  New Monster will issue to TCCC or its subsidiaries a number of New Monster common shares representing one share less than approximately 16.7% of the total number of issued and outstanding New Monster common shares measured on a post-issuance basis.

Consideration for the Transactions

        At the closing, TCCC and/or one or more of its subsidiaries will make an aggregate net cash payment to New Monster and/or Old Monster of $2.15 billion in respect of:

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  TCCC's acquisition of the Non-Energy Assets pursuant to the Asset Transfer Agreement, the transition to TCCC's distribution network of certain distribution rights in the U.S. and the issuance of the New Monster common shares to TCCC as contemplated by the Transaction Agreement; and

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  Old Monster's acquisition of the Energy Assets pursuant to the Asset Transfer Agreement.

        Of the $2.15 billion net cash payment, up to $625.0 million will be held in escrow, subject to release upon achievement of milestones relating to the transition of distribution rights to TCCC's distribution network, as described below under the section entitled "—Other Agreements—Escrow Agreement." Based on the milestones achieved to date, we expect that $125 million will be held in escrow at closing, with the remaining $500 million to be paid to us at the closing of the Transactions.

Shareholder Approval Not Required

        The Transactions do not require the approval of Old Monster's shareholders.

Appraisal Rights

        Under applicable Delaware law, none of Old Monster's shareholders will have appraisal rights in connection with the Transactions.

Representations and Warranties

        The Transaction Agreement contains a number of representations and warranties made by Old Monster, New Monster and Merger Sub that are customary for transactions of this type and that are subject in some cases to exceptions and qualifications, including exceptions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below under the section entitled "—Definition of Material Adverse Effect"). The representations and warranties of Old Monster, New Monster and Merger Sub in the Transaction Agreement relate to, among other things:

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  organization, good standing and qualification to conduct their respective businesses;

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  due authorization and the enforceability of the Transaction Agreement;

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  absence of conflicts;

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  required filings and approvals;

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  issuances of shares and exemption from registration under the Securities Act;

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  capital structure and equity securities;

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  SEC reports;

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  disclosure controls and procedures and internal control over financial reporting;

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  compliance with the applicable rules of The Nasdaq Global Select Market;

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  conduct of business and absence of material adverse changes;

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  investigations or litigation;

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  intellectual property matters;

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  absence of certain undisclosed liabilities;

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  compliance with applicable law and possession of permits;

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  material contracts;

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  ownership and operation of New Monster and Merger Sub;

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  anti-takeover statutes;

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  fees and expenses of brokers;

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  tax matters and tax treatment;

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  insurance policies; and

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  the absence of any other representations.

        The Transaction Agreement also contains a number of representations and warranties made by TCCC and European Refreshments that are customary for transactions of this type and that are subject in some cases to exceptions and qualifications, including materiality qualifications. TCCC's and European Refreshments' representations and warranties in the Transaction Agreement relate to, among other things:

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  organization and good standing;

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  due authorization and the enforceability of the Transaction Agreement;

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  absence of conflicts;

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  required filings and approvals;

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  its purpose for acquiring the New Monster common shares;

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  its status as an "accredited investor" and capability of evaluating the prospective investment in New Monster's common shares;

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  sufficiency of funds to consummate the Transactions;

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  absence of any put equivalent positions with respect to Old Monster's equity securities;

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  absence of brokers' fees and expenses;

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  tax treatment; and

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  the absence of any other representations.

Definition of Material Adverse Effect

        Significant portions of the representations and warranties described above are qualified by "materiality" or, in the case of representations and warranties made by Old Monster, New Monster and Merger Sub, "Material Adverse Effect." For purposes of the Transaction Agreement, "Material Adverse Effect" means, with respect to any person, any event, change, circumstance, condition, state of facts, effect or other matter, individually or collectively with one or more other events, changes, circumstances, conditions, state of facts, effects or other matters, that have had, or reasonably would be expected to have, a material adverse effect on (1) the business, financial condition or results of operations of Old Monster, New Monster and their subsidiaries, taken as a whole, or (2) the ability of Old Monster or New Monster to consummate the Transactions on a timely basis. In determining whether or not a Material Adverse Effect has occurred solely in the case of clause (1), none of the following events, changes, circumstances, conditions, state of facts, effects or other matters, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect:

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  any outbreak or escalation of war or major hostilities or any act of terrorism;

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  changes in laws, rules, regulations, GAAP or the interpretation thereof;

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  changes that generally affect the industry in which Old Monster and its subsidiaries operate;

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  changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions;

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  changes in the trading price or trading volume of Old Monster common shares;

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  the failure by Old Monster to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics;

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  any action taken by New Monster, Old Monster or their subsidiaries to the extent expressly required by the Transaction Agreement; or

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  the execution or delivery of the Transaction Agreement, the consummation of the transactions contemplated by the Transaction Agreement or the public announcement with respect to any of the foregoing, except, solely in the case of the first through fourth bullets above, to the extent those events, changes, circumstances, conditions, states of facts, effects or other matters have a disproportionate effect on Old Monster and its subsidiaries, taken as a whole, as compared to other companies operating in the industry in which Old Monster and its subsidiaries operate.

Consents and Filings

        The parties to the Transaction Agreement have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the Transactions in the most expeditious manner possible, including preparing and filing of all forms, registrations and notices required to be filed to consummate such transactions, taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority, and executing and delivering any additional instruments necessary to consummate the transactions contemplated by the Transaction Agreement and to fully carry out the purposes of the Transaction Agreement.

        Additionally, the parties to the Transaction Agreement have agreed to use their respective reasonable best efforts, and to cooperate with each other, to obtain the required antitrust approvals, respond to any requests of any governmental authority for information under any antitrust law and contest and resist any litigation, including any legislative, administrative or judicial action, and have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transactions contemplated by the Transaction Agreement under any antitrust law.

        Notwithstanding the foregoing or any other provision in the Transaction Agreement, none of Old Monster, European Refreshments, TCCC or any of their respective affiliates will be obligated in connection with the Transactions contemplated by the Transaction Agreement to enter into any agreement, consent decree or other commitment requiring the divestiture (including through the granting of any license rights) or holding separate of any assets or subject itself to any restriction on the operation of its or its subsidiaries' businesses, or to commence, pursue or defend any litigation, and none of Old Monster, TCCC or European Refreshments will accept or agree to any such agreement, consent decree, commitment or restrictions, in each case without the prior written consent of the other parties.

        The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with respect to the Transactions expired on October 15, 2014. In addition, all necessary approvals or consents from foreign antitrust authorities have been obtained.

New Monster Listing of Common Shares

        New Monster and Old Monster agreed in the Transaction Agreement to use reasonable best efforts to cause the New Monster common shares, including those shares to be issued in connection with the Transactions, to be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance.

Information Rights

        From the date of the Transaction Agreement until the date on which TCCC and European Refreshments no longer collectively beneficially own at least 10% of the then-outstanding New Monster common shares, Old Monster and New Monster have agreed to provide European Refreshments and TCCC with customary financial and other information regarding Old Monster and New Monster, subject to customary limitations, except that such limitations may not limit TCCC's access to information reasonably necessary to comply with its financial or other reporting obligations.

        In addition, for so long as TCCC and European Refreshments collectively beneficially own at least 10% of the then-outstanding New Monster common shares, upon the request of European Refreshments or TCCC no more than once per year for TCCC and European Refreshments collectively, Old Monster and New Monster will cause members of its senior management to meet with members of the senior management of European Refreshments or TCCC (in person or by conference telephone as agreed by the parties) to provide European Refreshments or TCCC with an update regarding developments relating to New Monster's business and to respond to questions from European Refreshments or TCCC.

        For so long as TCCC and European Refreshments beneficially own any New Monster common shares, Old Monster and New Monster have agreed to respond to questions from European Refreshments and TCCC in the same manner that it responds to inquiries from other similarly sized shareholders.

        All information provided to European Refreshments or TCCC will be subject to customary confidentiality obligations.

Transfer Restrictions

        TCCC and European Refreshments each agreed that they will not, directly or indirectly, sell, assign, pledge, hypothecate or otherwise transfer (or enter into an obligation regarding the future sale, assignment, pledge or transfer of) any interest in any New Monster common shares (other than to an affiliate of European Refreshments in accordance with the terms of the Transaction Agreement) during the period from the closing until the earliest of (the "Lock-Up Period"):

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  the four-year anniversary of the closing;

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  the date on which the amended distribution coordination agreement to be entered into between Old Monster and TCCC relating to the United States and Canada or any distribution agreement relating to territories in the United States or Canada is terminated or modified such that TCCC, its subsidiaries and distributors in the TCCC distribution network would cease to have exclusive distribution rights to all beverages manufactured by or for New Monster, Old Monster or any of their subsidiaries or marketed or sold under the brands of New Monster, Old Monster or any of their subsidiaries ("Monster Products") representing, in the aggregate, at least 50% of the dollar volume of all Monster Products that are both (1) energy beverages and (2) being distributed by TCCC, its subsidiaries and the distributors in the TCCC distribution network in the territories in the U.S. and Canada covered by the then-effective distribution agreements entered into by New Monster, Old Monster or any of their subsidiaries (measured during the 12-month period immediately prior to such modification or termination); and

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  a change of control of New Monster or Old Monster.

        For purposes of the Transaction Agreement, "change of control" means, with respect to any person or entity, directly or indirectly:

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  a consolidation, merger or similar business combination involving such person or entity in which the holders of voting securities of such person or entity immediately prior thereto are not the holders of a majority in interest of the voting securities of the surviving person or entity in such transaction;

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  a sale, lease or conveyance of all or substantially all of the consolidated assets, or of 50% or more of the outstanding voting securities, of such person or entity in one transaction or a series of related transactions;

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  any person or entity or group becomes the beneficial owner of (1) 50% or more of the outstanding voting securities of such person or entity or (2) 35% or more of the outstanding voting securities of such person or entity and, in the case of this clause (2), within two years thereof, a majority of the members of the board of directors of such person or entity, as a result of actions taken by such beneficial owner (other than voting its voting securities in favor of any matter submitted to New Monster's shareholders, and recommended, in each case, by the New Monster board of directors), cease to be individuals who were members of the board of directors of such person or entity immediately prior to such other person or entity or group acquiring such beneficial ownership;

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  a majority of the members of the board of directors of such person or entity cease to be individuals who are members of the board of directors of such person or entity on the date thereof ("Incumbent Directors"), except that any individual who is elected, or nominated for election, to the New Monster board of directors with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination will thereafter be classified as an Incumbent Director for this purpose; and

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  solely with respect to New Monster or Old Monster, a significant competitor of TCCC becomes the beneficial owner of 25% or more of the outstanding voting securities of New Monster or Old Monster with the prior approval or acquiescence of the New Monster or Old Monster board of directors, respectively.

        Notwithstanding the foregoing, European Refreshments may tender its New Monster common shares into a tender or exchange offer made by a third party to holders of New Monster common shares generally that, if successful, would result in a change of control of a type referred to in clause (1) of the third bullet point above with respect to New Monster, and any New Monster common shares not so tendered will continue to be subject to the transfer restrictions set forth in the Transaction Agreement.

        Following the Lock-Up Period, (1) New Monster will have a right of first offer with respect to any transfer of New Monster common shares beneficially owned by European Refreshments and representing more than 1% beneficial ownership of the then-outstanding New Monster common shares in any privately negotiated sale or sales to one or more third parties during any 90-day period (excluding transfers pursuant to registered public offerings and open market sales under Rule 144 under the Securities Act), and (2) European Refreshments will not transfer any New Monster common shares to any significant competitor of New Monster (excluding transfers pursuant to registered public offerings and open market sales under Rule 144 under the Securities Act).

        TCCC and European Refreshments also agreed not to enter into any derivative or lending transaction that would have the same economic effect as a sale of any New Monster common shares.

Standstill Restrictions

        Until the fourth anniversary after the closing date, each of TCCC and European Refreshments have agreed that, unless invited in writing with the approval of a majority of the New Monster board of directors or, prior to the closing of the Transactions, the Old Monster board of directors, it will not, and will not cause or permit any of its consolidated subsidiaries to, directly or indirectly:

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  acquire, offer to acquire or agree to acquire any New Monster equity securities or convertible securities, except pursuant to certain exceptions;

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  make any public announcement, proposal or offer or otherwise solicit or effect (1) any business combination, merger, tender offer, exchange offer or similar transaction involving New Monster or any of its subsidiaries, including any change of control, (2) any restructuring, recapitalization, liquidation, dissolution or similar transaction involving New Monster or any of its subsidiaries, or (3) any acquisition of any of New Monster's or its subsidiary's equity securities;

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  negotiate or act in concert with, or knowingly finance, assist or encourage, any other person or entity in connection with any of the actions set forth in the two preceding bullet points, or otherwise form, join or participate in a group (other than a group comprised solely of TCCC, European Refreshments and their respective subsidiaries) with respect to any equity securities in connection with any of the actions set forth in the two preceding bullet points above;

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  request, call or seek to call a meeting of the shareholders of New Monster, nominate any individual for election as a director of New Monster at any meeting of shareholders of New Monster, submit any shareholder proposal to seek representation on the New Monster board of directors or any other proposal to be considered by the shareholders of New Monster;

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  publicly recommend that any other shareholder vote in favor of, or otherwise publicly comment favorably about, or solicit votes or proxies for, any nomination or proposal submitted by another shareholder of New Monster;

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  publicly seek to control or influence the New Monster board of directors or New Monster's management or policies;

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  deposit any shares of voting stock of New Monster in a voting trust or similar arrangement or subject any New Monster common shares to any voting agreement, pooling arrangement or similar arrangement (other than as contemplated by the Transaction Agreement); or

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  take any action which would reasonably be expected to require New Monster or European Refreshments or any of its affiliates to make a public announcement regarding any of the preceding bullet points above.

        If New Monster or Old Monster determines to explore a possible process for a sale transaction that would, if consummated, constitute a change of control, and New Monster notifies TCCC and European Refreshments of such process and allows TCCC and European Refreshments to participate therein, on the terms and conditions thereof, the above standstill restrictions will not apply solely for such purpose. In addition, the standstill restrictions will not apply solely to the extent necessary to facilitate a public or private offer by European Refreshments or its affiliates to acquire directly or indirectly at least a majority of the outstanding New Monster (or, prior to the closing, Old Monster) common shares or all or substantially all of New Monster's (or, prior to the closing, Old Monster) assets if:

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  New Monster or Old Monster enters into a binding definitive agreement with any third party providing for a change of control;

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  any person or entity or group (other than European Refreshments or any of its affiliates) acquires beneficial ownership of more than 35% of the outstanding New Monster common shares or, prior to the closing of the Transactions, Old Monster common shares;

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  any bona fide acquiror makes a public or non-public offer or proposal to New Monster or, prior to the closing of the Transactions, Old Monster which, if fully subscribed, would result in such acquiror acquiring beneficial ownership of more than 35% of the outstanding New Monster common shares or, prior to the closing of the Transactions, Old Monster common shares;

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  any bona fide acquiror publicly announces a proposal to effect or an intention to engage in a transaction involving a change of control of New Monster or, prior to the closing of the Transactions, Old Monster and, following such proposal, New Monster, Old Monster or their representatives provide material non-public information to any such acquiror or its representatives or engage in substantive negotiations with such acquiror or its representatives; or

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  any bona fide acquiror publicly announces a tender or exchange offer for more than 35% of the outstanding New Monster common shares or, prior to the closing of the Transactions, Old Monster common shares and files a tender offer statement under Section 14(d)(1) or 13(e)(1) of the Exchange Act.

        TCCC, European Refreshments and their affiliates may submit to New Monster's or, prior to the closing of the Transactions, Old Monster's chairman of the board or chief executive officer confidential proposals for a potential transaction, including a change of control transaction, relating to New Monster or Old Monster, as long as the proposals are made in a manner that would not reasonably be expected to require New Monster or Old Monster to make a public announcement regarding the proposals. Prior to submission of such a proposal during the four-year period following the closing date relating to any change of control transaction, TCCC or its affiliates will advise New Monster of its intention and refrain from submitting a proposal if affirmatively so requested by New Monster, based on action by the New Monster board of directors.

        Notwithstanding the standstill restrictions, TCCC and European Refreshments and their consolidated subsidiaries will be entitled to purchase additional New Monster common shares following the closing in open market or privately registered transactions as long as, when taken together with all other New Monster common shares beneficially owned by TCCC, European Refreshments and their consolidated subsidiaries at the time such transaction is consummated, such purchase will not result in TCCC, European Refreshments and their consolidated subsidiaries being the beneficial owner of more than 25% of the aggregate number of New Monster common shares outstanding.

Voting Agreement

        TCCC and European Refreshments each agreed that it will, and will cause its controlled affiliates to, prior to the occurrence of a Management Triggering Event (as defined below), vote all of the New Monster common shares that TCCC and European Refreshments collectively beneficially own in excess of 20% of the total outstanding New Monster common shares in the same proportion as all New Monster common shares not beneficially owned by TCCC or European Refreshments with respect to any proposals to approve a transaction with a third party that would result in a change of control of New Monster on which TCCC or European Refreshments is entitled to vote. European Refreshments also agreed to waive any appraisal or dissenters' rights in connection with any such transactions that would result in a change of control of New Monster.

        In addition, for as long as TCCC or European Refreshments beneficially own at least 5% of the aggregate number of New Monster common shares then-outstanding and prior to the occurrence of a change of control of New Monster or Old Monster or a Management Triggering Event:

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  TCCC and European Refreshments will vote in favor of all director nominees recommended by the New Monster board of directors or, if requested by New Monster, in the same proportion as all New Monster common shares not beneficially owned by TCCC and European Refreshments, other than with respect to the nominees designated by TCCC or European Refreshments in accordance with the Transaction Agreement; and

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  TCCC or European Refreshments will also use their commercially reasonable efforts to be present, in person or by proxy, at all meetings of shareholders of New Monster, so that all such shares may be counted for purposes of determining the presence of a quorum at all meetings of holders of New Monster common shares.

        For purposes of the Transaction Agreement, "Management Triggering Event" means the occurrence of either (1) the chairman/chief executive officer and the president/chief operating officer of Old Monster as of the date of the Transaction Agreement collectively beneficially owning less than 750,000 New Monster common shares or (2) any date as of which neither the chairman/chief executive officer of Old Monster nor the president/chief operating officer of Old Monster, each as of the date of the Transaction Agreement, is then serving in a senior executive leadership position or as chairman of the New Monster board of directors or, prior to the closing of the Transactions, the Old Monster board of directors.

Conduct of the Business of Old Monster Prior to Closing

        Old Monster has agreed to certain restrictions on its and its subsidiaries' activities that are subject to exceptions described or referenced in the Transaction Agreement, including restrictions on, among other things:

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  amending its organizational documents in a manner adverse to European Refreshments;

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  issuing equity interests or options or other rights to acquire equity interests of Old Monster or any of its subsidiaries;

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  implementing any plan of liquidation, merger or other reorganization;

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  declaring or paying dividends;

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  reclassifying, combining, subdividing or purchasing any of its capital stock;

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  amending or entering into new contracts relating to the distribution of products or the coordination of distribution of products; or

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  agreeing to do any of the foregoing.

Indemnification

        The Transaction Agreement provides for customary indemnification by New Monster, on the one hand, and TCCC and European Refreshments, on the other hand, in favor of the other parties in respect of the breaches of representations, warranties and covenants by such indemnifying party under the Transaction Agreement.

        The directors designated by TCCC will also be entitled to receive indemnification, expense reimbursement, compensation and expense advances, as well as directors' and officers' liability insurance, on terms no less favorable than those provided to other directors of New Monster.

Board Representation Following the Closing

        At the closing of the Transactions, the number of members of the New Monster board of directors will be increased by two, and New Monster will appoint two individuals to the board who are designated by TCCC in writing at least 30 days prior to the closing date, subject to (1) such individuals being reasonably acceptable to New Monster and qualified and suitable to serve as members of the board under all applicable policies and requirements and (2) one of such individuals being an "independent director" (as defined in Nasdaq Listing Rule 5602(a)(2)) who is not employed by TCCC or any of its affiliates and the other individual being an executive officer of TCCC, in each case, as determined in good faith by the board.

        From the closing until the earlier of (1) 36 months after the closing and (2) the first date on which European Refreshments has beneficial ownership of at least 20% of the aggregate number of New Monster common shares then-outstanding, European Refreshments will have the right to designate for election to the New Monster board of directors a number of individuals who satisfy the above director requirements equal to the greater of (a) two and (b) 20% of the size of the board at any time (rounded up to the next whole number). After the expiration of such period, for so long as European Refreshments has beneficial ownership of at least 10% of the aggregate number of New Monster common shares then-outstanding, European Refreshments will have the right to designate for election to the board one individual who satisfies the director requirements above.

Preemptive Rights

        In the event that European Refreshments beneficially owns at least 20% of the aggregate number of New Monster common shares then-outstanding, if New Monster engages in any transaction involving the direct or indirect sale or issuance by New Monster of equity securities (subject to customary exceptions) and such sale or issuance would cause European Refreshments to beneficially own less than 20% of the aggregate number of outstanding New Monster common shares immediately following such sale or issuance, European Refreshments will be afforded the opportunity to acquire from New Monster, for the same price and on the same terms as such equity securities are offered, up to an amount necessary to enable European Refreshments to own 20% of the aggregate number of outstanding New Monster common shares immediately following such sale or issuance.

Anti-Takeover Matters

        If Old Monster or New Monster adopts any "poison pill" or similar shareholder rights plan or agreement or any anti-takeover provision in any organizational document of New Monster, Old Monster or its subsidiaries, the terms of such plan, agreement or provision will expressly permit the acquisition and ownership by European Refreshments and its affiliates of New Monster common shares issued in the New Monster Issuance and additional shares issued in accordance with the terms of the Transaction Agreement, and the acquisition and ownership by European Refreshments and its affiliates of any additional equity securities to the extent not prohibited by the Transaction Agreement, so long as European Refreshments and its affiliates do not beneficially own more than 26% of the aggregate number of New Monster common shares then outstanding.

Non-Competition

        During the Restricted Period (as defined below), TCCC and European Refreshments agreed not to, and to cause their consolidated subsidiaries not to, directly or indirectly engage in, or knowingly assist or finance (for the specific purpose of the restricted activity) any third party in engaging in, the business of manufacturing, marketing, selling or distributing any energy beverages in certain restricted territories, subject to customary exceptions (including in respect of activities by non-consolidated entities).

        For purposes of the Transaction Agreement, the "Restricted Period" means the period beginning on the closing date through the earlier of (1) the end of the five-year period (in the case of the restricted territories other than Europe) or the three-year period (in the case of restricted territories in Europe) beginning on the closing date and (2) the effective date of termination of both amended coordination agreements that will be entered into as part of the Transactions.

        In addition, during the Restricted Period, New Monster agreed not to, and to cause its consolidated subsidiaries not to, directly or indirectly engage in, or knowingly assist or finance (for the specific purpose of the restricted activity) any third party in engaging in, the business of manufacturing, marketing, selling or distributing any non-energy beverages in certain restricted territories and any other territory where TCCC and its consolidated subsidiaries are not engaged, directly or indirectly, in the energy drink business, subject to customary exceptions (including in respect of activities by non-consolidated entities).

Certain Tax Matters

        TCCC, European Refreshments and Old Monster agreed to treat, for all U.S. federal income tax purposes, the Holding Company Reorganization, the New Monster Issuance and the transfer of KO Energy as an "exchange" within the meaning of Section 351 of the Code. Each of TCCC, European Refreshments and Old Monster agreed to use its reasonable best efforts to obtain an opinion of its counsel at the closing of the Transactions to the effect that for U.S. federal income tax purposes the exchanges that occur pursuant to the Holding Company Reorganization, the New Monster Issuance and the TCCC Asset Transfer, taken together, will constitute exchanges described in Section 351 of the Code.

Beverage Base Supply Agreement

        TCCC, European Refreshments and Old Monster agreed to use their respective commercially reasonable efforts to negotiate in good faith and enter into, at the closing, a beverage base supply agreement with respect to energy beverages included in the Energy Assets pursuant to which TCCC would source and/or manufacture and sell to New Monster the beverage bases for such beverage products. Under the expected terms of the beverage base supply agreement, TCCC will source and/or manufacture and sell to New Monster the beverage bases for specified beverage products at TCCC's cost plus a specified markup. The beverage base supply agreement will commence on the closing date and continue for the term of the amended distribution coordination agreement covering territories in the U.S. and Canada for the acquired KO Energy assets to be entered into with TCCC. The beverage base supply agreement may be terminated by either party for the other party's failure to cure a material breach following 60 days' written notice.

        Old Monster further agreed to consider in good faith and discuss with TCCC potential arrangements under which TCCC would produce certain components used in preparing such beverage bases and/or facilitating mixing processes to produce final beverage bases in unit form for Old Monster's products outside of the U.S. after the closing.

Guarantee

        TCCC unconditionally and irrevocably guaranteed to Old Monster and New Monster the full and prompt payment and performance of the obligations of European Refreshments in accordance with the terms of the Transaction Agreement.

Certain New Monster Senior Executive Officers

        From and after the closing and for so long as TCCC and European Refreshments collectively beneficially own at least 5% of the then-outstanding New Monster common shares, New Monster agreed to use reasonable efforts to consult in good faith with TCCC concerning succession planning if New Monster reasonably anticipates that either of the then chairman/chief executive officer and president/chief operating officer of New Monster will cease for any reason to serve in any senior executive capacity with New Monster.

Registration Rights

        In the Transaction Agreement, New Monster granted customary registration rights to European Refreshments, including up to three requests for demand registrations and shelf registrations exercisable at any time after the Lock-Up Period, and customary piggyback rights.

Other Covenants

        The parties have also agreed to other customary covenants relating to matters such as restrictions on public announcements, protection of confidential information, information sharing and efforts to consummate the Transactions.

Conditions to Consummation of the Transaction Agreement

        The respective obligations of each party to the Transaction Agreement to effect the Transactions is subject to the satisfaction or waiver of the following conditions (any of which may be waived by the other party):

  •
  all antitrust approvals required by the Transaction Agreement must have been obtained, waived or made, as applicable, and the waiting periods (and any extensions thereof) under the HSR Act must have expired or have been terminated;

  •
  there must not be in effect any law or any order, injunction, judgment, decree, ruling, assessment or arbitration award of any governmental authority that would prohibit or make illegal the consummation of the transactions contemplated by the Transaction Agreement or cause the Transactions contemplated by the Transaction Agreement to be rescinded following consummation; and

  •
  the registration statement of which this prospectus is a part must have become effective.

        In addition, the respective obligations of TCCC and European Refreshments are subject to the following conditions (any of which may be waived by TCCC or European Refreshments):

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  the representations and warranties of Old Monster, New Monster and Merger Sub in the Transaction Agreement must be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers contained therein) as of the date of the Transaction Agreement and as of the closing (except to the extent any such representation or warranty speaks as of any specific date, in which case such representation or warranty must have been so true and correct as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and except that certain representations and warranties of Old Monster, New Monster and Merger Sub with respect to capitalization of Old Monster must be true and correct in all but de minimis respects;

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  all of the covenants and agreements Old Monster and New Monster are required to perform or comply with under the Transaction Agreement on or before the closing date must have been duly performed and complied with in all material respects;

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  certain commercial agreements specified in the Transaction Agreement must have been duly executed by New Monster, Old Monster or their subsidiaries, as applicable, and must be in full force and effect as of the closing date;

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  since the date of the Transaction Agreement, no Material Adverse Effect must have occurred;

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  the listing of New Monster common shares must have been approved by The Nasdaq Global Select Market;

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  certain of the conditions to TCCC's obligations under the Asset Transfer Agreement must have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), and the consummation of the Transactions contemplated by the Asset Transfer Agreement must occur concurrently with the closing of the Transaction Agreement; and

  •
  European Refreshments must have received an opinion from its counsel, dated the closing date, to the effect that for U.S. federal income tax purposes the exchanges that occur pursuant to the Holding Company Reorganization, the New Monster Issuance and the transfer of the Energy Assets, taken together, will constitute exchanges described in Section 351 of the Code.

        The obligations of Old Monster, New Monster and Merger Sub are subject to the following conditions (any of which may be waived by Old Monster, New Monster or Merger Sub):

  •
  the representations and warranties of TCCC and European Refreshments in the Transaction Agreement must be true and correct (without giving effect to any "materiality" or "material adverse effect" qualifiers contained therein) as of the date of the Transaction Agreement and as of the closing (except to the extent any such representation or warranty speaks as of any specific date, in which case such representation or warranty must have been so true and correct as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of TCCC and European Refreshments to consummate timely the Transactions contemplated by the Transaction Agreement;

  •
  all of the covenants and agreements TCCC and European Refreshments are required to perform or comply with under the Transaction Agreement on or before the closing date must have been duly performed and complied with in all material respects;

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  certain commercial agreements specified in the Transaction Agreement must have been duly executed by TCCC, European Refreshments or their subsidiaries, as applicable, and must be in full force and effect as of the closing date;

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  certain of the conditions to Old Monster's obligations under the Asset Transfer Agreement must have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), and the consummation of the Transactions contemplated by the Asset Transfer Agreement must occur concurrently with the closing; and

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  Old Monster must have received an opinion of its counsel, dated the closing date, to the effect that for U.S. federal income tax purposes the exchanges that occur pursuant to the Holding Company Reorganization, the New Monster Issuance and the transfer of the Energy Assets, taken together, will constitute exchanges described in Section 351 of the Code.

Termination

        The Transaction Agreement provides that it may be terminated at any time before the closing:

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  by mutual written consent of Old Monster and TCCC or European Refreshments;

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  by Old Monster, if the closing has not occurred (other than if the breach of any provision of the Transaction Agreement by Old Monster, New Monster or Merger Sub has been the cause of, or resulted in, the failure of, or has prevented, the closing to be consummated by such time) on or before June 30, 2015 (the "Outside Date"), except that if all of the conditions precedent have been satisfied, other than the conditions precedent with respect to required antitrust approvals under the Transaction Agreement and those conditions that by their nature can only be satisfied at the closing, then Old Monster, by delivery of written notice to European Refreshments, may elect to extend such date for an additional period not to exceed 90 days;

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  by TCCC or European Refreshments, if the closing has not occurred (other than if the breach of any provision of the Transaction Agreement by TCCC or European Refreshments has been the cause of, or resulted in, the failure of, or has prevented, the closing to be consummated by such time) on or before the Outside Date, except that if all of the conditions precedent have been satisfied, other than the conditions precedent with respect to required antitrust approvals and those conditions that by their nature can only be satisfied at the closing, then European Refreshments, by delivery of written notice to Old Monster, may elect to extend such date for an additional period not to exceed 90 days;

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  by Old Monster, TCCC or European Refreshments, if any governmental authority has issued a nonappealable final judgment, order or decree or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by the Transaction Agreement;

  •
  by Old Monster, TCCC or European Refreshments, if a condition to the obligations of such party to complete the Transactions contemplated by the Transaction Agreement has become incapable of satisfaction; or

  •
  automatically upon the termination of the Asset Transfer Agreement in accordance with its terms.

Fees and Expenses

        Except to the extent fees and expenses are indemnifiable in connection with any indemnification claims by the parties under the Transaction Agreement, each of the parties to the Transaction Agreement has agreed to pay its own fees and expenses incurred by it in connection with transactions contemplated by the Transaction Agreement. In addition, New Laser has agreed to pay TCCC's fees, costs and expenses incurred in connection with its obligation to provide information necessary for New Laser's disclosure and reporting obligations.

Amendments and Waivers

        Any provision of the Transaction Agreement may be amended or waived at any time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party thereto or, in the case of a waiver, by each party against whom the waiver is to be effective.

Governing Law

        All questions concerning the construction, validity, enforcement and interpretation of the Transaction Agreement will be governed by and construed and enforced in accordance with the internal procedural and substantive laws of the State of Delaware, without regard to conflict of laws principles.

Terms of the Asset Transfer Agreement

Asset Transfers

        At the closing, TCCC will and will cause its applicable subsidiaries to transfer the assets associated with KO Energy and identified as the "KO energy assets" in the Asset Transfer Agreement to New Monster, and New Monster will assume the liabilities associated with KO Energy and identified as "assumed KO energy liabilities" in the Asset Transfer Agreement.

        Also at the closing, Old Monster will and will cause its applicable subsidiaries to transfer the assets associated with Monster Non-Energy and identified as the "Monster non-energy assets" in the Asset Transfer Agreement to TCCC or one or more of its subsidiaries, and TCCC or one or more of its subsidiaries will assume the liabilities associated with Monster Non-Energy and identified as "assumed Monster non-energy liabilities" in the Asset Transfer Agreement.

Closing

        Unless Old Monster and TCCC mutually agree in writing on another time, the closing will take place as soon as practicable, but in any event not longer than three business days, following the date on which all of the conditions to closing have been satisfied or waived, other than those conditions that by their nature can only be satisfied at the closing (but subject to the satisfaction or waiver of such conditions). The closing will be deemed to occur and be effective as of 12:01 a.m. (New York time) on the closing date.

Representations and Warranties

        The Asset Transfer Agreement contains reciprocal representations and warranties made by the parties that are customary for transactions of this type and that are subject in some cases to exceptions and qualifications, including exceptions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below under the section entitled "—Definition of Material Adverse Effect"). The representations and warranties of Old Monster, New Monster and Merger Sub, on the one hand, and TCCC, on the other hand, in the Asset Transfer Agreement relate to, among other things:

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  organization, good standing and its qualification to conduct is businesses;

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  due authorization and enforceability of the Asset Transfer Agreement;

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  absence of conflicts;

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  required filings and approvals;

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  financial information of Monster Non-Energy and KO Energy, as applicable;

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  absence of certain undisclosed liabilities;

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  conduct of business and absence of material changes;

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  compliance with applicable law and possession of permits;

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  investigations or litigation;

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  tax matters and tax treatment;

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  intellectual property matters;

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  material contracts;

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  fees and expenses of brokers;

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  sufficiency of assets;

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  inventory; and

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  labor and employment matters.

Definition of Material Adverse Effect

        Significant portions of the representations and warranties described above are qualified by "materiality" or "Material Adverse Effect." For purposes of the Asset Transfer Agreement, "Material Adverse Effect" means with respect to any person, any event, change, circumstance, condition, state of facts, effect or other matter, individually or collectively with one or more other events, changes, circumstances, conditions, state of facts, effects or other matters, that have had, or reasonably would be expected to have, a material adverse effect on (1) the business, financial condition or results of operations of Monster Non-Energy, in the case of Old Monster, and KO Energy, in the case of TCCC, in each case taken as a whole (after giving effect to any excluded assets or retained liabilities in the Transactions) or (2) the ability of such party to consummate the Transactions on a timely basis. In determining whether or not a Material Adverse Effect has occurred solely in the case of clause (1), none of the following events, changes, circumstances, conditions, state of facts, effects or other matters, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect:

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  any outbreak or escalation of war or major hostilities or any act of terrorism;

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  changes in laws, rules, regulations, GAAP or the interpretation thereof;

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  changes that generally affect the industry in which Old Monster and its subsidiaries, in the case of Old Monster, or TCCC and its subsidiaries, in the case of TCCC, operate;

  •
  changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions;

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  changes in the trading price or trading volume of Old Monster, in the case of Old Monster common shares, or TCCC and its subsidiaries, in the case of TCCC common shares;

  •
  failure by Old Monster or its subsidiaries to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics relating to Monster Non-Energy;

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  failure by TCCC or its subsidiaries to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics relating to KO Energy;

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  any action taken by New Monster, Old Monster or their subsidiaries, in the case of New Monster, and TCCC or its subsidiaries, in the case of TCCC, to the extent expressly required by the Asset Transfer Agreement; or

  •
  the execution or delivery of the Asset Transfer Agreement, the consummation of the transactions contemplated by the Asset Transfer Agreement or the public announcement with respect to any of the foregoing, except, solely in the case of the first through fourth bullet points above, to the extent those events, changes, circumstances, conditions, states of facts, effects or other matters have a disproportionate effect on KO Energy or Monster Non-Energy, as applicable, taken as a whole, as compared to other companies operating in the applicable industry.

Conduct of the Businesses of TCCC and Old Monster Prior to Closing

        Each of Old Monster and TCCC have agreed to certain restrictions on its and its subsidiaries' activities that are subject to exceptions described or referenced in the Asset Transfer Agreement, including restrictions on, among other things:

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  acquiring or disposing of any business or substantially all of the assets of any business that are material, individually or in the aggregate, to Monster Non-Energy or KO Energy, as applicable;

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  selling or otherwise disposing of, or incurring, creating or assuming any encumbrance with respect to, Non-Energy Assets or Energy Assets, as applicable;

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  granting rights to any intellectual property;

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  disposing of or permitting the lapse of any permits;

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  terminating or granting material waivers under material contracts;

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  incurring, authorizing or committing to any capital expenditures;

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  changing the financial accounting method with respect to Monster Non-Energy or KO Energy, as applicable;

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  entering into new contracts that restrict where Monster Non-Energy or KO Energy, as applicable, can compete;

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  canceling or compromising litigation or claims of Monster Non-Energy or KO Energy, as applicable;

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  materially changing the operations of Monster Non-Energy or KO Energy, as applicable;

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  abandoning, cancelling, or failing to defend material intellectual property; or

  •
  agreeing to do any of the foregoing.

Consents and Filings

        The parties to the Asset Transfer Agreement agreed to provisions relating to consents, filings and antitrust approvals that are substantially similar to the provisions provided for in the Transaction Agreement.

Employees and Employee Benefits

        The Asset Transfer Agreement provides that prior to the closing, New Monster or its affiliates may make offers of employment to employees of TCCC or its affiliates that devote at least 51% of their business time to KO Energy, and TCCC or its affiliates may make offers of employment to employees of Old Monster or its affiliates that devote at least 51% of their business time to Monster Non-Energy, in each case with such offers to be effective as of the closing of the Transactions contemplated by the Asset Transfer Agreement.

        Nothing in the Asset Transfer Agreement (1) creates any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of TCCC, Old Monster or any respective subsidiary or other person, other than the parties to the agreement and their respective successors and permitted assigns, (2) constitutes or creates an employment agreement, or (3) constitutes or will be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by TCCC, Old Monster or any respective subsidiary.

Other Covenants

        The parties have also agreed to other customary covenants relating to matters such as the treatment of non-assignable assets, transition planning, delivery of financial information, re-transfers of assets, access to information and records, treatment of existing guarantees, insurance, privilege matters, confidentiality, shared contracts and intellectual property.

Conditions to Consummation of the Asset Transfer Agreement

        The respective obligations of each party to the Asset Transfer Agreement to effect the Transactions is subject to the satisfaction or waiver of the following conditions (any of which may be waived by the other party):

  •
  all antitrust approvals required by the Asset Transfer Agreement must have been obtained, waived or made, as applicable, and the waiting periods (and any extensions thereof) under the HSR Act must have expired or been terminated; and

  •
  there must not be in effect any law or any order, injunction, judgment, decree, ruling, assessment or arbitration award of any governmental authority that would prohibit or make illegal the consummation of the Transactions contemplated by the Asset Transfer Agreement or cause the Transactions contemplated by the Asset Transfer Agreement to be rescinded following consummation.

        In addition, the obligations of TCCC are subject to the following conditions (any of which may be waived by TCCC):

  •
  the representations and warranties of Old Monster and New Monster in the Asset Transfer Agreement must be true and correct as of the date of the Asset Transfer Agreement and as of the closing (except to the extent any such representation or warranty speaks as of any specific date, in which case such representation or warranty must have been so true and correct as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect relating to Monster Non-Energy;

  •
  all of the covenants and agreements Old Monster and New Monster are required to perform or comply with under the Asset Transfer Agreement on or before the closing date must have been duly performed and complied with in all material respects;

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  prior to or at the closing, Old Monster must have delivered to TCCC a certificate signed by an officer of Old Monster, dated the closing date, to the effect that the conditions in the two preceding bullet points above and the subsequent bullet point below have been satisfied;

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  since the date of the Asset Transfer Agreement, no Material Adverse Effect relating to Monster Non-Energy must have occurred; and

  •
  certain of the conditions set forth in the Transaction Agreement must have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, subject to the satisfaction or waiver of such conditions at the closing), and the consummation of the Transactions contemplated by the Transaction Agreement must occur concurrently with the closing.

        The obligations of Old Monster and New Monster are subject to the following conditions (any of which may be waived by Old Monster or New Monster):

  •
  the representations and warranties of TCCC in the Asset Transfer Agreement must be true and correct as of the date of the Asset Transfer Agreement and as of the closing (except to the extent any such representation or warranty speaks as of any specific date, in which case such representation or warranty must have been so true and correct as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect relating to KO Energy;

  •
  all of the covenants and agreements TCCC is required to perform or comply with under the Asset Transfer Agreement on or before the closing date must have been duly performed and complied with in all material respects;

  •
  prior to or at the closing, TCCC must have delivered to Old Monster a certificate signed by an officer of Old Monster, dated the closing date, to the effect that the conditions in the two preceding bullet points above and the subsequent bullet point below have been satisfied;

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  since the date of the Asset Transfer Agreement, no Material Adverse Effect relating to KO Energy must have occurred;

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  the audited financial statements of KO Energy for the years ending December 31, 2013, 2012 and 2011 must have been delivered by TCCC to Old Monster in accordance with the Asset Transfer Agreement; and

  •
  certain of the conditions set forth in the Transaction Agreement must have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, subject to the satisfaction or waiver of such conditions at the closing), and the consummation of the Transactions contemplated by the Transaction Agreement must occur concurrently with the closing.

Termination

        The Asset Transfer Agreement provides that it may be terminated at any time before the closing:

  •
  by mutual written consent of Old Monster and TCCC;

  •
  by Old Monster, if the closing has not occurred (other than if the breach of any provision of the Asset Transfer Agreement by Old Monster or New Monster has been the cause of, or resulted in, the failure of, or has prevented, the closing to be consummated by such time) on or before the Outside Date, except that if all of the conditions precedent have been satisfied, other than the condition precedent with respect to required approvals under the Asset Transfer Agreement, and those conditions that by their nature can only be satisfied at the closing (provided that such conditions are capable of being satisfied), then Old Monster, by delivery of written notice to TCCC, may elect to extend such date for an additional period not to exceed 90 days;

  •
  by TCCC, if the closing has not occurred (other than if the breach of any provision of this Agreement by TCCC has been the cause of, or resulted in, the failure of, or has prevented, the closing to be consummated by such time) on or before the Outside Date, except that if all of the conditions precedent have been satisfied, other than the conditions precedent with respect to required approvals under the Asset Transfer Agreement, and those conditions that by their nature can only be satisfied at the closing, then TCCC, by delivery of written notice to Old Monster, may elect to extend such date for an additional period not to exceed 90 days;

  •
  by either TCCC or Old Monster, if any governmental authority has issued a nonappealable final judgment, order or decree or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by the Asset Transfer Agreement;

  •
  by either TCCC or Old Monster, if a condition to the obligations of such party to complete the Transactions contemplated by the Asset Transfer Agreement has become incapable of satisfaction; or

  •
  automatically upon the termination of the Transaction Agreement in accordance with its terms.

Indemnification

        The Asset Transfer Agreement provides for customary indemnification by TCCC in favor of New Monster and Old Monster and their affiliates in respect of any retained TCCC liability, any assumed liability of Monster Non-Energy (except to the extent TCCC is entitled to be indemnified therefor by New Monster), any breach by TCCC of any of its covenants or agreements in the Asset Transfer Agreement, any breach of any representation or warranty of TCCC in the Asset Transfer Agreement or the ownership or use of the assets or operation of Monster Non-Energy following the closing (except to the extent TCCC is entitled to be indemnified therefor by Old Monster or New Monster).

        In addition, the Asset Transfer Agreement provides for customary indemnification by New Monster and Old Monster in favor of TCCC and its affiliates in respect of any retained Old Monster liability, any assumed liability of KO Energy (except to the extent New Monster or Old Monster is entitled to be indemnified therefor by TCCC), any breach by Old Monster or New Monster of any of their covenants or agreements in the Asset Transfer Agreement, any breach of any representation or warranty of Old Monster or New Monster in the Asset Transfer Agreement or the ownership or use of the assets or operation of KO Energy following the closing (except to the extent New Monster or Old Monster is entitled to be indemnified therefor by TCCC).

Fees and Expenses

        Except to the extent fees and expenses are indemnifiable in connection with any indemnification claims by the parties under the Asset Transfer Agreement, each of the parties to the Asset Transfer Agreement has agreed to pay its own fees and expenses incurred by it in connection with the Transactions contemplated by the Asset Transfer Agreement.

Amendments and Waivers

        Any provision of the Asset Transfer Agreement may be amended or waived at any time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party thereto or, in the case of a waiver, by each party against whom the waiver is to be effective.

Governing Law

        All questions concerning the construction, validity, enforcement and interpretation of the Asset Transfer Agreement will be governed by and construed and enforced in accordance with the internal procedural and substantive laws of the State of Delaware, without regard to conflict of laws principles.

Other Agreements

Escrow Agreement

        The Transaction Agreement provides that, at the closing of the Transactions, New Monster, TCCC and an escrow agent will enter into an escrow agreement, pursuant to which up to $625 million will be deposited with the escrow agent.

        Under the terms of the escrow agreement and the transition payment agreement expected to be entered into in connection therewith, New Monster is entitled to request that amounts be released from the escrow fund in order to make any severance payment required to be paid to an existing third-party distributor pursuant to the terms of the applicable agreement with such distributor in connection with Old Monster entering into a new distribution agreement with a member of TCCC's distribution network pursuant to the amended distribution coordination agreement covering the territories in the U.S.

        In addition, if the distribution rights in the U.S. that are transitioned to TCCC's distribution network represent case sales in excess of the following percentages of a target case sale amount agreed to by the parties, amounts in the escrow fund in excess of the applicable amounts below will be released to New Monster:

Percentage Transitioned	Escrow Release
40%	Amounts in excess of $375 million
50%	Amounts in excess of $312.5 million
60%	Amounts in excess of $250 million
70%	Amounts in excess of $187.5 million
80%	Amounts in excess of $125 million
90%	Amounts in excess of $62.5 million
95%	All remaining amounts

        On the one-year anniversary of the closing of the Transactions, the then-remaining escrow amount, less an amount sufficient to cover any unresolved claims, will be released to TCCC. Any severance or other release amount described above that becomes payable following the one-year anniversary will be paid directly from TCCC to New Monster.

        As of April 6, 2015, distribution rights in the U.S. representing approximately 84% of the target case sales have been transitioned to TCCC's distribution network. In addition, the Company has sent notices of termination representing an additional 5% of the affected third-party distributors, and the associated distribution rights for those territories will be transitioned to TCCC's distribution network effective as of May 11, 2015. As a result, it is anticipated that $125 million will be held in escrow at the closing, with the remaining $500 million to be paid to the Company at closing. The Company expects to commence steps to transition at least another 6% following the closing of the Transactions, which will, in due course, result in the release of all remaining amounts held in escrow.

Distribution Coordination Agreements

        At the closing of the Transactions, TCCC and certain subsidiaries of New Monster will amend their current distribution coordination agreements to cover most territories in the U.S./Canada and internationally not currently covered by the existing distribution coordination agreements. In connection with the amended distribution coordination agreements, certain subsidiaries of New Monster are expected to enter into distribution agreements covering territories in the U.S./Canada and internationally with bottlers/distributors in TCCC's distribution network.

BACKGROUND OF THE TRANSACTIONS

        Old Monster has had an ongoing commercial relationship with TCCC and certain of its bottlers for many years pursuant to which certain of TCCC's network of wholly or partially owned and independent bottlers have distributed and continue to distribute Old Monster's products. From time to time, Old Monster has had preliminary discussions regarding possible strategic transactions with TCCC; however, these discussions did not result in a transaction.

        On December 19, 2013, senior executives of Old Monster and TCCC met to discuss the overall relationship between the two companies, which discussions included a possible expansion of their international distribution relationship. On January 14, 2014, representatives of Old Monster and TCCC met to explore this idea further and began discussing a possible broader strategic transaction. The parties subsequently had additional telephonic and in-person discussions throughout January, February and March.

        In late February, Old Monster involved Barclays Capital Inc. ("Barclays") to assist Old Monster in its consideration of the possible transaction involving TCCC.

        On February 28, 2014, Old Monster's board of directors held a regular meeting during which senior executives of Old Monster updated the board on the discussions with TCCC.

        In connection with the discussions, the parties conducted due diligence, which due diligence continued for several months until the announcement of the transaction on August 14, 2014. The parties entered into mutual confidentiality agreements on March 19, 2014.

        On April 11, 2014, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), counsel to TCCC, sent a draft non-binding term sheet to Jones Day, counsel to Old Monster, providing for, among other things, a series of transactions in which Old Monster would engage in a holding company reorganization, TCCC would transfer its energy drink business to Old Monster, Old Monster would transfer its non-energy drink business to TCCC, TCCC would acquire an equity interest in Old Monster's new holding company and the parties would amend their current distribution coordination arrangements.

        During the approximately four-month period from April until the announcement of the transaction on August 14, 2014, Old Monster, TCCC and their respective advisors engaged in numerous discussions, both in person and telephonically, regarding the terms of a possible transaction, including negotiations of the transaction documents.

        On June 2, 2014, Old Monster's board of directors held a meeting during which senior executives of Old Monster updated the board on the discussions with TCCC.

        On June 10, 2014, representatives of Old Monster and TCCC met in Atlanta to discuss the possible transaction. The parties engaged in negotiations as to the appropriate value to be ascribed to the different components of the possible transaction, but agreed that on a combined basis TCCC would transfer its energy business to Old Monster, transition to its distribution network distribution rights from Old Monster in the United States, make distribution available to Old Monster through TCCC's distribution network internationally and pay approximately $2.0 billion to Old Monster in exchange for approximately 16.7% of its outstanding shares (giving effect to the issuance) and Old Monster's transfer of its non-energy business to TCCC. Given the complexity of the possible transaction and the parties' substantially different points of view on a variety of other issues, it remained unclear whether final agreement could be reached until shortly before the August 14, 2014 public announcement of the transaction.

        On June 18, 2014, June 27, 2014 and August 8, 2014, Old Monster's board of directors held meetings during which the board was updated on the status of the possible transaction. Representatives of Barclays, Jones Day and Schulte Roth & Zabel LLP ("Schulte Roth"), corporate counsel to Old Monster, were present at the June 27th and August 8th meetings.

        On August 14, 2014, Old Monster's board of directors met to consider the proposed transaction. Representatives of Barclays, Jones Day, Solomon Ward Seidenwurm & Smith, LLP ("Solomon Ward"), counsel to Old Monster in respect of the distribution arrangements, and Schulte Roth were present. Drafts of the Transaction Agreement and the Asset Transfer Agreement, as well as other materials prepared by Old Monster's advisors, were distributed to the members of the board in advance of the meeting. Jones Day first reviewed the key terms of the proposed transaction, as well as the issues that had been resolved since the August 8th board meeting. A representative of Solomon Ward reviewed the commercial agreements. Representatives of Barclays gave a presentation with respect to the financial aspects of the transaction to Old Monster. Following careful deliberation, the board unanimously approved the transaction.

        Later in the day on August 14th, the transaction agreements were executed and the parties announced the transaction.

        The parties to the Transaction Agreement and the Asset Transfer Agreement have agreed to extend the Outside Date under each agreement to June 30, 2015 in order to provide sufficient time to address various comments relating to this document and Old Monster's other SEC filings.

OLD MONSTER'S REASONS FOR THE TRANSACTIONS

        Old Monster's board of directors, acting with the advice and assistance of its independent legal and financial advisors, evaluated and approved the Transactions, including the terms and conditions of the Transaction Agreement and the Asset Transfer Agreement.

        In the course of reaching its determination, Old Monster's board of directors considered the following substantive factors and potential benefits of the Transactions, each of which the board believed supported its decision:

  •
  the fact that TCCC would make a substantial equity investment in New Monster and agree, subject to certain de minimis exceptions, not to compete in the energy drink category as a result of the Transactions;

  •
  the fact that New Monster would receive access to TCCC's leading international distribution network of owned or controlled bottlers/distributors and independent bottling/distribution partners and an opportunity to accelerate New Monster's international performance;

  •
  the fact that the Transactions would result in the expansion of New Monster's energy brand portfolio and focus New Monster solely in the energy category;

  •
  the scale and platform synergies resulting from the purchase of TCCC's energy brands in a range of geographies outside the United States;

  •
  the fact that the terms of the Transactions do not preclude a future sale of New Monster to TCCC or another party, taking into consideration:

  •
  TCCC's potential approximately 16.7% to 25% ownership stake in New Monster and the fact that such ownership stake may not give TCCC a bidding advantage over other potentially interested third parties if New Monster's share price is lower than current levels at the time of a change in control transaction;

    •
    TCCC's standstill obligations, and the fact that New Monster could adopt a shareholder rights plan after the expiration of the standstill;

    •
    TCCC's ability to terminate its distribution coordination agreements with New Monster after a change in control of New Monster, and that, if a change in control involved certain competitors of TCCC, such competitors would likely replace New Monster's distribution arrangements with its own distribution network;

    •
    the termination fee expected to be payable by New Monster if TCCC were to terminate the distribution coordination agreements following a change in control of New Monster involving a TCCC competitor or if New Monster terminates following a change in control of New Monster involving any third party, and that the fee is not payable at all if TCCC were to terminate following a change in control involving a party other than certain TCCC competitors; and

    •
    TCCC's right to designate directors to New Monster's board of directors, and the fact that TCCC would be limited to two directors and in any event such directors could be recused from deliberations relating to matters involving TCCC's interests;

  •
  the increase in New Monster's pro forma cash position as a result of the gross transaction cash payable of $2.15 billion;

  •
  the annual savings of fees currently paid to Old Monster's distribution partners that are not part of the TCCC network of distributors; and

  •
  the presentation given by Barclays to Old Monster's board of directors on August 14, 2014 with respect to the financial aspects of the Transactions.

        Old Monster's board of directors also considered the following risks and other potentially negative factors concerning the Transactions:

  •
  the operational risk associated with acquiring the TCCC energy portfolio, transitioning New Monster's non-TCCC distribution to TCCC's distribution network and reducing distributor diversification;

  •
  the fact that TCCC may have a bidding advantage if New Monster's board of directors were to seek to sell New Monster in the future because TCCC would not need to pay a control premium on the shares it owns at such time, including the shares it acquires in the Transactions, and that any buyer could be obligated to pay a termination fee to TCCC under the distribution coordination arrangements;

  •
  the increased hurdle for a successful shareholder vote in a future change in control transaction if TCCC were to oppose such transaction; and

  •
  the potential negative impact to the extent New Monster's board of directors ultimately decides to decrease support for any of the brands included in KO Energy.

        The foregoing discussion summarizes the material factors considered by Old Monster's board of directors in its consideration of the merger and is not intended to be exhaustive. It also contains statements which are forward looking in nature and should be read in light of the factors set forth in the section entitled "Forward Looking Statements" in this document. In view of the vast variety of factors considered by Old Monster's board of directors, and the complexity of these matters, the board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board may have assigned different weights to various factors. The board approved the Transactions based upon the totality of the information presented to and considered by it.

TCCC'S REASONS FOR THE TRANSACTIONS

        TCCC's board of directors approved the Transactions after careful consideration of all factors deemed relevant. In the course of reaching its determination to approve the Transactions, TCCC's board of directors considered the following substantive factors and potential benefits of the Transactions, each of which supported the board's decision:

  •
  the fact that the Transactions will expand an existing long-term partnership that combines the strength of TCCC's worldwide bottling and distribution system with Monster's dedicated focus and expertise as a leading energy drink company;

  •
  the value creation expected to result from combining the energy drink businesses of TCCC and Monster and the non-energy businesses of the two companies, respectively;

  •
  the opportunity to enhance each company's growth through product portfolio alignment, benefits from each respective company's brand marketing, production and distribution strengths and optimization of each company's capital and resource allocation;

  •
  the expected benefits from securing a long-term distribution arrangement by TCCC and its network of company-owned and independent bottlers for Monster energy products in existing U.S. territories and obtaining distribution rights for these products in the remainder of U.S. territories;

  •
  the approximately 16.7% of New Monster that will be owned by TCCC immediately after giving effect to the Transactions and the ability to own up to 25% of New Monster thereafter, enabling TCCC to meaningfully participate in the future upside of New Monster and allowing TCCC to recognize its share of New Monster's earnings through equity accounting;

  •
  the positioning of KO Energy brands with a company that has the experience, expertise and capability to compete effectively in the energy category, as evidenced by its past performance;

  •
  the fact that TCCC's equity investment in New Monster and distribution of Monster products will bolster the TCCC system's participation in the fast-growing and attractive global energy drinks category;

  •
  the addition of Monster's non-energy drinks to TCCC's product portfolio, which has the potential to expand with the strength and marketing expertise of TCCC and TCCC's distribution network;

  •
  the terms of the distribution coordination agreements, including the ability of TCCC to terminate its distribution coordination agreements with New Monster in the event of a change in control of New Monster and to receive a termination fee if TCCC terminates following a change in control of New Monster involving a TCCC competitor or if New Monster terminates following a change in control of New Monster involving any third party;

  •
  sales commissions TCCC will receive for including Monster products in its distribution network, both in the U.S. and internationally; and

  •
  TCCC's right to designate up to two directors to New Monster's board of directors.

        TCCC's board of directors also considered the following risks and other potentially negative factors concerning the Transactions:

  •
  the operational risks associated with transitioning the distribution of Monster's products not currently covered by TCCC's distribution network to TCCC's distribution network;

  •
  the risk that future purchases by TCCC of New Monster stock to increase its equity stake in New Monster up to 25% could be at a higher price than the negotiated purchase price under the Transaction Agreement;

  •
  the fact that the terms of the Transactions do not preclude a future sale of New Monster to another party, which may replace TCCC's distribution network with its own distribution network;

  •
  TCCC's standstill obligations, as described in the section entitled "Terms of the Transactions-Terms of the Transaction Agreement-Standstill Restrictions;" and

  •
  the risk that all conditions to the parties' obligations to complete the Transactions would not be satisfied or waived, which, while not expected, could cause the Transactions to not be completed.

        The foregoing discussion summarizes the material factors considered by TCCC's board of directors in its consideration of the merger and is not intended to be exhaustive. It also contains statements which are forward looking in nature and should be read in light of the factors set forth in the section entitled "Forward Looking Statements" in this document. In view of the vast variety of factors considered by TCCC's board of directors, and the complexity of these matters, the board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board may have assigned different weights to various factors. TCCC's board approved the Transactions based upon the totality of the information presented to and considered by it.

ACCOUNTING TREATMENT OF THE TRANSACTIONS

        We will account for the Transactions using the acquisition method of accounting which is based on Accounting Standards Codification Topic 805, Business Combinations. The acquisition method of accounting requires that we record all assets acquired and liabilities assumed of the acquired businesses, including tangible property, intangible assets, and contingent liabilities, at their fair value on the acquisition date. The excess of the consideration transferred (purchase price) over the fair value of the net assets acquired will be recognized as goodwill.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

        The following is a discussion of the material U.S. federal income tax consequences of the Transactions that may be relevant to U.S. holders (as defined below) of Old Monster common shares. Subject to the assumptions, qualifications and limitations set forth below, to the extent that this section consists of statements as to matters of U.S. federal tax law and regulations or legal conclusions with respect thereto, this section is the opinion of Jones Day. For purposes of this discussion, a "U.S. holder" is a beneficial owner of an Old Monster common share that is:

  •
  a citizen or individual resident of the United States;

  •
  a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this document, all of which may change, possibly with retroactive effect. This discussion assumes that the Transactions will be completed in accordance with the terms of the Transaction Agreement and Asset Transfer Agreement. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") as to the U.S. federal income tax consequences of the Transactions, and the following summary is not binding on the IRS or the courts. As a result, the IRS could adopt a contrary position, and such a contrary position could be sustained by a court.

        This discussion only addresses U.S. holders who hold Old Monster common shares (and will hold New Monster common shares) as capital assets and does not purport to be a complete analysis of all potential tax effects of the Transactions. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Transactions (whether or not such transactions occur in connection with the Transactions), including, without limitation, any exercise of an Old Monster option or the acquisition or disposition of shares of Old Monster common shares other than pursuant to the Transactions. It does not address the U.S. federal income tax considerations applicable to holders of options or warrants to purchase Old Monster common shares, or holders of debt instruments convertible into Old Monster common shares. It also does not address all aspects of U.S. federal income taxation that may be important to a U.S. holder in light of that holder's particular circumstances or to a U.S. holder subject to special rules, such as:

  •
  U.S. holders subject to special treatment under U.S. federal income tax laws (for example, brokers or dealers in securities, financial institutions, mutual funds, insurance companies, or tax-exempt organizations);

  •
  a U.S. holder that holds Old Monster common shares as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy;

  •
  a U.S. holder whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

  •
  a U.S. holder that is a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

  •
  a U.S. holder that holds Old Monster common shares through a pass-through entity;

  •
  a U.S. holder liable for the alternative minimum tax;

  •
  a U.S. holder who acquired Old Monster common shares pursuant to the exercise of options or rights or otherwise as compensation or through a tax-qualified retirement plan; or

  •
  a U.S. holder who actually or constructively owns an interest in KO Energy (other than any interest in KO Energy that is currently owned, directly or indirectly, by Old Monster).

        This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the Transactions. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the Transactions, or the consequences under any proposed Treasury regulations that have not taken effect as of the date of this document. Accordingly, we strongly urge each Old Monster shareholder to consult his or her own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to him or her of the Transactions.

Consequences of Exchange to U.S. Holders

        The exchange by U.S. holders of Old Monster common shares for New Monster common shares pursuant to the Holding Company Reorganization will be treated as an exchange described in Section 351 of the Code, or the Holding Company Reorganization will be treated as a reorganization within the meaning of Section 368(a) of the Code, or both. A U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes upon its exchange of Old Monster common shares for

New Monster common shares. Such holder will have a tax basis in the New Monster common shares received in the Holding Company Reorganization equal to the tax basis of the Old Monster common shares surrendered therefor. The holding period for New Monster common shares received in the Holding Company Reorganization will include the holding period for the Old Monster common shares surrendered therefor.

Consequences to Old Monster and New Monster

        Neither Old Monster nor New Monster will recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of Old Monster shares for New Monster shares pursuant to the Holding Company Reorganization. In addition, no gain or loss will be recognized by Old Monster or New Monster as a result of the issuance of New Monster common shares.

Consequences of the Transfer by Old Monster of Monster Non-Energy and Old Monster's Receipt of Distribution Rights

        Old Monster's transfer of Monster Non-Energy to TCCC will generally be a taxable transfer. In addition, the amendment of the distribution coordination agreements between Old Monster and TCCC will likely constitute a taxable transaction to Old Monster.

Information on Transactions to Be Filed with Old Monster Shareholders' Returns

        U.S. holders that qualify as "significant transferors" and certain U.S. shareholders of foreign corporations that qualify as significant transferors will generally be required to attach statements to their tax returns for the year in which the Transactions are consummated that contain the information listed in Treasury Regulation Section 1.351-3 and Treasury Regulation Section 1.368-3. With respect to a statement required by Treasury Regulation Section 1.351-3, a significant transferor generally includes a person that, immediately after the exchange of Old Monster common shares for New Monster common shares, owns at least five percent (by vote or value) of the total outstanding shares of New Monster. With respect to a statement required by Treasury Regulation Section 1.368-3, a significant transferor generally includes a person that, immediately before the exchange of Old Monster common shares for New Monster common shares, owns at least five percent (by vote or value) of the total outstanding shares of Old Monster. The statements must include, among other things, the significant transferor's tax basis in and the fair market value of the Old Monster common shares that it exchanges for New Monster common shares.

FINANCIAL STATEMENTS

        See the Index to Financial Statements at page F-1 of this document for a complete list of the historical combined abbreviated financial statements of KO Energy included in this document. The historical financial statements of Old Monster are incorporated by reference into this document.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        On August 14, 2014, TCCC and Old Monster entered into definitive agreements contemplating a long-term strategic relationship in the global energy drink category. Subject to the terms and conditions of the agreements, upon the closing of the Transactions, among other things, (1) TCCC will acquire newly issued New Monster common shares representing approximately 16.7% of the total number of outstanding New Monster common shares (giving effect to such issuance) and TCCC will be entitled to appoint two directors to New Monster's Board of Directors for a specified period, (2) TCCC will transfer all of its rights in and to KO Energy to New Monster, and Old Monster will transfer all of its rights in and to Monster Non-Energy to TCCC, (3) TCCC and Old Monster will amend the distribution coordination agreements currently existing between them to govern the transition of third parties' rights to distribute the Company's energy products in most territories in the U.S. to members of TCCC's distribution network, which consists of owned or controlled bottlers/distributors and independent bottling/distribution partners, and (4) TCCC and/or one or more of its subsidiaries will make an aggregate net cash payment to New Monster and/or Old Monster of $2.15 billion, of which up to $625.0 million will be held in escrow (the "Escrow Agreement"), subject to release upon achievement of milestones relating to the transfer of distribution rights to TCCC's distribution network, as described above under the section entitled "Terms of the Transactions—Other Agreements—Escrow Agreement."

        TCCC is contractually obligated to authorize payment to New Monster of the funds in escrow upon achievement of the milestones referred to above. As of April 6, 2015, distribution rights in the U.S. representing approximately 84% of the target case sales have been transitioned to TCCC's distribution network. In addition, the Company has sent notices of termination representing an additional 5% of the affected third-party distributors, and the associated distribution rights for those territories will be transitioned to TCCC's distribution network effective as of May 11, 2015. As a result, it is anticipated that $125 million will be held in escrow at the closing, with the remaining $500 million to be paid to the Company at closing. The Company expects to commence steps to transition at least another 6% following the closing of the Transactions, which will, in due course, result in the release of all remaining amounts held in escrow. Therefore, Old Monster believes that achievement of the milestones is probable.

        For purposes of this unaudited pro forma condensed combined financial information and the related notes, references to "the Company" will be deemed to be references to Old Monster or New Monster, as applicable.

        The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of the Company and the historical combined abbreviated financial statements of KO Energy after giving effect to the Transactions and applying the assumptions described in the accompanying notes. The unaudited pro forma condensed combined balance sheet is presented as if the Transactions had occurred on December 31, 2014, plus pro forma adjustments. The unaudited pro forma condensed combined statement of income for the twelve-months ended December 31, 2014 is presented as if the Transactions had occurred on January 1, 2014.

        The audited historical combined abbreviated financial statements of KO Energy include only statements of assets acquired and liabilities assumed and combined statements of net revenues and direct operating expenses, rather than audited full "carve-out" financial statements, because such audited full carve-out financial statements would not be meaningful given that it is not possible to provide a meaningful allocation of business unit and corporate costs, interest or tax in respect of the KO Energy business and any estimates of those amounts with respect to the pre-acquisition period would be derived from TCCC's cost structure whereas the KO Energy business will be integrated into the Company's energy business and subject to the Company's cost structure following the Transactions.

        The unaudited pro forma condensed combined financial information is presented for information purposes only and is not intended to represent or be indicative of the combined results of operation or financial position that the Company would have reported had the Transactions been completed as of the date and for the periods presented, and should not be taken as representative of the Company's consolidated results of operations or financial condition following completion of the Transactions. In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or results of operation of the combined company. There were no material transactions between KO Energy and the Company during the periods presented that are required to be eliminated.

        The unaudited pro forma combined financial information does not reflect any cost savings, operational synergies or revenue enhancements that the combined company may achieve as a result of the Transactions or the costs to combine the operations or the costs necessary to achieve cost savings, operating synergies and revenue enhancements.

        The unaudited pro forma condensed combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). The fair value allocation of the consideration given and received in connection with the Transactions will be determined in accordance with Financial Accounting Standards Board (the "FASB") Accounting Standards Codification ("ASC") 805 "Business Combinations," The fair value analysis has yet to progress to a stage where there is sufficient information for a definitive measurement of the Transactions' respective fair values which include the fair value of Monster Non-Energy, KO Energy and the expanded U.S. distribution rights transferred to TCCC's distribution network, including the various related intangible assets. Accordingly, the Transactions' respective fair value allocation is preliminary and is based on valuations derived from estimated fair value assumptions used by management. Following the effective date of the Transactions, the Company expects to complete its fair value analysis at the level of detail necessary to finalize the underlying fair value allocations. Any differences between the Transactions' respective fair value allocations and the preliminary management estimates may differ materially and potentially have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.

        The accompanying unaudited pro forma condensed financial statements should be read in conjunction with (a) the accompanying notes to the unaudited pro forma condensed combined financial statements, (b) KO Energy's historical combined abbreviated financial statements and notes thereto filed herewith, and (c) the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2014

(In Thousands, Except Par Value)

				Pro Forma Adjustments (Note 4)
	Monster Historical	KO Energy Historical		Disposal of Monster Non-Energy		Other		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$370,323	$—		$200,037	4A	$1,324,963	4A	$1,895,323
Short-term investments	781,134	—		—		—		781,134
Accounts receivable, net	280,203	—		—		—		280,203
KO Transaction receivables	—	—		—		625,000	4B	625,000
Distributor receivables	552	—		—		—		552
Inventories	174,573	6,428		(22,080)	4C	—		158,921
Prepaid expenses and other current assets	19,673	822		—		—		20,495
Intangibles held-for-sale	18,079	—		(18,079)	4D	—		—
Prepaid income taxes	8,617	—		—		—		8,617
Deferred income taxes	40,275	—		—		—		40,275

Total current assets	1,693,429	7,250		159,878		1,949,963		3,810,520
INVESTMENTS	42,940	—		—		—		42,940
PROPERTY AND EQUIPMENT, net	90,156	—		—		—		90,156
DEFERRED INCOME TAXES	54,106	—		—		208,605	4E	262,711
INTANGIBLES, net	50,748	43,333		—		1,560,934	4F	1,655,015
OTHER ASSETS	7,496	—		—		—		7,496

Total Assets	$1,938,875	$50,583		$159,878		$3,719,502		$5,868,838

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$127,641	$3,052		$—		$—		$130,693
Accrued liabilities	40,271	—		—		293,500	4G	333,771
Accrued promotional allowances	114,047	—		—		—		114,047
Deferred revenue	49,926	—		—		(23,167)	4I	26,759
Accrued compensation	17,983	—		—		—		17,983
Income taxes payable	5,848	—		61,553	4H	115,500	4H	182,901

Total current liabilities	355,716	3,052		61,553		385,833		806,154
DEFERRED REVENUE	68,009	—		—		285,053	4I	353,062
STOCKHOLDERS' EQUITY:
Common stock	1,035	—		—		170	4J	1,205
Additional paid-in capital	426,145	—		—		3,258,203	4K	3,684,348
Retained earnings	2,330,510	47,531	4L	98,325	4L	(209,757)	4L	2,266,609
Accumulated other comprehensive loss	(11,453)	—		—		—		(11,453)
Common stock in treasury, at cost	(1,231,087)	—		—		—		(1,231,087)

Total stockholders' equity	1,515,150	47,531		98,325		3,048,616		4,709,622

Total Liabilities and Stockholders' Equity	$1,938,875	$50,583		$159,878		$3,719,502		$5,868,838

See accompanying notes to unaudited pro forma condensed combined financial statements.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE TWELVE-MONTHS ENDED DECEMBER 31, 2014

(In Thousands, Except Per Share Amounts)

			Pro Forma Adjustments (Note 4)
	Monster Historical	KO Energy Historical	Disposal of Monster Non-Energy		Other		Pro Forma Combined
NET SALES	$2,464,867	$342,432	$(150,374)	4M	$15,003	4M	$2,671,928
COST OF SALES	1,125,057	38,474	(117,084)	4N	—		1,046,447

GROSS PROFIT	1,339,810	303,958	(33,290)		15,003		1,625,481
OPERATING EXPENSES	592,305	85,502	(25,728)	4O	26,046	4O	678,125

OPERATING INCOME	747,505	218,456	(7,562)		(11,043)		947,356
OTHER (EXPENSE) INCOME:
Interest and other (expense) income, net	(1,676)	—	—		—		(1,676)
(Loss) gain on investments and put options, net	(41)	—	—		—		(41)

Total other (expense) income	(1,717)	—	—		—		(1,717)

INCOME BEFORE PROVISION FOR INCOME TAXES	745,788	218,456	(7,562)		(11,043)		945,639
PROVISION FOR INCOME TAXES	262,603	—	(2,911)	4P	81,711	4P	341,403

NET INCOME	$483,185	$218,456	$(4,651)		$(92,754)		$604,236

NET INCOME PER COMMON SHARE:
Basic	$2.89						$3.00

Diluted	$2.77						$2.90

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK AND COMMON STOCK EQUIVALENTS:
Basic	167,257				34,000	4Q	201,257

Diluted	174,285				34,000	4Q	208,285

See accompanying notes to unaudited pro forma condensed combined financial statements.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(In Thousands, Except Per Share Amounts)

1. DESCRIPTION OF TRANSACTION

        On August 14, 2014, TCCC and Old Monster entered into definitive agreements contemplating a long-term strategic relationship in the global energy drink category. Subject to the terms and conditions of the agreements, upon the closing of the Transactions, among other things, (1) TCCC will acquire newly issued New Monster common shares representing approximately 16.7% of the total number of outstanding New Monster common shares (giving effect to such issuance) and TCCC will be entitled to appoint two directors to New Monster's Board of Directors for a specified period, (2) TCCC will transfer all of its rights in and to KO Energy to New Monster, and Old Monster will transfer all of its rights in and to Monster Non-Energy to TCCC, (3) TCCC and Old Monster will amend the distribution coordination agreements currently existing between them to govern the transition of third parties' rights to distribute the Company's energy products in most territories in the U.S. to members of TCCC's distribution network, which consists of owned or controlled bottlers/distributors and independent bottling/distribution partners, and (4) TCCC and/or one or more of its subsidiaries will make an aggregate net cash payment to New Monster and/or Old Monster of $2.15 billion, of which up to $625.0 million will be held in escrow, subject to release upon achievement of milestones relating to the transfer of distribution rights to TCCC's distribution network, as described above under the section entitled "Terms of the Transactions—Other Agreements—Escrow Agreement."

        TCCC is contractually obligated to authorize payment to New Monster of the funds in escrow upon achievement of the milestones referred to above. In addition, the Company has sent notices of termination representing an additional 5% of the affected third-party distributors, and the associated distribution rights for those territories will be transitioned to TCCC's distribution network effective as of May 11, 2015. As of April 6, 2015, distribution rights in the U.S. representing approximately 84% of the target case sales have been transitioned to TCCC's distribution network. As a result, it is anticipated that $125 million will be held in escrow at the closing, with the remaining $500 million to be paid to the Company at closing. The Company expects to commence steps to transition at least another 6% following the closing of the Transactions, which will, in due course, result in the release of all remaining amounts held in escrow. Therefore, Old Monster believes that achievement of the milestones is probable.

2. BASIS OF PRO FORMA PRESENTATION

        The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of the Company after giving effect to the Transactions and applying the assumptions described in the accompanying notes. The unaudited pro forma condensed combined balance sheet is presented as if the Transactions had occurred on December 31, 2014. The unaudited pro forma condensed combined statement of income for the twelve-months ended December 31, 2014 is presented as if the Transactions had occurred on January 1, 2014.

        The audited historical combined abbreviated financial statements of KO Energy include only statements of assets acquired and liabilities assumed, and combined statements of net revenues and direct operating expenses, rather than audited full "carve-out" financial statements, because such audited full carve-out financial statements would not be meaningful given that it is not possible to provide a meaningful allocation of business unit and corporate costs, interest or tax in respect to KO Energy and any estimates of those amounts with respect to the pre-acquisition period would be derived from TCCC's cost structure whereas KO Energy will be integrated into the Company's energy business

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Per Share Amounts)

2. BASIS OF PRO FORMA PRESENTATION (Continued)

and subject to the Company's cost structure following the Transactions. All cash flow requirements of KO Energy were funded by KO, and cash management functions were not performed at the KO Energy business level. Therefore, it is impracticable to present a statement of cash flows, including cash flows from operating, investing and financing activities, as KO Energy did not maintain cash balances of that nature.

        The unaudited pro forma condensed combined financial information is presented for information purposes only and is not intended to represent or be indicative of the combined results of operation or financial position that the Company would have reported had the Transactions been completed as of the date and for the periods presented, and should not be taken as representative of the Company's consolidated results of operations or financial condition following completion of the Transactions. In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or results of operation of the combined company. There were no material transactions between KO Energy and the Company during the periods presented that are required to be eliminated.

        The unaudited pro forma combined financial information does not reflect any cost savings, operational synergies or revenue enhancements that the combined company may achieve as a result of the Transactions or the costs to combine the operations or the costs necessary to achieve cost savings, operating synergies and revenue enhancements.

        The unaudited pro forma condensed combined financial statements have been prepared in accordance with GAAP. The fair value of the consideration given and received in connection with the Transactions will be determined in accordance with FASB ASC 820 "Fair Value Measurement." The fair value analysis has yet to progress to a stage where there is sufficient information for a definitive measurement of the Transactions' respective fair values which include, the fair value of Monster Non-Energy, KO Energy and the expanded U.S. distribution rights transferred to TCCC's distribution network, including the various related intangible assets. Accordingly, the Transactions' respective fair value allocation is preliminary and is based on valuations derived from estimated fair value assumptions used by management. Following the effective date of the Transactions, the Company expects to complete its fair value analysis at the level of detail necessary to finalize the underlying fair value allocations. Any differences between the Transactions' respective fair value allocations and the preliminary management estimates may differ materially and potentially have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.

        In accordance with Rule 11-02(b)(5) of Regulation S-X, the unaudited pro forma condensed combined statement of income for the twelve-months ended December 31, 2014 does not include the following estimated nonrecurring charges, credits and related tax effects resulting directly from the

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Per Share Amounts)

2. BASIS OF PRO FORMA PRESENTATION (Continued)

Transactions. These items will be included in the Company's consolidated financial statements within the 12 months succeeding the completion of the Transactions.

Gain on sale of Monster Non-Energy	$159,878
Distributor termination expense	(280,000)
Acceleration of deferred revenue associated with certain terminated distributors	38,169
Estimated transaction expenses subsequent to December 31, 2014	(13,500)
Provision for income taxes	31,552

Total	$(63,901)

        The Company will recognize a gain on the sale of Monster Non-Energy equal to the difference between the $200.0 million fair value sales price received and the $40.2 million net book value of Monster Non-Energy. Any differences between the final fair value sales price received and the preliminary management estimates would affect the gain recognized by the Company. If the final fair value sales price received should increase or decrease by 10%, the total gain recognized on the sale of Monster Non-Energy would be approximately $179.8 million and $139.8 million, respectively.

        The Company will incur termination expenses to certain distributors terminated as part of the expanded U.S. distribution rights transferred to TCCC's distribution network. The distributor termination expenses have been estimated, taking into account the Company's contractual obligations under the termination provisions of the applicable distribution agreements. In addition, the Company will recognize into income the unamortized portion of deferred revenue associated with these certain terminated distributors.

        For purposes of these nonrecurring charges and credits, a combined U.S. Federal and state statutory tax rate of 38.5% has been used. This rate does not reflect the Company's expected effective tax rate, which will include other tax charges and benefits. The provision for income taxes reflects the disallowance of certain non-deductible transaction costs.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Per Share Amounts)

3. PRELIMINARY TRANSACTION CONSIDERATION ALLOCATION

        The following table summarizes the preliminary Transaction consideration allocation:

	Identifiable Assets Acquired and Liabilities Assumed	Consideration Transferred
Equity issued to TCCC for cash (22.3 million shares issued)	$—	$1,649,908
Equity issued to TCCC for KO Energy (11.7 million shares issued)	—	1,608,465
KO Energy Intangibles—Trademarks (non-amortizing)	354,700	—
KO Energy Intangibles—Customer Relationships (amortizing)	32,350	—
KO Energy Intangibles—Other (non-amortizing)	12,900	—
KO Energy inventories	6,428	—
KO Energy prepaid expenses and other current assets	822	—
KO Energy accounts payable	(3,052)	—
Goodwill	1,204,317	—
New and Amended U.S. Distribution Rights transferred to TCCC's distribution network	—	300,055
Monster Non-Energy Business transferred to TCCC	—	200,037
Cash and escrow receivable	2,150,000	—

Total	$3,758,465	$3,758,465

        The book value of the KO Energy inventories, prepaid expenses and other current assets and accounts payable approximate fair value.

        The Company has determined goodwill in accordance with ASC 805-30-30-1, Business Combinations, which requires the recognition of goodwill for excess of the aggregate consideration over the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed.

        The goodwill recorded as part of the Transactions is not deductible for tax purposes. The goodwill includes access to new geographies, access to new sales channels, including vending and specialty accounts. as well as the opportunity for supply chain optimization.

        The Company determined the estimated fair values of KO Energy Trademarks, Customer Relationships and Other intangibles as follows:

  1.
  Trademarks—valued using the relief from royalty method. Royalty rates for the different brands were selected based on brand strength and profitability.

  2.
  Customer Relationships—valued using the with-and-without method assuming that the customer relationships could be rebuilt over a one-year period.

  3.
  Other (Trade Secrets/Formulas)—valued using the cost savings method.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Per Share Amounts)

3. PRELIMINARY TRANSACTION CONSIDERATION ALLOCATION (Continued)

        The Company determined the estimated fair value of the "New and Amended U.S. Distribution Rights" transferred to TCCC's distribution network using the discounted cash flow method. The cash flows were defined as the expected cost savings arising from the new distribution agreements.

        The Company determined the estimated fair value of the Monster Non-Energy Brands utilizing the discounted cash flow method and market multiple method. Market multiples for each brand were selected based on profitability, size and expected growth for each brand. The resulting business enterprise value derived under the income and market approaches was then adjusted for working capital and fixed assets that will not transfer to TCCC.

        As of April 8, 2015, Old Monster had approximately 170.2 million shares of common stock outstanding. If the Transactions had closed on April 8, 2015, approximately 34.0 million shares of Old Monster's common stock would have been issued to TCCC. Of the 34.0 million shares of Old Monster's common stock to be issued to TCCC, approximately 11.7 million shares, or 34.4% of the total shares issued, would have been allocated to the purchase of KO Energy and approximately 22.3 million shares, or 65.6% of the total shares issued, would have been issued for cash. The 34.4% allocation was based on the relative fair value of KO Energy to the approximate fair value of the 34.0 million shares of Old Monster's common stock on the day of the Transactions, August 14, 2014. The remaining number of shares of Old Monster's common stock were deemed to be issued for cash.

        The $2.15 billion of cash and escrow receivable was first allocated to the new and amended U.S. distribution rights and the Monster Non-Energy Business based on their respective preliminary fair values, and the residual cash of $1.6 billion was then allocated to the equity issued for cash.

        On August 14, 2014, the date the terms of the Transactions were agreed to and announced, the closing market price of the Company's common stock was $71.65 per share. The preliminary fair value of KO Energy per ASC 820 is approximately $862 million, which approximates the negotiated price for KO Energy based on the closing market price of the Company's common stock on August 14, 2014. However, per ASC 805, equity securities issued as consideration in a business combination are to be recorded at fair value as of the closing date. Therefore, the value of the shares of the Company's common stock to be issued to TCCC in exchange for KO Energy is approximately $137.79 per share, the closing price of the Company's common stock on April 8, 2015, resulting in a total consideration value transferred for KO Energy of $1.61 billion. Because the value of the Company's common stock may change significantly between April 8, 2015 and the closing date, the amounts recorded as consideration for KO Energy may differ substantially. If the price of the Company's common stock should increase or decrease by 20%, the total consideration value transferred for KO Energy would be $1.93 billion or $1.29 billion, respectively.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Per Share Amounts)

4. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

        The following pro forma adjustments are included in the Company's unaudited pro forma condensed combined financial statements:

  Balance Sheet as of December 31, 2014

  A.
  Cash and cash equivalents

	Disposal of Monster Non- Energy	Other	Total
Equity issued to TCCC (22.3 million shares issued)	$—	$1,649,908	$1,649,908
New and Amended U.S. Distribution Rights transferred to TCCC's distribution network	—	300,055	300,055
Monster Non-Energy Business transferred to TCCC	200,037	—	200,037
Less cash held in escrow	—	(625,000)	(625,000)

Total	$200,037	$1,324,963	$1,525,000

        Up to $625.0 million of the net cash payment due to the Company pursuant to the Transactions will be held in escrow, subject to release upon achievement of milestones relating to the transfer of the Company's distribution rights to TCCC's distribution network. As of April 6, 2015, a majority of the distribution rights has already been transferred.

  B.
  TCCC Transaction Receivables

TCCC Transaction receivables	$625,000

        Up to $625.0 million of the net cash payment due to the Company pursuant to the Transactions will be held in escrow, subject to release upon achievement of milestones relating to the transfer of distribution rights to TCCC's distribution network. As of April 6, 2015, a majority of the distribution rights has already been transferred.

  C.
  Inventories

Book value of Monster Non-Energy Business inventory transferred to TCCC	$22,080
  D.
  Intangibles held-for-sale, net

Book value of Monster Non-Energy Business intangibles transferred to TCCC	$18,079

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Per Share Amounts)

4. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (Continued)

  E.
  Deferred income taxes

Book and tax timing differences—deferred revenue	$100,805
Book and tax timing differences—distributor termination expenses	107,800

Total	$208,605

        The deferred tax asset results from book and tax timing differences relating to the deferred revenue and distributor termination expenses associated with the transfer of the Company's domestic distribution rights to TCCC's distribution network. The deferred revenue associated with the transfer of the Company's domestic distribution rights to TCCC's distribution network will be recognized into income immediately for income tax purposes and amortized over 20 years for book purposes. In addition, the termination cost associated with the transfer of the Company's domestic distribution rights will be amortizable instead of immediately deductible for income tax purposes and expensed immediately for book purposes. All other assets acquired and liabilities assumed in the Transactions either have no book and tax timing differences in their basis or are assumed to be part of the tax-free portion of the Transactions. A combined U.S. Federal and state statutory rate of 38.5% has been used for purposes computing these deferred tax assets.

  F.
  Intangibles, net

To reverse book value of KO Energy Intangibles	$(43,333)
KO Energy Intangibles—Trademarks (non-amortizing)	354,700
KO Energy Intangibles—Customer Relationships (amortizing)	32,350
KO Energy Intangibles—Other (non-amortizing)	12,900
Goodwill	1,204,317

Total	$1,560,934

  G.
  Accrued Liabilities

Accrued distributor terminations	$280,000
Estimated transaction expenses subsequent to December 31, 2014	13,500

Total	$293,500

        The Company will incur termination expenses to certain distributors terminated as part of the expanded U.S. distribution rights transferred to TCCC's distribution network.

        Estimated transaction expenses include expenses for investment banking services, legal, accounting and tax services necessary to complete the transaction. These expenses are reflected as an accrued liability and a charge to retained earnings.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Per Share Amounts)

4. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (Continued)

  H.
  Income Taxes Payable

	Disposal of Monster Non-Energy	Other	Total
Gain on sale of Monster Non-Energy	$61,553	$—	$61,553
New and Amended U.S. Distribution Rights transferred to TCCC's distribution network	—	115,500	115,500

Total	$61,553	$115,500	$177,053

        The income tax payable is primarily attributable to the gain of $159.9 million recognized on the sale of Monster Non-Energy as well as the immediate income tax recognition of the $300.0 million of deferred revenue received from TCCC for expanded U.S. distribution rights. For purposes of computing the income taxes payable, a combined U.S. Federal and state statutory rate of 38.5% has been used.

  I.
  Deferred Revenue

Current
New and Amended U.S. Distribution Rights transferred to TCCC's distribution network	$15,002
Acceleration of deferred revenue associated with certain terminated distributors	(38,169)

Total Current	(23,167)

Long-term
New and Amended U.S. Distribution Rights transferred to TCCC's distribution network	285,053

        Amounts received from TCCC for expanded U.S. distribution rights have been accounted for as deferred revenue in the accompanying balance sheet and are recognized as revenue ratably over the 20-year anticipated life, which is based on the 20-year contractual term of the respective agreements. The Company will recognize into income the unamortized portion of deferred revenue associated with certain terminated distributors.

  J.
  Common Stock

34.0 million $0.005 par value shares issued to TCCC	$170

        TCCC will acquire approximately 34.0 million newly issued shares of the Company's common stock representing approximately 16.7%of the outstanding shares of the Company's common stock (after giving effect to the new issuance).

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Per Share Amounts)

4. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (Continued)

  K.
  Additional paid-in capital

34.0 million $0.005 par value shares issued to TCCC	$3,258,203

        TCCC will acquire approximately 34.0 million newly issued shares of the Company's common stock representing approximately 16.7%of the outstanding shares of the Company's common stock (after giving effect to the new issuance). As consideration for the newly issued shares of the Company's common stock, TCCC will transfer cash of $1.6 billion and transfer all of its rights in and to KO Energy to the Company. Per ASC 805, the portion of equity securities issued as consideration in a business combination is to be recorded at fair value as of the acquisition date. Therefore, the value of the shares of the Company's common stock to be issued to TCCC in exchange for KO Energy is approximately $137.79 per share, the closing price of the Company's common stock on April 8, 2015. Because the value of the Company's common stock may change significantly between April 8, 2015 and the acquisition date, the amount recorded as consideration for KO Energy might differ substantially.

  L.
  Retained Earnings

	Disposal of Monster Non-Energy	Other	Total
To eliminate KO Energy retained earnings	$—	$(47,531)	$(47,531)
Gain on sale of Monster Non-Energy Business	159,878	—	159,878
Distributor termination expense	—	(280,000)	(280,000)
Acceleration of deferred revenue associated with certain terminated distributors	—	38,169	38,169
Estimated Transaction expenses subsequent to December 31, 2014	—	(13,500)	(13,500)
Provision for income taxes	(61,553)	93,105	31,552

Total	$98,325	$(209,757)	$(111,432)

        The KO Energy retained earnings represents the difference between the KO Energy assets acquired and liabilities assumed. This does not include the historical retained earnings of KO Energy.

        The Company will recognize a gain on the sale of Monster Non-Energy equal to the difference between the $200.0 million fair value sales price received and the $40.2 million net book value of Monster Non-Energy. Any differences between the final fair value sales price received and the preliminary management estimates would affect the gain recognized by the Company.

        The Company will incur termination expenses to certain distributors terminated as part of the expanded U.S. distribution rights transferred to TCCC's distribution network. In addition, the Company will recognize into income the unamortized portion of deferred revenue associated with these certain terminated distributors.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Per Share Amounts)

4. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (Continued)

        Estimated transaction expenses include expenses for investment banking services, legal, accounting and tax services necessary to complete the transaction. These expenses are reflected as a reduction of cash and a charge to retained earnings.

        For purposes of these Unaudited Pro Forma Condensed combined Financial Statements, a combined U.S. Federal and state statutory tax rate of 38.5% has been used. This rate does not reflect the Company's expected effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company. The provision for income taxes reflects the disallowance of certain non-deductible transaction costs.

  Statement of Income for the Year ended December 31, 2014

  M.
  Net sales

	Disposal of Monster Non-Energy	Other	Total
Amortization of deferred revenue	$—	$15,003	$15,003
To eliminate Monster Non-Energy	(150,374)	—	(150,374)

Total	$(150,374)	$15,003	$(135,371)

        Amounts received from TCCC for expanded U.S. distribution rights have been accounted for as deferred revenue in the accompanying balance sheet and are recognized as revenue ratably over the 20-year anticipated life, which is based on the 20-year contractual term of the respective agreements.

  N.
  Cost of sales

To eliminate Monster Non-Energy	$(117,084)
  O.
  Operating expenses

	Disposal of Monster Non-Energy	Other	Total
To eliminate Monster Non-Energy	$(25,728)	$—	$(25,728)
To record sales commissions, net of certain marketing expense reimbursements	—	24,400	24,400
To record amortization of definite lived KO Energy Intangibles	—	6,470	6,470
To eliminate Transaction expenses through December 31, 2014	—	(4,824)	(4,824)

Total	$(25,728)	$26,046	$318

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Per Share Amounts)

4. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (Continued)

        The sales commissions are computed based on the actual number of cases sold by KO Energy for the year ended December 31, 2014. The sales commissions net of certain marketing expense reimbursements are contractually part of the Transactions and will be ongoing in the net expenses of KO Energy under the Company's operations. As a result, these changes have been included as a pro forma adjustment to the contribution of KO Energy in 2014.

        Per ASC 350-30-35-3, the amortizing KO Energy intangibles will be amortized on a straight-line basis over their estimated useful lives of five years. The amortizable KO Energy assets consist solely of customer relationships with a fair value of approximately $32.4 million. The Company estimated the useful life of the customer relationships based on a scenario in which no additional customer support or continued development was provided.

  P.
  Provision for income taxes

	Disposal of Monster Non-Energy	Other	Total
To eliminate the estimated income tax provision related to the disposed of Monster Non-Energy	$(2,911)	$—	$(2,911)
Estimated provision for income taxes on pro forma adjustments	—	(2,395)	(2,395)
Estimated provision for income taxes on KO Energy income	—	84,106	84,106

Total	$(2,911)	$81,711	$78,800

        The KO Energy historical statements of income include only net revenues and direct operating expenses. Therefore, the related estimated provision for income taxes is presented as a pro forma adjustment.

        For purposes of these Unaudited Pro Forma Condensed combined Financial Statements, a combined U.S. Federal and state statutory tax rate of 38.5% has been used. This rate does not reflect the Company's expected effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

  Q.
  Weighted average number of shares of common stock and common stock equivalents

        TCCC will acquire approximately 34.0 million newly issued shares of the Company's common stock representing approximately 16.7% of the outstanding shares of the Company's common stock (after giving effect to the new issuance).

CERTAIN MARKET INFORMATION WITH RESPECT TO OLD MONSTER COMMON SHARES

        Old Monster common shares are, and upon approval of our supplemental listing application, New Monster common shares will be, listed on The Nasdaq Global Select Market under the trading symbol "MNST." The closing sale price of Old Monster common shares was $137.79 on April 8, 2015. The closing sale price of Old Monster common shares was $71.15 on August 13, 2014 (the day prior to the public announcement of the Transactions and $71.65 on August 14, 2014). The following table sets forth, for the periods indicated, the high and low closing sales price per Old Monster common share as reported by The Nasdaq Global Select Market.

	High	Low
2013
First Quarter	$54.23	$46.19
Second Quarter	62.20	47.66
Third Quarter	64.65	52.25
Fourth Quarter	67.80	51.65
2014
First Quarter	$74.79	$66.46
Second Quarter	73.25	63.27
Third Quarter	93.49	63.96
Fourth Quarter	112.56	90.53
2015
First Quarter	$141.23	$108.16
Second Quarter (through May 7)	143.49	135.66

        At April 8, 2015, there were 244 holders of record of Old Monster common shares.

DIVIDEND POLICIES AND RESTRICTIONS

        It has been the policy of the Old Monster board of directors to retain earnings to finance strategic and other plans and programs, conduct business operations, fund acquisitions and meet obligations. Following the completion of the Transactions, the New Monster board of directors will consider New Monster's policies with respect to the return of capital, including dividends and share repurchases. Any declaration and payment of cash dividends or repurchases of common shares will be subject to the discretion of the New Monster board of directors and will be dependent upon our financial condition, results of operations, cash requirements and future prospects and other factors deemed relevant by the board. Old Monster has not paid cash dividends to our shareholders since our inception.

        On November 13, 2012, Old Monster's board of directors authorized a share repurchase program for the repurchase of up to $250.0 million of Old Monster's outstanding common shares (the "November 2012 Repurchase Plan"). During the year ended December 31, 2013, Old Monster purchased 0.257 million common shares at an average purchase price of $51.99 per share for a total amount of $13.4 million (excluding broker commissions), which, taken together with prior repurchases in 2012 under the November 2012 Repurchase Plan, exhausted the availability under the November 2012 Repurchase Plan.

        On April 7, 2013, Old Monster's board of directors authorized a new share repurchase program for the repurchase of up to $200.0 million of Old Monster's outstanding common shares (the "April 2013 Repurchase Plan"). During the year ended December 31, 2014, no common shares were purchased under the April 2013 Repurchase Plan. During the year ended December 31, 2013, Old Monster purchased 0.951 million common shares at an average purchase price of $56.98 per share for a total amount of $54.2 million (excluding broker commissions).

        During the years ended December 31, 2013 and 2014, 0.001 million common shares and 0.091 million common shares, respectively, were purchased from employees in lieu of cash payments for options exercised or withholding taxes due for a total amount of $0.1 million and $8.2 million, respectively. While such purchases are considered common share repurchases, they are not counted as purchases against our authorized share repurchase programs, including the April 2013 Repurchase Plan.

        Old Monster is and New Monster will be a holding company that derives substantially all of its cash flow from issuances of its securities and cash flows of its subsidiaries. Accordingly, Old Monster's ability to pay dividends or repurchase common shares from cash flow from sources other than issuance of its securities is, and New Monster's ability to do so will be, dependent upon the cash flows of their subsidiaries, the advance or distribution of those cash flows to Old Monster or New Monster, as the case may be, and, in the case of New Monster, the $2.15 billion cash payment to be made by TCCC in connection with the Transactions.

        Giving pro forma effect to the Transactions as if they had occurred in December 31, 2014, New Monster would have no indebtedness for borrowed money and $1.9 billion of cash and cash equivalents, including $1.5 billion of cash to be paid by TCCC in connection with the Transactions (excluding up to $625.0 million to be held in escrow as described under "Terms of the Transactions—Terms of the Transaction Agreement—Consideration for the Transactions" earlier in this document). Following the Transactions, New Monster expects that a substantial portion of this cash and cash equivalent amount will be used to return capital to shareholders pursuant to share repurchases, which could be effected pursuant to a self-tender offer, accelerated share repurchase or otherwise, alone or potentially in conjunction with dividend payments. The timing, terms and amount of any such share repurchase will be determined by the New Monster board of directors.

 BUSINESS OF KO ENERGY

General

        TCCC is the world's largest beverage company, which owns or licenses and markets more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees and energy and sports drinks. Finished beverage products bearing TCCC's trademarks are now sold in more than 200 countries. TCCC makes its branded beverage products available to consumers throughout the world through its network of TCCC-owned or -controlled bottling and distribution operations as well as independent bottling partners, distributors, wholesalers and retailers—the world's largest beverage distribution system.

        As part of the Transactions, TCCC will be transferring KO Energy to New Monster. KO Energy markets, manufactures and sells concentrates or beverage bases necessary for the production of its finished energy drinks, which include Burn, Full Throttle, Mother, Nalu, NOS, Play and Power Play and Relentless. These products are distributed in over 100 countries, generally led by one or two brands in each country. KO Energy's concentrates and/or beverage bases are manufactured at several facilities owned by TCCC worldwide, none of which will be transferred to New Monster in the Transactions.

Products and Brands

        As used in this section:

  •
  "concentrates" or "beverage bases" means concentrated combinations of ingredients that are used to prepare finished beverages. With respect to the KO Energy beverages, these beverage bases typically include flavoring ingredients, plus certain other ingredients, such as caffeine, taurine, inositol and/or guarana extract, and, depending on the product, sweeteners; and

  •
  "KO Energy Trademark Beverages" means beverages bearing KO Energy's trademarks.

        KO Energy markets, manufactures and sells concentrates and/or beverage bases. In its concentrate and/or beverage base operations, KO Energy typically generates net operating revenues by selling concentrates and/or beverage bases to authorized bottling and canning operators (typically referred to as "bottlers" or "bottling partners"). KO Energy's bottling partners generally combine the concentrates and/or beverage bases with sweeteners and water to produce finished beverages. The finished beverages are packaged in authorized containers bearing KO Energy's trademarks, such as cans and plastic bottles, and are then sold to retailers directly or, in some cases, through wholesalers or other bottlers.

        KO Energy owns the following non-alcoholic beverage brands which will be transferred to New Monster as part of the contemplated transactions:

  •
  Black Fire;

  •
  BPM;

  •
  BU;

  •
  Burn;

  •
  Full Throttle;

  •
  Gladiator;

  •
  Mother;

  •
  Nalu;

  •
  NOS;

  •
  Play and Power Play;

  •
  Relentless; and

  •
  Samurai.

        KO Energy measures the volume of its products sold by unit cases of finished products. "Unit case" means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings) and "unit case volume" means the number of unit cases (or unit case equivalents) of beverage products bearing KO Energy trademarks directly or indirectly sold to its bottling partners. The KO Energy unit case volume numbers presented in this document are derived based on estimates received by KO Energy from its bottling partners and distributors. Its bottling partners and distributors sold 62 million, 66 million and 72 million unit cases of products in 2012, 2013 and 2014, respectively.

Distribution System and Bottler's Agreements

        KO Energy makes its branded beverage products available to consumers in more than 100 countries through its network of TCCC-owned or -controlled bottling and distribution operators as well as independent bottling partners, distributors, wholesalers and retailers. Being a bottler does not create a legal partnership or joint venture between TCCC and the bottlers. KO Energy's independent bottling partners are independent contractors and are not TCCC's agents.

Bottlers Agreements

        TCCC has separate agreements with each of the bottling partners for the manufacture and sale of energy products. Subject to specified terms and conditions and certain variations, the bottler's agreements generally authorize the bottlers to prepare beverages under specified trademarks, package the product in authorized containers and distribute and sell the product in (but, subject to applicable local law, generally only in) an identified territory. The bottler is obligated to purchase its entire requirements of concentrates and/or beverage bases for the designated beverages from KO Energy or-authorized suppliers. TCCC typically agrees to refrain from selling or distributing, or from authorizing third parties to sell or distribute, the designated beverages throughout the identified territory in the particular authorized containers. However, TCCC typically reserves for itself or its designee the right (1) to prepare and package such beverages in such containers in the territory for sale outside the territory, (2) to prepare, package, distribute and sell such beverages in the territory in any other manner or form, and (3) to handle key accounts (accounts that cover multiple territories). Territorial restrictions on bottlers vary in some cases under local law.

        While under most of the bottler's agreements regarding the manufacture and sale of KO Energy products TCCC generally has complete flexibility to determine the price and other terms of sale of the concentrates and/or beverage bases TCCC sells to KO Energy's bottlers, as a practical matter, TCCC's ability to exercise its contractual flexibility to determine the price and other terms of sale of its concentrates and/or beverage bases and finished beverages is subject, both outside and within the United States, to competitive market conditions. In addition, in some instances KO Energy has agreed or may in the future agree with a bottler with respect to concentrate and/or beverage base pricing on a prospective basis for specified time periods. Also, in some markets, in an effort to allow KO Energy and its bottling partners to grow together through shared value, aligned incentives and the flexibility necessary to meet consumers' always changing needs and tastes, KO Energy worked with its bottling partners to develop and implement an incidence-based pricing model. Under this model, the concentrate or beverage base price charged to the bottlers is impacted by a number of factors, including bottler pricing, the channels in which the finished products are sold and package mix.

Promotions and Marketing Programs

        In addition to conducting its own independent advertising and marketing activities, KO Energy may provide promotional and marketing services or funds to its bottlers. In most cases, KO Energy does this on a discretionary basis even though KO Energy is not obligated to do so under the terms of the bottling or distribution agreements with the bottlers. Also, on a discretionary basis in most cases, KO Energy may develop and introduce new products, packages and equipment to assist the bottlers. Likewise, in many instances, KO Energy provides promotional and marketing services and/or funds and/or dispensing equipment and repair services to bottle or can retailers, typically pursuant to marketing agreements.

Significant Customers

        The significant customers representing 10% or more of unit case sales volume and their respective unit case volume as a percentage of KO Energy total unit case sales volume are presented below for the twelve months ended December 31, 2014, 2013 and 2012:

December 31,	2014	2013	2012
Coca-Cola Refreshments	23.3%	23.5%	23.6%
Coca-Cola HBC AG	12.8%	14.3%	14.4%
Coca-Cola Enterprises, Inc.	11.3%	11.7%	11.9%
Coca-Cola Amatil Limited	10.1%	9.8%	10.0%

Seasonality

        Sales of nonalcoholic ready-to-drink beverages are somewhat seasonal, with the second and third calendar quarters accounting for the highest sales volumes. The volume of sales in the beverage business may be affected by weather conditions.

Competition

        The nonalcoholic beverage segment of the commercial beverage industry is highly competitive, consisting of numerous companies ranging from small to very large, well-capitalized companies. These include companies that, like TCCC, compete in multiple geographic areas, as well as businesses that are primarily regional or local in operation. Competitive products include:

  •
  numerous nonalcoholic sparkling beverages;

  •
  various water products, including packaged, flavored and enhanced waters;

  •
  juices and nectars;

  •
  fruit drinks and dilutables (including syrups and powdered drinks);

  •
  coffees and teas;

  •
  energy and sports and other performance-enhancing drinks;

  •
  dairy-based drinks; functional beverages, including vitamin-based products and relaxation beverages; and

  •
  various other nonalcoholic beverages.

These competitive beverages are sold to consumers in both ready-to-drink and other than ready-to-drink form.

        Domestically, KO Energy's products compete directly with Red Bull, Monster, Rockstar, No Fear, Amp, Adrenaline Rush, Venom, Redline, Red Devil, Rip It, Xenergy, 5-Hour Energy Shots,

MiO Energy, Stacker 2, VPX Redline Energy Shots and many other brands. Internationally, KO Energy competes with Red Bull, Monster, Rockstar, V-Energy, Lucozade, and Adrenaline Rush and numerous local and private label brands that usually differ from country to country, such as Hell, Shock, Tiger, Boost, TNT, Shark, Hot 6, Bullit, Flash Up, Black, Non-Stop, Bomba, Semtex, Vive 100, Dark Dog, Speed and Guaraná and many other international brands.

        Competitive factors impacting KO Energy's business include pricing, advertising, sales promotion programs, product innovation, increased efficiency in production techniques, the introduction of new packaging, new vending and dispensing equipment and brand and trademark development and protection. The competitive strengths include association with TCCC's portfolio of brands with high levels of consumer acceptance, a worldwide network of bottlers and distributors of KO Energy products, sophisticated marketing capabilities and a talented group of dedicated associates. The competitive challenges include strong competition in all geographic regions and, in many countries, a concentrated retail sector with powerful buyers able to freely choose among KO Energy products, products of competitive beverage suppliers and individual retailers' own store or private label beverage brands.

Employees

        As of April 8, 2015, there are 18 employees of TCCC or its affiliates that devote at least 51% of their business time to KO Energy.

Raw Materials

        Water is a main ingredient in all of KO Energy's products. While, historically, KO Energy has not experienced significant water supply difficulties, water is a limited natural resource in many parts of the world, and KO Energy recognizes water availability, quality and sustainability, for both KO Energy's operations and also the communities where it operates, as one of the key challenges facing the business.

        In addition to water, the principal raw materials used in KO Energy's business are nutritive and non-nutritive sweeteners. In the United States, the principal nutritive sweetener is high fructose corn syrup, which we refer to as "HFCS" and is nutritionally equivalent to sugar. HFCS is available from numerous domestic sources and is historically subject to fluctuations in its market price. The principal nutritive sweetener used by KO Energy's business outside the United States is sucrose, i.e., table sugar, which is also available from numerous sources and is historically subject to fluctuations in its market price. KO Energy generally has not experienced any difficulties in obtaining its requirements for nutritive sweeteners. In the United States, KO Energy purchases HFCS to meet its and its bottlers' requirements with the assistance of Coca-Cola Bottlers' Sales & Services LLC, which we refer to as "CCBSS," which is owned by authorized Coca-Cola bottlers doing business in the United States. Among other things, CCBSS provides procurement services to KO Energy for the purchase of various goods and services in the United States, including HFCS. The principal non-nutritive sweeteners KO Energy uses in its business are aspartame, acesulfame potassium, saccharin and sucralose. Generally, these raw materials are readily available from numerous sources. However, KO Energy purchases aspartame, an important non-nutritive sweetener that is used alone or in combination with other important non-nutritive sweeteners such as saccharin or acesulfame potassium in its low-calorie beverage products, primarily from Ajinomoto Co., Inc. and SinoSweet Co., Ltd., which KO Energy considers to be its primary sources for the supply of this product. KO Energy currently purchases acesulfame potassium from Nutrinova Nutrition Specialties & Food Ingredients GmbH, which KO Energy considers to be its primary source for the supply of this product, and from one additional supplier. KO Energy generally has not experienced any difficulties in obtaining its requirements for non-nutritive sweeteners. KO Energy sells a number of products sweetened with sucralose, a non-nutritive sweetener. KO Energy works closely with Tate & Lyle PLC, its primary sucralose supplier, to maintain continuity of supply, and does not anticipate difficulties in obtaining KO Energy's requirements. All other flavors and ingredients are procured directly from various suppliers.

        KO Energy sells a number of products containing taurine, inositol, caffeine and/or guarana extract, ingredients which are available from numerous sources and historically subject to fluctuations in market prices. KO Energy generally has not experienced any difficulties in obtaining its requirements for these ingredients.

Patents, Copyrights, Trade Secrets and Trademarks

        KO Energy owns numerous patents, copyrights and trade secrets, as well as substantial know-how and technology, which we collectively refer to in this document as "technology." KO Energy's beverage formulae are important trade secrets of KO Energy.

        KO Energy also owns numerous trademarks that are important to its business. Depending upon the jurisdiction, trademarks are valid as long as they are in use and/or their registrations are properly maintained. Pursuant to the bottler's agreements, KO Energy authorizes its bottlers to use applicable KO Energy trademarks in connection with their manufacture, sale and distribution of its products.

Governmental Regulation

        KO Energy is required to comply, and it is its policy to comply, with applicable laws in the numerous countries throughout the world in which it does business.

        In the United States, the safety, production, transportation, distribution, advertising, labeling and sale of many of KO Energy's products and their ingredients are subject to:

  •
  the Federal Food, Drug, and Cosmetic Act;

  •
  the Federal Trade Commission Act;

  •
  the Lanham Act;

  •
  state consumer protection laws; competition laws;

  •
  federal, state and local workplace health and safety laws;

  •
  various federal, state and local environmental protection laws; and

  •
  various other federal, state and local statutes and regulations.

        A California law, commonly known as Proposition 65, requires that a warning appear on any product sold in California that contains a substance that, in the view of California, causes cancer or birth defects. The state maintains lists of these substances and periodically adds other substances to these lists. Proposition 65 exposes all food and beverage producers to the possibility of having to provide warnings on their products in California because it does not provide for any generally applicable quantitative threshold below which the presence of a listed substance is exempt from the warning requirement. Consequently, the detection of even a trace amount of a listed substance can subject an affected product to the requirement of a warning label. However, Proposition 65 does not require a warning if the manufacturer of a product can demonstrate that the use of that product exposes consumers to a daily quantity of a listed substance that is:

  •
  below a "safe harbor" threshold that may be established;

  •
  naturally occurring;

  •
  the result of necessary cooking; or

  •
  subject to another applicable exemption.

        One or more substances that are currently on the Proposition 65 lists, or that may be added in the future, can be detected in KO Energy products at low levels that are safe. With respect to substances that have not yet been listed under Proposition 65, KO Energy takes the position that listing is not scientifically justified. With respect to substances that are already listed, KO Energy takes the position that the presence of each such substance in its products is subject to an exemption from the warning requirement. The State of California or other parties, however, may take a contrary position.

        Outside the United States, KO Energy is subject to numerous similar statutes and regulations, as well as other legal and regulatory requirements. For instance, regulations took effect in Canada on January 11, 2013 that, among other things, re-classified energy drinks from "natural health products" to "food." As a result, energy drinks are required to carry a warning that they are not recommended for children or breast-feeding women and should not be mixed with alcohol.

        Furthermore, legislation or regulations have been or may be introduced in the United States and other countries at the federal, state and municipal levels to regulate the consumption of sugar-sweetened beverages generally (including package size and labeling). With respect to energy beverages specifically, legislation or regulations may impose limits on caffeine content or restrictions on marketing and sales including age limits for the purchase of such beverages and limits on where they can be sold or promoted. All such developments could affect KO Energy's business. In addition, some of these jurisdictions have proposed or adopted excise taxes on sugar-sweetened or energy beverages.

        Bottlers of KO Energy's beverage products presently offer and use nonrefillable, recyclable containers in the United States and various other markets around the world. Legal requirements apply in various jurisdictions inside and outside the United States requiring that deposits or certain ecotaxes or fees be charged in connection with the sale, marketing and use of certain beverage containers. The specific requirements imposed by these measures vary. Other types of laws relating to beverage container deposits, recycling, ecotaxes or product stewardship also apply in various jurisdictions inside and outside the United States. Similar legal requirements may be proposed or enacted in the future at local, state and federal levels, both inside and outside the United States.

        All of the facilities used in KO Energy's operations are subject to various environmental protection statutes and regulations, including those relating to the use of water resources and the discharge of wastewater. KO Energy's policy is to comply with these requirements. Compliance with these provisions has not had, and KO Energy does not expect such compliance to have, a material adverse effect on its capital expenditures, net income or competitive position. No facilities are being transferred to New Monster as part of the Transactions.

Employees

        Pursuant to the Asset Transfer Agreement, prior to the closing of the Transactions, New Monster or its affiliates may make offers of employment on an at-will basis to one or more KO Energy employees, and TCCC or its affiliates may make offers of employment on an at-will basis to one or more Monster Non-Energy employees, in each case, with such offers to be effective as of the closing of the Transactions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION OF KO ENERGY

Overview

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations, which we refer to as this "MD&A," prepared by TCCC, is intended to help the reader in understanding the combined abbreviated financial statements of KO Energy, the changes in key items in those financial statements from year-to-year, the primary factors that accounted for those changes, any known trends or uncertainties of which TCCC is aware that may have material effect on KO Energy's future performance and how certain accounting principles affect the combined abbreviated financial statements of KO Energy. This MD&A is provided as a supplement to, and should be read in conjunction with, the combined abbreviated financial statements of KO Energy and the accompanying notes thereto contained in the "Financial Statements and Supplementary Data" section of this document. This overview summarizes the MD&A, which includes the following sections:

  •
  KO Energy—a general description of KO Energy.

  •
  Critical Accounting Policies and Estimates—a discussion of accounting policies that require critical judgments and estimates.

  •
  Operations Review—an analysis of the combined results of operations of KO Energy for the three years presented in the combined abbreviated financial statements of KO Energy.

  •
  Liquidity, Capital Resources and Financial Position—an analysis of liquidity and capital resources.

KO Energy

General

        TCCC is the world's largest beverage company, which owns or licenses and markets more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees and energy and sports drinks. Finished beverage products bearing TCCC's trademarks are now sold in more than 200 countries. TCCC makes its branded beverage products available to consumers throughout the world through its network of TCCC-owned or -controlled bottling and distribution operations as well as independent bottling partners, distributors, wholesalers and retailers—the world's largest beverage distribution system.

        As part of the Transactions, TCCC will be transferring KO Energy to New Monster. KO Energy markets, manufactures and sells concentrates or beverage bases necessary for the production of its finished energy drinks, which include Burn, Full Throttle, Mother, Nalu, NOS, Play and Power Play and Relentless. These products are distributed in over 100 countries, generally led by one or two brands in each country. KO Energy's concentrates and/or beverage bases are manufactured at several facilities owned by TCCC worldwide, none of which will be transferred to New Monster in the Transactions.

        KO Energy markets, manufactures and sells concentrates and/or beverage bases. In its concentrate and/or beverage base operations, KO Energy typically generates net operating revenues by selling concentrates and/or beverage bases to authorized bottling and canning operators (typically referred to as "bottlers" or "bottling partners"). KO Energy's bottling partners generally combine the concentrates and/or beverage bases with sweeteners and water to produce finished beverages. The finished beverages are packaged in authorized containers bearing KO Energy's trademarks, such as cans and plastic bottles, and are then sold to retailers directly or, in some cases, through wholesalers or other bottlers.

The Nonalcoholic Beverage Segment of the Commercial Beverage Industry

        The nonalcoholic beverage segment of the commercial beverage industry is highly competitive, consisting of numerous companies ranging from small to very large, well-capitalized companies. These include companies that, like TCCC, compete in multiple geographic areas, as well as businesses that are primarily regional or local in operation. Competitive products include:

  •
  numerous nonalcoholic sparkling beverages;

  •
  various water products, including packaged, flavored and enhanced waters; juices and nectars;

  •
  fruit drinks and dilutables (including syrups and powdered drinks);

  •
  coffees and teas;

  •
  energy and sports and other performance-enhancing drinks;

  •
  dairy-based drinks; functional beverages, including vitamin-based products and relaxation beverages; and

  •
  various other nonalcoholic beverages.

These competitive beverages are sold to consumers in both ready-to-drink and other than ready-to-drink form.

        Competitive factors impacting KO Energy's business include pricing, advertising, sales promotion programs, product innovation, increased efficiency in production techniques, the introduction of new packaging, new vending and dispensing equipment and brand and trademark development and protection. The competitive strengths include association with TCCC's portfolio of brands with high levels of consumer acceptance, a worldwide network of bottlers and distributors of KO Energy products, sophisticated marketing capabilities, and a talented group of dedicated associates. The competitive challenges include strong competition in all geographic regions and, in many countries, a concentrated retail sector with powerful buyers able to freely choose among KO Energy products, products of competitive beverage suppliers and individual retailers' own store or private label beverage brands.

Critical Accounting Policies and Estimates

        TCCC believes that its most critical accounting policies and estimates pertaining to KO Energy relate to the following:

  •
  Revenue Recognition;

  •
  Deductions from Revenue;

  •
  Advertising Costs; and

  •
  Trademarks.

        For a discussion of KO Energy's significant accounting policies, refer to Note 1 of KO Energy's Financial Statements.

Revenue Recognition

        Revenue included in the combined statements of net revenues and direct operating expenses include only sales of KO Energy's concentrate and beverage bases used by TCCC bottlers to make finished products. KO Energy recognizes revenue when persuasive evidence of an arrangement exists, delivery of products has occurred, the sales price charged is fixed or determinable and collectibility is reasonably assured. For KO Energy, this generally means that it recognizes revenue when title to KO

Energy products is transferred to the customers. In particular, title usually transfers upon shipment to or receipt at the customers' locations, as determined by the specific sales terms of the transactions. KO Energy's sales terms do not allow for a right of return except for matters related to any manufacturing defects on the part of KO Energy.

Deductions from Revenue

        KO Energy customers can earn certain incentives including, but not limited to, cash discounts, funds for promotional and marketing activities, volume-based incentive programs and support for infrastructure programs. The costs associated with these incentives are included in deductions from revenue, a component of net revenues in KO Energy's combined statements of net revenues and direct operating expenses. For customer incentives that must be earned, management must make estimates related to the contractual terms, customer performance and sales volume to determine the total amounts earned and to be recorded in deductions from revenue. In making these estimates, management considers, among other things, past results. The actual amounts ultimately paid may be different from KO Energy's estimates.

        In some situations, KO Energy may determine it to be advantageous to make advance payments to specific customers to fund certain marketing activities intended to generate profitable volume or invest in infrastructure programs with its bottlers that are directed at strengthening the bottling system and increasing unit case volume. KO Energy also makes advance payments to certain customers for distribution rights. The advance payments made to customers may be capitalized and reported in the prepaid expenses line item in the combined statements of assets acquired and liabilities assumed of KO Energy. The assets are amortized over the applicable periods and included in deductions from revenue. The duration of these agreements typically ranges from four to 10 years.

Advertising Costs

        KO Energy expenses production costs of print, radio, television and other advertisements as of the first date the advertisements take place. All other marketing expenditures are expensed in the annual period in which the expenditure is incurred. Advertising costs included in the selling, general and administrative expenses line item in KO Energy's combined statements of net revenues and direct operating expenses were $58.7 million, $74.1 million and $80.6 million in 2014, 2013 and 2012, respectively. The prepaid expenses in KO Energy's combined statements of assets acquired and liabilities assumed primarily represent advertising and production costs.

        For interim reporting purposes, KO Energy allocates its estimated full year marketing expenditures that benefit multiple interim periods to each of its interim reporting periods. KO Energy uses the proportion of each interim period's actual unit case volume to the estimated full year unit case volume as the basis for the allocation. This methodology results in KO Energy's marketing expenditures being recognized at a standard rate per unit case. At the end of each interim reporting period, KO Energy reviews its estimated full year unit case volume and estimated full year marketing expenditures in order to evaluate if a change in estimate is necessary. The impact of any changes in these full year estimates is recognized in the interim period in which the change in estimate occurs. KO Energy's full year marketing expenditures are not impacted by this interim accounting policy.

Trademarks

        The intangible assets included in KO Energy's accompanying combined statements of assets acquired and liabilities assumed relate to trademarks and intellectual property specific to KO Energy and do not therefore include any allocated balances. There is no goodwill directly attributable to KO Energy. The trademarks are classified as intangible assets with indefinite lives not subject to amortization. The net carrying value of the trademarks was $43.3 million as of December 31, 2014 and 2013.

        We test intangible assets determined to have indefinite useful lives, including trademarks, for impairment annually, or more frequently if events or circumstances indicate that assets might be impaired. We perform these annual impairment reviews as of the first day of our third fiscal quarter. We use a variety of methodologies in conducting impairment assessments of indefinite-lived intangible assets, including, but not limited to, discounted cash flow models, which are based on the assumptions we believe hypothetical marketplace participants would use. For indefinite-lived intangible assets, other than goodwill, if the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to that excess.

        There were no impairment charges recognized for the years ended December 31, 2014, 2013 and 2012.

Operations Review

Beverage Volume and Unit Case Volume

Year Ended December 31, 2014 versus Year Ended December 31, 2013

        Unit case volume increased 9% led by growth in NOS, Samurai and Play and Power Play, partially offset by declines in Gladiator.

Year Ended December 31, 2013 versus Year Ended December 31, 2012

        Unit case volume increased 6% led by growth in NOS, Samurai and Play and Power Play.

Analysis of Combined Statements of Net Revenues and Direct Operating Expenses

				Percent Change
Year Ended December 31,	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
	(in thousands)
NET REVENUES	$342,432	$330,076	$359,096	3.7%	(8.1)%
Cost of goods sold	38,474	37,777	46,408	1.8%	(18.6)%

GROSS PROFIT	303,958	292,299	312,688	4.0%	(6.5)%

Selling, general and administrative expenses	85,502	108,536	121,761	(21.2)%	(10.9)%

NET REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$218,456	$183,763	$190,927	18.9%	(3.8)%

Net Revenues

Year Ended December 31, 2014 versus Year Ended December 31, 2013

        KO Energy's net revenues increased $12.4 million, or 3.7%, over the prior year to $342.4 million for the year ended December 31, 2014. This increase is primarily related to higher concentrate and/or beverage base sales volume, partially offset by the impact of foreign currency exchange rates.

Year Ended December 31, 2013 versus Year Ended December 31, 2012

        KO Energy's net revenues decreased $29.0 million, or 8.1%, over the prior year to $330.1 million for the year ended December 31, 2013. This decrease is primarily related to the unfavorable impact of foreign currency exchange rates and increased marketing deductions related to promotions with new customers, partially offset by higher concentrate and/or beverage base sales volume, as well as to a general trend of retail price reduction for certain KO Energy brands resulting from the repositioning of such brands in the global energy markets.

Cost of Goods Sold

Year Ended December 31, 2014 versus Year Ended December 31, 2013

        Cost of goods sold increased $0.7 million, or 1.8%, over the prior year to $38.5 million for the year ended December 31, 2014. This increase was primarily related to higher concentrate and/or beverage base sales volume, partially offset by savings related to supply chain optimization initiatives.

Year Ended December 31, 2013 versus Year Ended December 31, 2012

        Cost of goods sold decreased $8.6 million, or 18.6%, over the prior year to $37.8 million for the year ended December 31, 2013. This decrease is primarily related to the impact of foreign currency exchange and supply chain optimization initiatives, partially offset by higher concentrate and/or beverage base sales volume.

Selling, General and Administrative Expenses

Year Ended December 31, 2014 versus Year Ended December 31, 2013

        Selling, general and administrative expenses decreased $23.0 million, or 21.2%, over the prior year to $85.5 million for the year ended December 31, 2014. This decrease is primarily attributable to a reduction in direct marketing expenses as a result of more efficient and targeted marketing spending.

Year Ended December 31, 2013 versus Year Ended December 31, 2012

        Selling, general and administrative expenses decreased $13.2 million, or 10.9%, over the prior year to $108.5 million for the year ended December 31, 2013. This decrease is primarily attributable to a reduction in direct marketing expenses resulting from the impact of foreign currency exchange rates and more efficient marketing spending.

Liquidity, Capital Resources and Financial Position

        TCCC believes its ability to generate cash from KO Energy's operating activities is one of its fundamental financial strengths. TCCC believes the near-term outlook for KO Energy remains strong, and TCCC expects to continue to generate substantial cash flows from operations. As a result of the expected cash flows from operations, TCCC has significant financial capacity to meet its financial commitments.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Off-Balance Sheet Arrangements

        KO Energy does not have any off-balance sheet arrangements.

International Operations and Foreign Exchange

        KO Energy's international operations are subject to certain opportunities and risks, including currency fluctuations and governmental actions. TCCC closely monitors its operations in each country, including the operations of KO Energy, and seeks to adopt appropriate strategies that are responsive to changing economic and political environments, and to fluctuations in foreign currencies.

Impact of Inflation and Changing Prices

        Inflation affects the way KO Energy operates in many markets around the world. In general, TCCC believes that, over time, KO Energy is able to increase prices to counteract the majority of the inflationary effects of increasing costs and to generate sufficient cash flows to maintain its productive capability.

NO REQUIREMENT FOR APPROVAL OF TRANSACTIONS BY OLD MONSTER SHAREHOLDERS

        We are not asking you for a proxy, and you are requested not to send us a proxy.

        Old Monster shareholder approval is not required to consummate the Transactions, and therefore Old Monster shareholders will not vote on or otherwise consent to the Transactions. Old Monster shareholders will not have dissenters' or appraisal rights with respect to any matter in connection with the Transactions.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of April 8, 2015 (unless otherwise noted below), the beneficial ownership of Old Monster common shares of (a) those persons known to Old Monster to be the beneficial owners of more than 5% of Old Monster common shares, (b) each of Old Monster's directors and Old Monster's and TCCC's nominees for director, (c) Old Monster's named executive officers, and (d) all of Old Monster's current directors and executive officers as a group. In computing the number and percentage of shares beneficially owned by each person, we include any of Old Monster's common shares that could be acquired within 60 days of April 8, 2015 by the exercise of options or the vesting of restricted stock units. Such shares, however, are not counted in computing the percentage ownership of any other person.

	Shares of Old Monster common shares owned prior to the Transactions			Amount of New Monster common shares owned after the Transactions
Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class		Amount and Nature of Beneficial Ownership	Percent of Class
Brandon Limited Partnership No. 1(1)	1,881,856	1.1%		1,881,856	**	%
Brandon Limited Partnership No. 2(2)	9,815,648	5.8%		9,815,648	4.8%
Hilrod Holdings IV, L.P.	34,924	**	%	34,924	**	%
Hilrod Holdings V, L.P.	71,428	**	%	71,428	**	%
Hilrod Holdings VI, L.P.	107,900	**	%	107,900	**	%
Hilrod Holdings VII, L.P.	40,072	**	%	40,072	**	%
Hilrod Holdings VIII, L.P.	189,528	**	%	189,528	**	%
Hilrod Holdings IX, L.P.	391,213	**	%	391,213	**	%
Hilrod Holdings X, L.P.	83,306	**	%	83,306	**	%
Hilrod Holdings XI, L.P.	168,414	**	%	168,414	**	%
Hilrod Holdings XII, L.P.	153,534	**	%	153,534	**	%
Hilrod Holdings XIII, L.P.	800,000	**	%	800,000	**	%
Hilrod Holdings XIV, L.P.	2,000,000	1.2%		2,000,000	1.0%
Hilrod Holdings XV, L.P.	287,736	**	%	287,736	**	%
Rodney C. Sacks 2008 GRAT #2	30,068	**	%	30,068	**	%
Rodney C. Sacks 2009 GRAT #2	77,121	**	%	77,121	**	%
RCS Direct 2010 GRAT	35,162	**	%	35,162	**	%
RCS Direct 2010 GRAT #2	1,612	**	%	1,612	**	%
RCS Direct 2011 GRAT	68,438	**	%	68,438	**	%
Sterling Trustees LLC(3)	12,258,454	7.2%		12,258,454	6.0%
FMR LLC(4)	17,972,636	10.6%		17,972,636	8.8%
Wellington Management Company, LLP(5)	11,188,295	6.6%		11,188,295	5.5%
The Vanguard Group(6)	11,294,453	6.6%		11,294,453	5.5%
BlackRock, Inc.(7)	8,553,022	5.0%		8,553,022	4.2%
The Coca-Cola Company	—	—		34,030,856	16.7%
Rodney C. Sacks(8)	18,263,555	10.7%		18,263,555	8.9%
Hilton H. Schlosberg(9)	18,248,203	10.6%		18,248,203	8.9%
Gary P. Fayard(10)	—	—		—	—
Mark J. Hall(11)	381,936	**	%	381,936	**	%
Thomas J. Kelly(12)	36,750	**	%	36,750	**	%
Sydney Selati	15,300	**	%	15,300	**	%
Norman C. Epstein(13)	11,198	**	%	11,198	**	%
Harold C. Taber, Jr.(14)	58,187	**	%	58,187	**	%
Benjamin M. Polk(15)	11,787	**	%	11,787	**	%
Mark S. Vidergauz	18,387	**	%	18,387	**	%
Kathy N. Waller(10)	—	—		—	—
Officers and Directors, as a group (9 members)	21,019,744	12.2%		21,019,744	10.2%

*
Except as noted otherwise, the address for each of the named shareholders is 1 Monster Way, Corona, California 92879.

**
Less than 1%.

(1)
The mailing address of Brandon Limited Partnership No. 1 ("Brandon No. 1") is 56 Conduit Street, London W1S 2YZ England. The general partners of Brandon No. 1 are Rodney C. Sacks and Hilton H. Schlosberg.

(2)
The mailing address of Brandon Limited Partnership No. 2 ("Brandon No. 2") is 56 Conduit Street, London W1S 2YZ England. The general partners of Brandon No. 2 are Rodney C. Sacks and Hilton H. Schlosberg.

(3)
Based on Schedule 13G/A, filed February 12, 2015 by Sterling Trustees LLC, based on common shares held on December 31, 2014. The mailing address of this reporting person is 101 S. Main Avenue, Suite 310, Sioux Falls, SD 57104.

(4)
Based on Schedule 13G/A, filed February 13, 2015 by FMR LLC, based on common shares held on December 31, 2014. The mailing address of this reporting person is 245 Summer Street, Boston, MA 02210.

(5)
Based on Schedule 13G/A, filed February 12, 2015 by Wellington Management Company, LLP, based on common shares held on December 31, 2014. The mailing address of this reporting person is 280 Congress Street, Boston, MA 02210.

(6)
Based on Schedule 13G/A, filed February 11, 2015 by The Vanguard Group, based on common shares held on December 31, 2014. The mailing address of this reporting person is 100 Vanguard Blvd, Malvern, PA 19355.

(7)
Based on Schedule 13G, filed February 3, 2015 by BlackRock, Inc., based on common shares held on December 31, 2014. The mailing address of this reporting person is 55 East 52nd Street, New York, NY 10022.

(8)
Includes 835,189 common shares owned by Mr. Sacks; 1,881,856 shares beneficially held by Brandon No. 1 because Mr. Sacks is one of Brandon No. 1's general partners; 9,815,648 shares beneficially held by Brandon No. 2 because Mr. Sacks is one of Brandon No. 2's general partners; 34,924 shares beneficially held by Hilrod Holdings IV, L.P. because Mr. Sacks is one of Hilrod Holdings IV's general partners; 71,428 shares beneficially held by Hilrod Holdings V, L.P. because Mr. Sacks is one of Hilrod Holdings V's general partners; 107,900 shares beneficially held by Hilrod Holdings VI, L.P. because Mr. Sacks is one of Hilrod Holdings VI's general partners; 40,072 shares beneficially held by Hilrod Holdings VII, L.P. because Mr. Sacks is one of Hilrod Holdings VII's general partners; 189,528 shares beneficially held by Hilrod Holdings VIII, L.P. because Mr. Sacks is one of Hilrod Holdings VIII's general partners; 391,213 shares beneficially held by Hilrod Holdings IX, L.P. because Mr. Sacks is one of Hilrod Holdings IX's general partners; 83,306 shares beneficially held by Hilrod Holdings X, L.P. because Mr. Sacks is one of Hilrod Holdings X's general partners; 168,414 shares beneficially held by Hilrod Holdings XI, L.P. because Mr. Sacks is one of Hilrod Holdings XI's general partners; 153,534 shares beneficially held by Hilrod Holdings XII, L.P. because Mr. Sacks is one of Hilrod Holdings XII's general partners; 800,000 shares beneficially held by Hilrod Holdings XIII, L.P. because Mr. Sacks is one of Hilrod Holdings XIII's general partners; 2,000,000 shares beneficially held by Hilrod Holdings XIV, L.P. because Mr. Sacks is one of Hilrod Holdings XIV's general partners; 287,736 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Sacks is one of Hilrod Holdings XV's general partners; 77,121 shares beneficially held by the Rodney C. Sacks 2009 GRAT #2 because Mr. Sacks is the co-trustee of the Rodney C. Sacks 2009 GRAT #2; 35,162 shares beneficially held by the RCS Direct 2010 GRAT because Mr. Sacks is the co-trustee of the RCS Direct 2010 GRAT; and 1,612 shares beneficially held by the RCS Direct 2010 GRAT #2 because Mr. Sacks is the co-trustee of the RCS Direct 2010 GRAT #2. Also includes options presently exercisable to purchase 960,000 common shares, out of options to purchase a total of 1,200,000 shares, exercisable at $8.44 per share, granted pursuant to a stock option agreement dated November 11, 2005 between the Company and Mr. Sacks; options presently exercisable to purchase 18,912 common shares, out of options to purchase a total of 800,000 shares, exercisable at $15.86 per share, granted pursuant to a stock option agreement dated June 2, 2008 between the Company and Mr. Sacks; options presently exercisable to purchase 100,000 common shares, out of options to purchase a total of 500,000 shares, exercisable at $17.82 per share, granted pursuant to a stock option agreement dated December 1, 2009 between the Company and Mr. Sacks; options presently exercisable or exercisable within 60 days to purchase 140,000 common shares, out of options to purchase a total of 210,000 shares, exercisable at $53.96 per share, granted pursuant to a stock option agreement dated June 3, 2013 between the Company and Mr. Sacks (of which options to purchase 70,000 common shares are currently held by Hilrod Holdings XV, L.P.); and options presently exercisable to purchase 70,000 common shares, out of options to purchase a total of 210,000 shares, exercisable at $70.06 per share, granted pursuant to a stock option agreement dated March 14, 2014 between the Company and Mr. Sacks. On January 31, 2014, Mr. Sacks pledged 1,000,000 common shares.

Mr. Sacks disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 835,189 common shares; (ii) 1,288,912 shares presently exercisable or exercisable within 60 days under the stock option agreements; (iii) 349 shares beneficially held by Hilrod Holdings IV, L.P. because Mr. Sacks is one of Hilrod Holdings IV's general partners; (iv) 714 shares beneficially held by Hilrod Holdings V, L.P. because Mr. Sacks is one of Hilrod Holdings V's general partners; (v) 1,079 shares beneficially held by Hilrod Holdings VI, L.P. because Mr. Sacks is one of Hilrod Holdings VI's general partners; (vi) 401 shares beneficially held by Hilrod Holdings VII, L.P. because Mr. Sacks is one of Hilrod Holdings VII's general partners; (vii) 1,895 shares beneficially held by Hilrod Holdings VIII, L.P. because Mr. Sacks is one of Hilrod Holdings VIII's general partners; (viii) 3,912 shares beneficially held by Hilrod Holdings IX, L.P. because Mr. Sacks is one of Hilrod Holdings IX's general partners; (ix) 833 shares beneficially held by Hilrod Holdings X, L.P. because Mr. Sacks is one of Hilrod Holdings X's general partners; (x) 1,684 shares beneficially held by Hilrod Holdings XI, L.P. because Mr. Sacks is one of Hilrod Holdings XI's general partners; (xi) 1,535 shares beneficially held by Hilrod Holdings XII, L.P. because Mr. Sacks is one of Hilrod Holdings XII's general partners; (xii) 8,000 shares beneficially held by Hilrod Holdings XIII, L.P. because Mr. Sacks is one of Hilrod Holdings XIII's general partners; (xiii) 20,000 shares beneficially held by Hilrod Holdings XIV, L.P. because Mr. Sacks is one of Hilrod Holdings XIV's general partners; and (xiv) 2,877 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Sacks is one of Hilrod Holdings XV's general partners.

(9)
Includes 835,226 common shares owned by Mr. Schlosberg; 1,881,856 shares beneficially held by Brandon No. 1 because Mr. Schlosberg is one of Brandon No. 1's general partners; 9,815,648 shares beneficially held by Brandon No. 2 because Mr. Schlosberg is one of Brandon No. 2's general partners; 34,924 shares beneficially held by Hilrod Holdings IV, L.P. because Mr. Schlosberg is one of Hilrod Holdings IV's general partners; 71,428 shares beneficially held by Hilrod Holdings V, L.P. because Mr. Schlosberg is one of Hilrod Holdings V's general partners; 107,900 shares beneficially held by Hilrod Holdings VI, L.P. because Mr. Schlosberg is one of Hilrod Holdings VI's general partners; 40,072 shares beneficially held by Hilrod Holdings VII, L.P. because Mr. Schlosberg is one of Hilrod Holdings VII's general partners; 189,528 shares beneficially held by Hilrod Holdings VIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings VIII's general partners; 391,213 shares beneficially held by Hilrod Holdings IX, L.P. because Mr. Schlosberg is one of Hilrod Holdings IX's general partners; 83,306 shares beneficially held by Hilrod Holdings X, L.P. because Mr. Schlosberg is one of Hilrod Holdings X's general partners; 168,414 shares beneficially held by Hilrod Holdings XI, L.P. because Mr. Schlosberg is one of Hilrod Holdings XI's general partners; 153,534 shares beneficially held by Hilrod Holdings XII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XII's general partners; 800,000 shares beneficially held by Hilrod Holdings XIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIII's general partners; 2,000,000 shares beneficially held by Hilrod Holdings XIV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIV's general partners; 287,736 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XV's general partners; 30,068 shares beneficially held by the Rodney C. Sacks 2008 GRAT #2 because Mr. Schlosberg is the co-trustee of the Rodney C. Sacks 2008 GRAT #2; and 68,438 shares beneficially held by the RCS Direct 2011 GRAT because Mr. Schlosberg is the trustee of the RCS Direct 2011 GRAT. Also includes options presently exercisable to purchase 960,000 common shares, out of options to purchase a total of 1,200,000 shares, exercisable at $8.44 per share, granted pursuant to a stock option agreement dated November 11, 2005 between the Company and Mr. Schlosberg; options presently exercisable to purchase 18,912 common shares, out of options to purchase a total of 800,000 shares, exercisable at $15.86 per share, granted pursuant to a stock option agreement dated June 2, 2008 between the Company and Mr. Schlosberg; options presently exercisable to purchase 100,000 common shares, out of options to purchase a total of 500,000 shares, exercisable at $17.82 per share, granted pursuant to a stock option agreement dated December 1, 2009 between the Company and Mr. Schlosberg; options presently exercisable or exercisable within 60 days to purchase 140,000 common shares, out of options to purchase a total of 210,000 shares, exercisable at $53.96 per share, granted pursuant to a stock option agreement dated June 3, 2013 between the Company and Mr. Schlosberg (of which options to purchase 70,000 common shares are currently held by Hilrod Holdings XV, L.P.); and options presently exercisable to purchase 70,000 common shares, out of options to purchase a total of 210,000 shares, exercisable at $70.06 per share, granted pursuant to a stock option agreement dated March 14, 2014 between the Company and Mr. Schlosberg.. On January 31, 2014, Mr. Schlosberg pledged 1,000,000 common shares.

  Mr. Schlosberg disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 835,226 common shares; (ii) 1,288,912 shares presently exercisable or exercisable within 60 days under the stock option agreements; (iii) 349 shares beneficially held by Hilrod Holdings IV, L.P. because Mr. Schlosberg is one of Hilrod Holdings IV's general partners; (iv) 714 shares beneficially held by Hilrod Holdings V, L.P. because Mr. Schlosberg is one of Hilrod Holdings V's general partners; (v) 1,079 shares beneficially held by Hilrod Holdings VI, L.P. because Mr. Schlosberg is one of Hilrod Holdings VI's general partners; (vi) 401 shares beneficially held by Hilrod Holdings VII, L.P. because Mr. Schlosberg is one of Hilrod Holdings VII's general partners; (vii) 1,895 shares beneficially held by Hilrod Holdings VIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings VIII's general partners; (viii) 3,912 shares beneficially held by Hilrod Holdings IX, L.P. because Mr. Schlosberg is one of Hilrod Holdings IX's general partners; (ix) 833 shares beneficially held by Hilrod Holdings X, L.P. because Mr. Schlosberg is one of Hilrod Holdings X's general partners; (x) 1,684 shares beneficially held by Hilrod Holdings XI, L.P. because Mr. Schlosberg is one of Hilrod Holdings XI's general partners; (xi) 1,535 shares beneficially held by Hilrod Holdings XII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XII's general partners; (xii) 8,000 shares beneficially held by Hilrod Holdings XIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIII's general partners; (xiii) 20,000 shares beneficially held by Hilrod Holdings XIV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIV's general partners; and (xiv) 2,877 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XV's general partners.

(10)
Mr. Fayard and Ms. Waller are TCCC's designees to the New Monster board of directors and do not currently serve on Old Monster's board of directors. See the section entitled "Terms of the Transactions—Terms of the Transaction Agreement—Board Representation Following the Closing" in this document for more information.

(11)
Includes 263,936 common shares owned by Mr. Hall; options presently exercisable to purchase 80,000 common shares, out of options to purchase a total of 400,000 shares, exercisable at $17.82 per share, granted pursuant to a stock option agreement dated December 1, 2009 between the Company and Mr. Hall; options presently exercisable to purchase 20,000 common shares, out of options to purchase a total of 100,000 shares, exercisable at $26.26 per share, granted pursuant to a stock option agreement dated December 1, 2010 between the Company and Mr. Hall; options exercisable within 60 days to purchase 15,000 common shares, out of options to purchase a total of 100,000 shares, exercisable at $47.13 per share, granted pursuant to a stock option agreement dated March 14, 2013 between the Company and Mr. Hall; and options exercisable within 60 days to purchase 3,000 common shares, out of options to purchase a total of 30,000 shares, exercisable at $70.06 per share, granted pursuant to a stock option agreement dated March 14, 2014 between the Company and Mr. Hall.

(12)
Includes options presently exercisable to purchase 8,000 common shares, out of options to purchase a total of 40,000 shares, exercisable at $15.86 per share, granted pursuant to a stock option agreement dated June 2, 2008 between the Company and Mr. Kelly; options presently exercisable to purchase 8,000 common shares, out of options to purchase a total of 20,000 shares, exercisable at $18.07 per share, granted pursuant to a stock option agreement dated June 1, 2009 between the Company and Mr. Kelly; options presently exercisable to purchase 8,000 common shares, out of options to purchase a total of 20,000 shares, exercisable at $17.82 per share, granted pursuant to a stock option agreement dated December 1, 2009 between the Company and Mr. Kelly; options presently exercisable to purchase 8,000 common shares, out of options to purchase a total of 20,000 shares, exercisable at $26.26 per share, granted pursuant to a stock option agreement dated December 1, 2010 between the Company and Mr. Kelly; options presently exercisable or exercisable within 60 days to purchase 3,750 common shares, out of options to purchase a total of 15,000 shares, exercisable at $47.13 per share, granted pursuant to a stock option agreement dated March 14, 2013 between the Company and Mr. Kelly; and options exercisable within 60 days to purchase 1,000 common shares, out of options to purchase a total of 10,000 shares, exercisable at $70.06 per share, granted pursuant to a stock option agreement dated March 14, 2014 between the Company and Mr. Kelly.

(13)
Includes 3,198 common shares owned by Mr. Epstein; and 8,000 shares beneficially held by Shoreland Investments because Mr. Epstein is one of Shoreland Investment's general partners.

(14)
Includes 12,863 common shares owned by Mr. Taber; options presently exercisable to purchase 38,400 common shares, out of options to purchase a total of 38,400 shares, exercisable at $8.44 per share, granted pursuant to a stock option agreement dated November 11, 2005 between the Company and Mr. Taber; options presently exercisable to purchase 4,334 common shares, out of options to purchase a total of 4,334 shares, exercisable at $19.20 per share, granted pursuant to a stock option agreement dated June 9, 2010 between the Company and Mr. Taber; and options presently exercisable to purchase 2,590 common shares, out of options to purchase a total of 2,590 shares, exercisable at $34.06 per share, granted pursuant to a stock option agreement dated May 18, 2011 between the Company and Mr. Taber.

(15)
Includes 4,863 common shares owned by Mr. Polk; options presently exercisable to purchase 4,334 common shares, out of options to purchase a total of 4,334 shares, exercisable at $19.20 per share, granted pursuant to a stock option agreement dated June 9, 2010 between the Company and Mr. Polk; and options presently exercisable to purchase 2,590 common shares, out of options to purchase a total of 2,590 shares, exercisable at $34.06 per share, granted pursuant to a stock option agreement dated May 18, 2011 between the Company and Mr. Polk.

EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers of Old Monster

        Rodney C. Sacks—Chairman of the Old Monster board of directors, Chief Executive Officer and a director of Old Monster from November 1990 to the present. Member of the Executive Committee of the Old Monster board of directors (the "Executive Committee") since October 1992. Chairman of the board of directors and a Director of Monster Energy Company ("MEC") from June 1992 to the present. Mr. Sacks has led the Company for over 24 years and has extensive experience in the food and beverage industry. Mr. Sacks has detailed knowledge and valuable perspective and insights regarding our business and has responsibility for development and implementation of our business strategy.

        Hilton H. Schlosberg—Vice Chairman of the Old Monster board of directors, President, Chief Operating Officer, Secretary, and a Director of Old Monster from November 1990 to the present. Chief Financial Officer of the Company since July 1996. Member of the Executive Committee since October 1992. Vice Chairman, Secretary and a Director of MEC from July 1992 to the present. Mr. Schlosberg has held senior leadership positions with Old Monster for over 24 years, has been Old Monster's CFO for 18 years and has extensive experience in the food and beverage industry. Mr. Schlosberg has detailed knowledge and valuable perspective and insights regarding our business and has responsibility for development and implementation of our business strategy. Mr. Schlosberg has a high level of financial literacy and his day-to-day supervision of business operations brings valuable insight to the board.

        Mark J. Hall—Director of Old Monster and Chief Marketing Officer of MEC since January 2015. Chief Brand Officer of MEC from January 2014 to December 2014, and President of the Monster Beverage Division from January 2007 to December 2013. Mr. Hall joined MEC in 1997 as a Senior Vice President. Prior to joining MEC, Mr. Hall was employed by the Arizona Beverage Co. as Vice President of Sales, where he was responsible for sales and distribution of Arizona products through a national network of beer distributors and soft drink bottlers in the United States. Mr. Hall has detailed knowledge and valuable perspective and insights regarding both our business and the beverage business in general.

        Thomas J. Kelly—Senior Vice President Finance and/or Controller and Secretary of MEC since 1992. Prior to joining MEC, Mr. Kelly served as controller for California Copackers Corporation. Mr. Kelly is a Certified Public Accountant (inactive) and has worked in the beverage business for over 27 years.

Directors of Old Monster

        Benjamin M. Polk—Director of Old Monster since November 1990. Assistant Secretary of MEC since October 1992 and a Director of MEC since July 1992. Partner with Veritas Capital, a private equity firm, since July 2011. Director of Aeroflex Holding Corp. from November 2012 to September 2014. Director of CPI International, Inc. from October 2012 to the present. Director, Truven Health Analytics, Inc. from October 2012 to the present. Mr. Polk was a partner with the law firm of Schulte Roth & Zabel LLP from May 2004 to July 2011 and prior to that, a partner with the law firm of Winston & Strawn LLP, where Mr. Polk practiced law with that firm and its predecessor firm, from August 1976 to May 2004. Mr. Polk has gained detailed knowledge of the Company during his service as a director since 1990 and as outside counsel from 1990 to July 2011. Mr. Polk has extensive experience in matters relating to mergers, acquisitions and corporate finance.

        Norman C. Epstein—Director of Old Monster and member of the Compensation Committee of the Old Monster board of directors (the "Compensation Committee") since June 1992, member of the Nominating Committee since September 2004 and member of the Audit Committee of the Old Monster board of directors (the "Audit Committee") since September 1997. Mr. Epstein has served as the Chairman of the Compensation Committee since September 1997 and Vice Chairman of the Audit Committee since February 27, 2015. Mr. Epstein served as Chairman of the Audit Committee from September 1997 to February 27, 2015. Director of MEC since July 1992. Managing Director of Cheval Property Finance PLC, a mortgage finance company based in London, England from 1997 to 2006. Director of Clermont Consultants UK Ltd. from 1997 to April 2013. Director of Spring Finance UK, a UK mortgage lender from July 2012 to the present. Partner with Moore Stephens, an international accounting firm, from 1974 to December 1996 (senior partner beginning 1989 and the managing partner of Moore Stephens, New York from 1993 until 1995). Mr. Epstein has a strong background in accounting and finance as well as substantial experience in public company accounting. Mr. Epstein has substantial experience serving on boards, both the Company's and others, and has experience in other industries, which allows him to bring additional perspective to the board. Mr. Epstein is a Chartered Accountant (UK).

        Sydney Selati—Director of Old Monster and member of the Audit Committee since September 2004, member of the Compensation Committee since March 2007 and member of the Nominating Committee since April 2009. Mr. Selati was named Chairman of the Audit Committee on February 27, 2015. Mr. Selati has been a Director and Chairman of the Audit Committee of the San Diego Jewish Community Foundation since July 2010. Mr. Selati was a director of Barbeques Galore Ltd. from 1997 to 2005 and was President and Chairman of the Board of Directors of The Galore Group (U.S.A.), Inc. from 1988 to 2005. Mr. Selati was president of Sussex Group Limited from 1984 to 1988. Mr. Selati has extensive experience as a chief executive and board member of companies in other industries, which allows him to bring additional perspective to the board. Mr. Selati is a Chartered Accountant (South Africa).

        Harold C. Taber, Jr.—Director of Old Monster since July 1992, member of the Audit Committee since April 2000, member of the Compensation Committee since April 2009 and member of the Nominating Committee since September 2004. Mr. Taber was appointed by the Old Monster board of directors to be Chairman of the Nominating Committee in April 2009. Mr. Taber worked for the TCCC Bottling Company of Los Angeles in various positions, including Group President, West Region, from 1976 to 1987. President and Chief Executive Officer of MEC from July 1992 to June 1997. Consultant for The Joseph Company from October 1997 to March 1999 and for Costa Macaroni Manufacturing Company from July 2000 to January 2002. Executive Assistant to the Dean at the Biola University School of Business from July 2002 to January 2015. Mr. Taber has extensive knowledge of the Company's historical and current operations, and brings leadership and management skills to the board.

        Mark S. Vidergauz—Director of Old Monster and member of the Compensation Committee since June 1998, member of the Audit Committee from April 2000 through May 2004, and Lead Independent Director since March 2014. Chief Executive Officer of The Sage Group LLC, an investment banking firm, from April 2000 to the present. The Sage Group LLC provides merger, acquisition and capital formation advisory services to a wide range of companies in the consumer sector. Managing Director at the Los Angeles office of ING Barings LLC, a diversified financial service institution headquartered in the Netherlands, from April 1995 to April 2000. Mr. Vidergauz brings strong merger and acquisition, corporate finance, corporate governance and leadership experience to the board.

Executive Officers and Directors of New Monster

        The current directors of New Monster are Messrs. Sacks and Schlosberg. The directors and officers of New Monster immediately after the closing of the Transactions will be the same as the directors and officers of Old Monster immediately prior to closing of the Transactions, except that the New Monster board of directors will be increased by two, and New Monster will appoint Gary P. Fayard and Kathy N. Waller to the board as the TCCC designees. See the section entitled "Terms of the Transactions—Terms of the Transaction Agreement—Board Representation Following the Closing" in this document for more information.

        Gary P. Fayard—Director of New Monster commencing upon the consummation of the Transactions. Executive Vice President and Chief Financial Officer of the The Coca-Cola Company from February 2003 through April 2014. Mr. Fayard joined The Coca-Cola Company in 1994, and in July 1994, he was elected Vice President and Controller, a position he held until December 1999 when he was elected Senior Vice President and Chief Financial Officer. Mr. Fayard also serves on the board of directors of Coca-Cola FEMSA, S.A.B. de C.V., the largest bottler in the world of Coca-Cola trademark beverages by unit case volume operating in territories in Mexico, Central and South America and the Philippines and on the board of directors of Genuine Parts Company. Mr. Fayard has a strong background in accounting and finance as well as substantial business and leadership experience in the beverage industry.

        Kathy N. Waller—Director of New Monster commencing upon the consummation of the Transactions. Executive Vice President and Chief Financial Officer of The Coca-Cola Company, a position she has held since April 2014. Ms. Waller joined The Coca-Cola Company in 1987 as a senior accountant in the Accounting Research Department and has served in a number of accounting and finance roles of increasing responsibility. From July 2004 to August 2009, Ms. Waller served as Chief of Internal Audit. In December 2005, she was elected Vice President of The Coca-Cola Company, and in August 2009, she was elected Controller. In August 2013, she became Vice President, Finance and Controller of The Coca-Cola Company, assuming additional responsibilities for corporate treasury, corporate tax and finance capabilities. Ms. Waller has a strong background in accounting and finance as well as substantial business and leadership experience in the beverage industry.

DESCRIPTION OF NEW MONSTER CAPITAL STOCK

        The following description is a summary of the material provisions of New Monster's certificate of Incorporation and bylaws (each as will be in effect upon the consummation of the Transactions) and specified provisions of Delaware law, in each case to the extent that they relate to New Monster common shares. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the certificate of incorporation, the bylaws and Delaware law. These documents may be amended from time to time. The amended and restated certificate of incorporation and the amended and restated bylaws have been filed as exhibits to the registration statement of which this prospectus is a part. You should read each of these documents because they, not this description, define your rights as shareholders.

General

        As of the closing of the Transactions, New Monster's authorized capital stock will consist of 240.0 million common shares, par value $.005 per share.

Common Shares

        Voting.    The holders of New Monster's common shares will have one vote per share. Holders of New Monster common shares will not be entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present (consisting of the presence, in person or by proxy, of the holders of one-third of the number of shares entitled to vote). Actions may be taken without a meeting by the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

        Dividends.    Holders of common shares will share ratably in any dividends declared by New Monster's board of directors. New Monster may pay dividends consisting of cash, property or shares of capital stock of New Monster or its subsidiaries. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, New Monster cannot pay dividends out of net profits if, after paying the dividend, New Monster's capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Other Rights.    Upon the liquidation, dissolution or winding up of our company, all common shareholders are entitled to share ratably in any assets available for distribution to common shareholders. No common shares are subject to redemption or, except as granted to TCCC in the Transactions and described in "Terms of the Transactions—Terms of the Transaction Agreement" in this prospectus, have preemptive rights to purchase additional shares of common shares.

        Trading.    The outstanding New Monster common shares will be, upon official notice of issuance, listed on The Nasdaq Global Select Market under the symbol "MNST," the same symbol under which Old Monster's common shares are listed. The transfer agent and registrar for New Monster's common shares will be American Stock Transfer & Trust Company.

Anti-takeover Provisions in the Restated Certificate of Incorporation and Bylaws

        Certain provisions of New Monster's certificate of incorporation and bylaws could make it less likely that our management would be changed or someone would acquire voting control of us without the consent of New Monster's board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that shareholders might believe are in their best interests, including tender offers or takeover attempts that could allow shareholders to receive premiums over the market price of their common shares.

        Special Shareholders' Meetings.    New Monster's bylaws will provide that a special meeting of shareholders may be called only by New Monster's board of directors, the chairman of the board, our president or our secretary.

        Nomination Procedures.    Under New Monster's bylaws, holders of New Monster's common shares will be able nominate candidates for New Monster's board of directors. A shareholder must follow the advance notice procedures described in our bylaws. In general, to nominate a person for election to New Monster's board of directors at a meeting of our shareholders, a shareholder must submit a written notice of the proposed nomination to our corporate secretary at least 90 but not more than 120 days before the meeting.

        Proposal Procedures.    Under New Monster's bylaws, a shareholder will be able to propose at an annual meeting of our shareholders that business other than nominations to New Monster's board of directors be considered only if the shareholder follows the advance notice procedures described in our bylaws. In general, a shareholder must submit a written notice of the proposal and the shareholder's interest in the proposal to our corporate secretary at least 90 but not more than 120 days before the date set for the annual meeting of our shareholders.

        Rights Plan.    Although New Monster does not have a shareholder rights plan (commonly referred to as a "poison pill"), under Delaware law, New Monster's board of directors could adopt such a plan without shareholder approval. If adopted, a shareholder rights plan could operate to cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the New Monster board of directors.

        Amendment of Bylaws.    Under New Monster's bylaws, New Monster's board of directors can adopt, amend or repeal the bylaws, subject to limitations under Delaware law. Our shareholders will also have the power to amend or repeal our bylaws.

        Authorized But Unissued Shares.    The unissued shares of authorized capital stock may be issued for a variety of purposes, including acquisitions, compensation and incentive plans and future public or private offerings to raise additional capital. One of the effects of the existence of such unissued shares may be to enable New Monster's board of directors to discourage or prevent a potential acquisition or takeover (by means of a tender or exchange offer, proxy contest or otherwise) and thereby to protect the continuity of our management.

Statutory Provisions Regarding Business Combinations

        We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits an "interested stockholder" from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder, unless:

  •
  prior to the date such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  •
  upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

  •
  on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

        Section 203 defines a "business combination" to generally include:

  •
  any merger or consolidation involving the corporation and an interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;

  •
  subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

  •
  any transaction involving the corporation which has the effect of increasing the proportionate share of any class or series of stock of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

        Section 203 generally defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

        In connection with the Transactions, TCCC and its affiliates, the Transaction Agreement and the Transactions were exempted from the restrictions of Section 203.

 EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this document by reference from Monster Beverage Corporation's Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Monster Beverage Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The combined abbreviated financial statements of KO Energy, a business of TCCC, which comprises the combined statements of assets acquired and liabilities assumed as of December 31, 2014 and 2013, the related combined statements of net revenues and direct operating expenses for each of the three years in the period ended December 31, 2014, and the related notes to the combined abbreviated financial statements appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Old Monster files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York or Chicago, Illinois. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet website that has reports, proxy statements and other information about issuers, like Old Monster, that make electronic filings with the SEC. The address of that site is www.sec.gov.

        New Monster filed a registration statement on Form S-4 to register with the SEC the New Monster common shares to be issued to Old Monster shareholders in exchange for their Old Monster common shares. This document is a part of that registration statement and constitutes a prospectus of New Monster. In addition, certain filings made by Old Monster with the SEC are exhibits to this document.

        You may also find more information by visiting the Old Monster website at www.monsterbevcorp.com. No information provided on this website is incorporated into this document or the registration statement.

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document. Information in this document supersedes information incorporated by reference that Old Monster filed with the SEC prior to the date of this document, while information that Old Monster or New Monster files later with the SEC will automatically update and supersede this information. Any future filings Old Monster or New Monster make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this document (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered "filed" under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act) are incorporated herein by reference, as are the following documents filed with the SEC prior to the date of this document:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015 as amended by Amendment No. 1 to our Annual Report on Form 10-K/A, filed with the SEC on April 6, 2015;

  •
  Our Current Reports on Form 8-K, filed with the SEC on February 13, 2015, March 18, 2015 and March 24, 2015.

        Copies of each of the Transaction Agreement and the Asset Transfer Agreement were filed as exhibits to the registration statement of which this prospectus is a part. See "Terms of the Transaction" above.

LEGAL MATTERS

        Jones Day, special counsel to Old Monster, will pass on the validity of the New Monster common shares to be issued to Old Monster shareholders in exchange for their Old Monster common shares and will pass upon certain federal income tax consequences of the Transactions.

Report of Independent Auditors

The Board of Directors of The Coca-Cola Company

        We have audited the accompanying combined abbreviated financial statements of KO Energy, a business of The Coca-Cola Company, which comprises the combined statements of assets acquired and liabilities assumed as of December 31, 2014 and 2013, the related combined statements of net revenues and direct operating expenses for each of the three years in the period ended December 31, 2014, and the related notes to the combined abbreviated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined statements of assets acquired and liabilities assumed of KO Energy at December 31, 2014 and 2013, and the related combined statements of net revenues and direct operating expenses for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

Emphasis of Matter

        As described in Note 1, the combined abbreviated financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of KO Energy's assets, liabilities, revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young, LLP

Atlanta, Georgia
April 14, 2015

KO ENERGY

(A BUSINESS OF THE COCA-COLA COMPANY)

COMBINED STATEMENTS OF NET REVENUES AND DIRECT OPERATING EXPENSES

Year Ended December 31, (In thousands)	2014	2013	2012
NET REVENUES	$342,432	$330,076	$359,096
Cost of goods sold	38,474	37,777	46,408

GROSS PROFIT	303,958	292,299	312,688

Selling, general and administrative expenses	85,502	108,536	121,761

NET REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$218,456	$183,763	$190,927

The accompanying notes are an integral part of these combined abbreviated financial statements.

KO ENERGY

(A BUSINESS OF THE COCA-COLA COMPANY)

COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

December 31, (In thousands)	2014	2013
ASSETS ACQUIRED
CURRENT ASSETS
Inventories	$6,428	$5,266
Prepaid expenses	822	832

TOTAL CURRENT ASSETS	7,250	6,098

Intangible assets	43,333	43,333

TOTAL ASSETS	50,583	49,431

LIABILITIES ASSUMED
Accounts payable	3,052	1,539

NET ASSETS ACQUIRED AND LIABILITIES ASSUMED	$47,531	$47,892

The accompanying notes are an integral part of these combined abbreviated financial statements.

KO ENERGY

(A BUSINESS OF THE COCA-COLA COMPANY)

NOTES TO COMBINED ABBREVIATED FINANCIAL STATEMENTS

(In thousands, unless otherwise stated)

NOTE 1: DESCRIPTION OF TRANSACTION, DESCRIPTION OF THE BUSINESS, AND BASIS OF PRESENTATION

Description of Transaction

        On August 14, 2014, The Coca-Cola Company ("Company" or "KO") and Monster Beverage Corporation ("Monster") entered into definitive agreements contemplating a long-term strategic relationship in the global energy drink category. Subject to the terms and conditions of the agreements, upon the closing of the transaction (1) the Company will acquire newly issued shares of Monster common stock representing approximately 16.7 percent of the outstanding shares of Monster common stock (after giving effect to the new issuance) and will be entitled to appoint two directors to Monster's Board of Directors for a specified period; (2) the Company will transfer all of its rights in and to its global energy drink business ("KO Energy" or the "Business", discussed further below) to Monster, and Monster will transfer all of its rights in and to its non-energy drink business (including Hansen's Natural Sodas, Peace Tea, Hubert's Lemonade and Hansen's Juice Products) to the Company; and (3) the parties will amend the distribution coordination agreements currently existing between them to govern the transition of third parties' rights to distribute Monster's energy products in most territories in the U.S. to members of TCCC's distribution network, which consists of Company-owned or -controlled bottlers/distributors and independent bottling/distribution partners. Upon closing, the Company and/or one or more of its subsidiaries will make an aggregate net cash payment of $2.15 billion to Monster, of which up to $625.0 million will be held in escrow, subject to release upon achievement of milestones relating to the transfer of distribution rights to TCCC's distribution network. The closing of the proposed transaction is subject to customary closing conditions and is expected to close in the second quarter of 2015.

Description of the Business

        The Coca-Cola Company is the world's largest beverage company, which owns or licenses and markets more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks. Finished beverage products bearing the Company's trademarks are now sold in more than 200 countries. The Company makes its branded beverage products available to consumers throughout the world through its network of Company-owned or -controlled bottling and distribution operations as well as independent bottling partners, distributors, wholesalers and retailers—the world's largest beverage distribution system.

        KO Energy markets, manufactures, and sells concentrates and/or beverage bases necessary for the production of its finished energy drinks, which include, but are not limited to, NOS, Full Throttle, Burn, Mother, Play and Power Play, and Relentless. KO Energy's products are distributed in over 100 countries, generally led by one or two brands in each country. KO Energy's concentrates and/or beverage bases are manufactured at several KO facilities worldwide, none of which will be transferred to Monster in the transaction.

KO ENERGY

(A BUSINESS OF THE COCA-COLA COMPANY)

NOTES TO COMBINED ABBREVIATED FINANCIAL STATEMENTS (Continued)

(In thousands, unless otherwise stated)

NOTE 1: DESCRIPTION OF TRANSACTION, DESCRIPTION OF THE BUSINESS, AND BASIS OF PRESENTATION (Continued)

Basis of Presentation

        In these combined abbreviated financial statements, the terms "we," "us" and "our" mean KO Energy. The accompanying combined statements of assets acquired and liabilities assumed and the related combined statements of net revenues and direct operating expenses of KO Energy are derived from KO's historical accounting records, which are maintained in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). These combined abbreviated financial statements are not intended to be a complete presentation and are not necessarily indicative of the financial position or results of operations that would have been achieved if KO Energy had operated as a separate, stand-alone entity as of or during any of the periods presented nor are they indicative of the financial condition or results going forward due to the changes in the business and the omission of certain operating expenses, as described below. Certain centrally provided services which are shared by KO's business units, corporate functions, and other areas of KO are not tracked or monitored in a manner that would enable the development of full financial statements required by Rule 3-05 of Regulation S-X. Such centrally provided service costs include, but are not limited to, sales and marketing, finance, supply chain management, information technology, human resources, and benefit support services. As such, it is not possible to provide a meaningful allocation of business unit and corporate costs, interest or tax and only costs directly related to the revenue-generating activities of KO Energy are included in these combined abbreviated financial statements.

        The combined statements of assets acquired and liabilities assumed includes only the specific assets and liabilities related to KO Energy that will be acquired by Monster in accordance with the definitive agreements, which includes assets and liabilities exclusively related to or used in the KO Energy business. Items such as cash, accounts receivable, property, plant and equipment, income tax assets and liabilities, and accrued liabilities are excluded from the transaction. The inventory balance reflects only raw materials and finished goods that are unique to the energy brands, and does not include common ingredients or packaging used by KO Energy products and other KO beverage products as these common ingredients and packaging are not being acquired by Monster. Accounts payable specific to KO Energy inventory are not separately managed and, as such, were estimated by comparing KO Energy's payment terms with suppliers to the unique KO Energy ingredients on hand. Prepaid expenses represent balances specific to KO Energy that will be acquired by Monster. Intangible assets represent trademarks and intellectual property specific to KO Energy that will be acquired by Monster.

        The combined statements of net revenues and direct operating expenses includes the net revenues and direct operating expenses directly attributable to the generation of revenues to Company-owned or -controlled, as well as independent bottlers (e.g. marketing, manufacturing and selling of concentrates and/or beverage bases necessary for the production of finished energy beverages of KO Energy by bottlers). Cost of goods sold is based on the standard costs of the actual products sold with directly related manufacturing variances as well as an allocation of labor and overhead variances based on the proportion of KO Energy's unit case volume to the full KO unit case volume in the geographic area that the costs were incurred. Marketing expenses included as deductions from revenue and in selling, general and administrative expenses are primarily comprised of campaigns directly related to KO Energy brands. For campaigns not solely related to a single brand, the related marketing expenses were

KO ENERGY

(A BUSINESS OF THE COCA-COLA COMPANY)

NOTES TO COMBINED ABBREVIATED FINANCIAL STATEMENTS (Continued)

(In thousands, unless otherwise stated)

NOTE 1: DESCRIPTION OF TRANSACTION, DESCRIPTION OF THE BUSINESS, AND BASIS OF PRESENTATION (Continued)

allocated using an estimate of the proportion of marketing dollars spent for KO Energy brands to the total marketing spend for that particular campaign. Compensation expense for the dedicated employees that may be transferred to Monster, including a consistent estimate for benefits irrespective of the employee location, is included in selling, general and administrative expenses. Allocations of other selling, general and administrative expenses directly related to KO Energy are based on the proportion of KO Energy's unit case volume to the full KO unit case volume in the geographic area that the costs were incurred. As used in these combined abbreviated financial statements, "unit case" means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings); and "unit case volume" means the number of unit cases (or unit case equivalents) of KO beverage products directly or indirectly sold to customers by Company-owned or -controlled, as well as independent bottlers. The combined statements of net revenues and direct operating expenses exclude the cost of general corporate activities, corporate level overhead, interest expense and income taxes. Future results of operations and financial position could differ materially from the historical amounts presented herein.

        Statements of cash flows and statements of shareowners' equity are not presented as Monster did not acquire all of the assets nor assume all of the liabilities of KO Energy and the preparation of such statements is not meaningful. All cash flow requirements of KO Energy were funded by KO, and cash management functions were not performed at the KO Energy business level. Therefore, it is impracticable to present a statement of cash flows, including cash flows from operating, investing and financing activities, as KO Energy did not maintain cash balances of that nature.

Recently Issued Accounting Guidance

        In April 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under ASU 2014-08, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization's operations and financial results. Additionally, ASU 2014-08 requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income and expenses of discontinued operations. ASU 2014-08 is effective for fiscal and interim periods beginning on or after December 15, 2014. The adoption of ASU 2014-08 will not impact our combined abbreviated financial statements.

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which will replace most existing revenue recognition guidance in U.S. GAAP and is intended to improve and converge with international standards the financial reporting requirements for revenue from contracts with customers. The core principle of ASU 2014-09 is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU 2014-09 also requires additional disclosures about the nature, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. ASU 2014-09 allows for both retrospective and prospective methods of adoption and is effective for periods beginning after December 15, 2016. In April 2015, the FASB

KO ENERGY

(A BUSINESS OF THE COCA-COLA COMPANY)

NOTES TO COMBINED ABBREVIATED FINANCIAL STATEMENTS (Continued)

(In thousands, unless otherwise stated)

NOTE 1: DESCRIPTION OF TRANSACTION, DESCRIPTION OF THE BUSINESS, AND BASIS OF PRESENTATION (Continued)

proposed to defer the effective date of the ASU by one year, however early adoption as of the original effective date would be permitted. We are currently evaluating the impact that the adoption of ASU 2014-09 will have on our combined abbreviated financial statements.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the statements and accompanying notes. Actual results could differ from these estimates.

Revenue Recognition

        Revenue included in the combined statements of net revenues and direct operating expenses include only sales of our concentrate and beverage bases used by our bottlers to make our finished products. We recognize revenue when persuasive evidence of an arrangement exists, delivery of products has occurred, the sales price charged is fixed or determinable, and collectibility is reasonably assured. For KO Energy, this generally means that we recognize revenue when title to our products is transferred to our customers. In particular, title usually transfers upon shipment to or receipt at our customers' locations, as determined by the specific sales terms of the transactions. Our sales terms do not allow for a right of return except for matters related to any manufacturing defects on our part.

Deductions from Revenue

        Our customers can earn certain incentives including, but not limited to, cash discounts, funds for promotional and marketing activities, volume based incentive programs and support for infrastructure programs. The costs associated with these incentives are included in deductions from revenue, a component of net revenues in our combined statements of net revenues and direct operating expenses. For customer incentives that must be earned, management must make estimates related to the contractual terms, customer performance and sales volume to determine the total amounts earned and to be recorded in deductions from revenue. In making these estimates, management considers past results. The actual amounts ultimately paid may be different from our estimates.

        In some situations, the Business may determine it to be advantageous to make advance payments to specific customers to fund certain marketing activities intended to generate profitable volume and/or invest in infrastructure programs with our bottlers that are directed at strengthening our bottling system and increasing unit case volume. The Business also makes advance payments to certain customers for distribution rights. The advance payments made to customers may be capitalized and reported in the line item prepaid expenses in our combined statements of assets acquired and liabilities assumed. The assets are amortized over the applicable periods and included in deductions from revenue. The duration of these agreements typically ranges from 4 to 10 years.

KO ENERGY

(A BUSINESS OF THE COCA-COLA COMPANY)

NOTES TO COMBINED ABBREVIATED FINANCIAL STATEMENTS (Continued)

(In thousands, unless otherwise stated)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising Costs

        KO Energy expenses production costs of print, radio, television and other advertisements as of the first date the advertisements take place. All other marketing expenditures are expensed in the annual period in which the expenditure is incurred. Advertising costs included in the line item selling, general and administrative expenses in our combined statements of net revenues and direct operating expenses were $58,725, $74,092 and $80,558 in 2014, 2013 and 2012, respectively. The prepaid expenses in our combined statements of assets acquired and liabilities assumed primarily represent advertising and production costs.

        For interim reporting purposes, we allocate our estimated full year marketing expenditures that benefit multiple interim periods to each of our interim reporting periods. We use the proportion of each interim period's actual unit case volume to the estimated full year unit case volume as the basis for the allocation. This methodology results in our marketing expenditures being recognized at a standard rate per unit case. At the end of each interim reporting period, we review our estimated full year unit case volume and our estimated full year marketing expenditures in order to evaluate if a change in estimate is necessary. The impact of any changes in these full year estimates is recognized in the interim period in which the change in estimate occurs. Our full year marketing expenditures are not impacted by this interim accounting policy.

Inventories

        Inventories consist primarily of raw materials and finished goods (which include concentrates and syrups). Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods. Refer to Note 3.

Property, Plant and Equipment

        Property, plant and equipment will not be transferred to Monster and thus are not presented in our combined statements of assets acquired and liabilities assumed, but the costs generated by property, plant and equipment to produce KO Energy products was allocated into the combined statements of net revenues and direct operating expenses as discussed in Note 1 as they are directly related to the revenue generating activities of KO Energy. Allocated depreciation expense was approximately $69, $140 and $124 for the years ended December 31, 2014, 2013 and 2012, respectively.

        Repair and maintenance costs that do not improve service potential or extend economic life are expensed as incurred. Depreciation is recorded principally by the straight-line method over the estimated useful lives of our assets, which are reviewed periodically and generally have the following ranges: buildings and improvements: 40 years or less; and machinery, equipment and vehicle fleet: 20 years or less. Land is not depreciated, and construction in progress is not depreciated until ready for service. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term, including renewals that are deemed to be reasonably assured, or the estimated useful life of the improvement. Depreciation is not recorded during the period in which a long-lived asset or disposal group is classified as held for sale, even if the asset or disposal group continues to generate revenue during the period.

KO ENERGY

(A BUSINESS OF THE COCA-COLA COMPANY)

NOTES TO COMBINED ABBREVIATED FINANCIAL STATEMENTS (Continued)

(In thousands, unless otherwise stated)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Certain events or changes in circumstances may indicate that the recoverability of the carrying amount of property, plant and equipment should be assessed, including, among others, a significant decrease in market value, a significant change in the business climate in a particular market, or a current period operating or cash flow loss combined with historical losses or projected future losses. When such events or changes in circumstances are present, we estimate the future cash flows expected to result from the use of the asset (or asset group) and its eventual disposition. These estimated future cash flows are consistent with those we use in our internal planning. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment loss. The impairment loss recognized is the amount by which the carrying amount exceeds the fair value. We use a variety of methodologies to determine the fair value of property, plant and equipment, including appraisals and discounted cash flow models, which are consistent with the assumptions we believe hypothetical marketplace participants would use.

Trademarks

        The intangible assets included in our accompanying combined statements of assets acquired and liabilities assumed relate to trademarks and intellectual property specific to KO Energy and do not therefore include any allocated balances. There is no goodwill directly attributable to KO Energy. The trademarks are classified as intangible assets with indefinite lives not subject to amortization. The net carrying value of the trademarks was $43,333 as of December 31, 2014 and 2013.

        We test intangible assets determined to have indefinite useful lives, including trademarks, for impairment annually, or more frequently if events or circumstances indicate that assets might be impaired. We perform these annual impairment reviews as of the first day of our third fiscal quarter. We use a variety of methodologies in conducting impairment assessments of indefinite-lived intangible assets, including, but not limited to, discounted cash flow models, which are based on the assumptions we believe hypothetical marketplace participants would use. For indefinite-lived intangible assets, other than goodwill, if the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to that excess.

        There were no impairment charges recognized for the years ended December 31, 2014, 2013 and 2012.

Contingencies

        KO Energy is involved in various legal proceedings and tax matters. Due to their nature, such legal proceedings and tax matters involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties and governmental actions. Management assesses the probability of loss for such contingencies and accrues a liability and/or discloses the relevant circumstances, as appropriate. Any outstanding legal proceedings and tax matters are not being acquired by Monster.

Translation and Remeasurement

        The assets and liabilities of foreign operations are translated from their respective functional currencies to U.S. dollars at the appropriate spot rates as of the balance sheet date. Monetary assets

KO ENERGY

(A BUSINESS OF THE COCA-COLA COMPANY)

NOTES TO COMBINED ABBREVIATED FINANCIAL STATEMENTS (Continued)

(In thousands, unless otherwise stated)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and liabilities denominated in a currency that is different from an operation's functional currency must first be remeasured from the applicable currency to the operation's functional currency. Generally, foreign operations use the local currency as their functional currency. Income statement accounts are translated using the monthly average exchange rates during the year.

NOTE 3: INVENTORIES

        Inventories consist primarily of raw materials and finished goods (which include concentrates and syrups). Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods. Inventories consisted of the following:

December 31,	2014	2013
Raw materials	$2,366	$1,712
Finished goods	4,062	3,554

TOTAL INVENTORIES	$6,428	$5,266

NOTE 4: SIGNIFICANT CUSTOMERS

        The significant customers representing 10% or more of unit case sales volume and their respective unit case volume as a percentage of KO Energy total unit case sales volume are presented below for the twelve months ended December 31, 2014, 2013 and 2012:

December 31,	2014	2013	2012
Coca-Cola Refreshments	23.3%	23.5%	23.6%
Coca-Cola HBC AG	12.8%	14.3%	14.4%
Coca-Cola Enterprises, Inc.	11.3%	11.7%	11.9%
Coca-Cola Amatil Limited	10.1%	9.8%	10.0%

NOTE 5: RELATED PARTY TRANSACTIONS

        The Business sold $163,031, $148,343 and $150,178 of products to various consolidated KO affiliates during the years ended December 31, 2014, 2013 and 2012, respectively. Net sales to equity method investees were estimated at $130,306, $132,057 and $146,148 during the years ended December 31, 2014, 2013 and 2012, respectively, by comparing the unit case sales volume of KO Energy drinks sold by equity method investees with the total KO Energy brand unit case sales volume.

NOTE 6: SUBSEQUENT EVENTS

        Subsequent events have been evaluated through April 14, 2015, the date the combined abbreviated financial statements were issued. There are no subsequent events which have not been disclosed in these combined abbreviated financial statements.